                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

               INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Check the appropriate box:

[   ]  Preliminary Information Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14c-5(d)(2))
[ X ]  Definitive Information Statement


                        INFINITY BROADCASTING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required. A total fee of $3,385,404 was paid by Viacom Inc. in connection with the original filing of its S-4 Registration Statement (Registration No. 333-50452) on November 22, 2000 which includes this information statement.

[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

[  ]   Fee paid previously with preliminary materials:

[  ]   Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

                                [LOGO INFINITY]

                       Infinity Broadcasting Corporation
                              40 West 57th Street
                            New York, New York 10019

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

Dear Infinity Stockholder:

   I am pleased to inform you that Infinity Broadcasting Corporation and Viacom Inc. have agreed to merge. When the merger is completed, Viacom will issue
0.592 of a share of Viacom Class B common stock for each outstanding share of Infinity Class A common stock. On December 6, 2000, the last practicable trading day prior to the printing of this information statement/prospectus,
0.592 of a share of Viacom Class B common stock had a value of $32.56. The actual value you receive will depend on market prices at the time of the merger.

   The exchange ratio and the merger agreement are the result of an offer made by Viacom in August 2000. Infinity's board formed a special committee consisting of its two independent directors, who were advised by financial advisors and lawyers selected by the special committee. The special committee performed due diligence and negotiated with Viacom regarding its offer. The special committee has determined that the merger is fair to, and in the best interests of, Infinity and its stockholders, other than Viacom and its affiliates, determined that the merger and the merger agreement should be approved and declared advisable, and recommended that the Infinity board approve and declare the advisability of, the merger agreement and the merger. The board of directors of Infinity approved the merger after receiving the unanimous recommendation of the special committee.

   Viacom is a diversified entertainment company with preeminent positions in broadcast and cable television, radio, outdoor advertising and online. Viacom is a leader in the creation, promotion and distribution of entertainment, news, sports and music. In addition to Infinity, Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, Paramount Pictures, UPN, TNN: The National Network, CMT, Showtime, Blockbuster and Simon & Schuster. Viacom also recently agreed to acquire the Black Entertainment Television cable network.

   Please review the attached information statement/prospectus carefully for information about the merger. I am sure you will conclude, as I have, that this merger allows Infinity public stockholders to benefit from and participate in the tremendous growth opportunities created by the full integration of the Viacom and Infinity organizations. The transaction enhances Viacom's powerful and diverse operations and creates a company that is financially even stronger and is even better positioned to deliver superior returns to stockholders. As a result of the transaction, Infinity's significant free cash flow will be directly available to Viacom, increasing its opportunity to make cash flow accretive acquisitions and to repurchase its stock.

   Please note that this information statement/prospectus is for information only. Viacom controls approximately 90% of the combined voting power of all outstanding shares of Infinity common stock and has already acted by written consent to adopt the merger agreement and approve the merger. No further approval is necessary. If the merger is completed, you will be sent a notice that the merger has been completed and a letter of transmittal and instructions for the purpose of exchanging your share certificates.

   Thank you for your support.

                                      Sincerely,

                                      [SIG LOGO]

                                      Mel Karmazin
                                      Chairman, President and Chief Executive
                                       Officer

   For a discussion of risk factors associated with the merger, see "Risk Factors" beginning on page 13.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined whether this information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   This information statement/prospectus is dated December 8, 2000, and is first being mailed to stockholders on or about December 11, 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY...................................................................   3
  The Companies...........................................................   3
  Terms of the Merger.....................................................   4
  Ownership of Viacom Following the Merger................................   4
  Interests of Directors and Executive Officers of Infinity...............   4
  Fairness Opinions of Co-Financial Advisors to Infinity's Special
   Committee..............................................................   4
  The Merger..............................................................   4
  Viacom Summary Historical Financial Data................................   6
  CBS Summary Historical Financial Data...................................   7
  Infinity Summary Historical Financial Data..............................   8
  Summary Unaudited Pro Forma Combined Financial Information..............   9
  Unaudited Comparative Per Share Data....................................  10
  Comparative Market Prices and Dividends.................................  11
RISK FACTORS..............................................................  13
  Risks Relating to the Merger............................................  13
    Fixed Exchange Ratio May Result in Lower Value of Merger
     Consideration........................................................  13
  Risks Relating to Viacom's Business.....................................  13
    Expenditures by Advertisers Tend to Be Cyclical and Dependent on the
     Economic Prospects of Advertisers and the Economy in General Which
     Could Cause Viacom's Revenues from Advertisements to Decline
     Significantly in Any Given Period Generally or in Specific Markets...  13
    Viacom's Corporate Governance Structure Is Unusual and May Not Be a
     Successful Model for Managing Viacom.................................  13
    Mr. Redstone, Chairman and Chief Executive Officer of Viacom, Will
     Continue to Be the Controlling Stockholder of Viacom and Will
     Therefore Determine the Outcome of Most Stockholder Votes............  14
    The Split-off of Blockbuster from Viacom May Not Occur, Which May
     Hinder the Operations of Viacom's Different Businesses...............  14
    Viacom May Incur a Significant Loss Resulting from the Split-off of
     Blockbuster..........................................................  14
    Competitive Developments and Technologies May Adversely Affect
     Viacom's Future Market Share of Entertainment Audiences and
     Customers, Which in Turn May Affect Viacom's Advertising Revenues and
     Profitability .......................................................  14
    Acceptance of Viacom's Programming by the Public Is Difficult to
     Predict, Which Could Lead to Fluctuations in Revenues................  15
    Viacom's Revenues Are Dependent upon the Maintenance of Affiliation
     Agreements...........................................................  16
    Changes in or Viacom's Noncompliance with Federal Communications Laws and Regulations May Have an Adverse Effect on Viacom's Business......  16
    Viacom Has Environmental, Asbestos and Other Contingent Liabilities
     That Could Have a Significant Impact on Viacom.......................  17
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  18
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  19
THE MERGER................................................................  27
  Background to the Merger................................................  27
  Viacom's Reasons for the Merger.........................................  32

                                                                          Page
                                                                          ----
  Infinity's Reasons for the Merger; Recommendation of the Special
   Committee of Infinity's
   Board of Directors and Infinity's Board of Directors..................  33
  Opinions of Co-Financial Advisors to the Special Committee of
   Infinity's Board of Directors.........................................  35
  Accounting Treatment...................................................  54
  Federal Income Tax Consequences........................................  54
  Merger Consideration...................................................  55
  Conversion of Shares; Procedures for Exchange of Certificates;
   Fractional Shares.....................................................  55
  Litigation.............................................................  56
  Effective Time of the Merger...........................................  57
  Federal Securities Laws Consequences...................................  57
  No Dissenters' Rights of Appraisal.....................................  57
  Regulatory Approvals...................................................  57
  Listing on the New York Stock Exchange of Viacom's Class B Common Stock
   to Be Issued
   in the Merger.........................................................  57
  Delisting and Deregistration of Infinity Class A Common Stock;
   Cessation of
   Infinity Periodic Reporting...........................................  57
THE MERGER AGREEMENT.....................................................  58
  The Merger.............................................................  58
  Approval of the Merger.................................................  58
  Effective Time and Closing of the Merger...............................  58
  Conversion of Securities...............................................  58
  Representations and Warranties of Viacom and Infinity..................  59
  Mutual Covenants of Viacom and Infinity................................  59
  Conduct of Business Prior to the Closing...............................  60
  Notification of Certain Matters........................................  61
  Conditions to Closing..................................................  61
  Termination............................................................  62
  Stock Options and Other Plans..........................................  62
INTERESTS OF INFINITY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER.....  63
  Indemnification Arrangements...........................................  63
  Compensation of Members of the Special Committee.......................  63
  Relationships of Directors and Executive Officers with Viacom..........  64
THE COMPANIES............................................................  65
  Viacom's Business......................................................  65
  Infinity's Business....................................................  67
COMPARISON OF RIGHTS OF HOLDERS OF VIACOM CLASS B COMMON STOCK AND
 INFINITY CLASS A COMMON STOCK...........................................  68
STOCKHOLDER PROPOSALS....................................................  78
LEGAL MATTERS............................................................  78
EXPERTS..................................................................  78
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS
 BY REFERENCE............................................................  79
  Viacom.................................................................  79
  CBS....................................................................  80
  Infinity...............................................................  80

 ANNEXES
    Annex A Agreement and Plan of Merger
    Annex B Opinion of Deutsche Bank Securities Inc., co-financial advisor to the special committee of Infinity's board of directors
    Annex C Opinion of Bear, Stearns & Co. Inc., co-financial advisor to the special committee of
            Infinity's board of directors

   This information statement/prospectus incorporates documents and important business and financial information by reference that are not included as part of or delivered with this document. Each of Viacom and Infinity undertakes to provide, without charge, to each person, including any beneficial owner of Infinity common stock, to whom a copy of this information statement/prospectus has been delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated into this document by reference, other than exhibits to those documents unless the exhibits are specifically incorporated into this document by reference. Requests for these documents should be directed, in the case of documents relating to Viacom or any of its subsidiaries, to Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attention: Investor Relations, phone number: (212) 258-6700, and, in the case of documents relating to Infinity or any of its subsidiaries, to Infinity Broadcasting Corporation, 40 West 57th Street, New York, New York 10019,
Attention: Secretary, phone number: (212) 975-4321. In order to ensure timely delivery of requested documents, requests should be made by January 3, 2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q. What transaction is being proposed?

A. Viacom is proposing to acquire all of the outstanding shares of Infinity that it does not currently own for 0.592 of a share of Viacom non-voting Class B common stock per Infinity share. The acquisition will be effected by the merger of Infinity with and into a wholly owned subsidiary of Viacom.

Q.    How much of Infinity does Viacom currently own?

A. Viacom currently owns 100% of the outstanding shares of Infinity Class B common stock and none of the outstanding shares of Infinity Class A common stock. Each share of Infinity Class B common stock has five votes per share and each share of Infinity Class A common stock has one vote per share. Viacom's ownership of Infinity Class B common stock represents approximately 64.2% of the total outstanding shares of Infinity Class A and Class B common stock and approximately 90% of the combined voting power of the outstanding shares of Infinity Class A and Class B common stock.

Q.    Why are the two companies proposing to merge?

A. The merger allows Infinity stockholders to benefit from and participate in the tremendous growth opportunities created by the full integration of Viacom and Infinity. The transaction enhances Viacom's powerful and diverse operations and creates a company that is financially even stronger and is even better positioned to deliver superior returns to stockholders. To review the reasons for the merger in greater detail, see pages 32 through 35.

Q.    What will I receive in the merger?

A. You will be entitled to receive 0.592 of a share of Viacom non-voting Class B common stock in exchange for each share of Infinity Class A common stock you own at the time of the merger. Viacom will not issue fractional shares. Instead, you will receive a payment equal to the market value of the fractional share.

    For example:

    . If you currently own 1,000 shares of Infinity Class A common stock, then after the merger, you will be entitled to receive 592 shares of Viacom non-voting Class B common stock.

    . If you currently own 100 shares of Infinity Class A common stock, then after the merger you will be entitled to receive 59 shares of Viacom non-voting Class B common stock and a check for the market value of the 0.2 fractional share of Viacom non-voting Class B common stock to which you would otherwise be entitled.

    On December 6, 2000, the last practicable trading day prior to the printing of this information statement/prospectus, the closing price per share on the NYSE of Viacom Class B common stock was $55 and of Infinity Class A common stock was $32 3/8.

    Each outstanding Infinity stock option will be converted into an option to purchase shares of Viacom non-voting Class B common stock. The number of shares subject to each option and the exercise price will be adjusted to reflect the exchange ratio of the merger. Stock option vesting schedules will not be affected by the merger.

     For example:

    . If you currently have options to purchase 1,000 shares of Infinity
      Class A common stock at an exercise price of $20.00 per share, then after the merger, you will have options to purchase 592 shares of Viacom non-voting Class B common stock at $33.78 per share.

Q.    As an Infinity stockholder, how will the merger affect me?

A. After the merger, you will own shares of Viacom non-voting Class B common stock. The holders of Viacom Class A common stock have all the voting rights of Viacom's currently outstanding capital stock. A majority of the Viacom Class A common stock is held by National Amusements, Inc. which, in turn, is controlled by Sumner M. Redstone, the Chairman and Chief Executive Officer of Viacom.

Q.    Why is there no Infinity stockholder meeting about this transaction?

A. No Infinity stockholder meeting is necessary because Viacom indirectly controls sufficient shares of Infinity common stock to approve the merger by written consent and has already executed a written consent in favor of the merger.

Q.    Should I send in my stock certificates now?

A. No. After the merger is completed, Viacom will appoint an exchange agent to coordinate the exchange of your shares of Infinity Class A common stock for shares of Viacom non-voting Class B common stock. The exchange agent will send you a letter of transmittal and written instructions on how to exchange your stock certificates.

Q.    When do you expect the merger to be completed?

A. We are working to complete the merger as soon as possible, but we must first satisfy the conditions to completion of the merger set forth in the merger agreement. We hope to complete the merger the week of January 8, 2001. Infinity has set December 8, 2000 as the record date on which stockholders who own shares of Infinity Class A common stock will be sent a copy of this information statement/prospectus.

Q.    What are the tax consequences of the merger to me?

A. The exchange of Infinity Class A common stock for Viacom non-voting Class B common stock is expected to be tax-free for federal income tax purposes. However, you will have to pay taxes on any payments you receive for fractional shares. We recommend that you read carefully the complete explanation of the tax consequences of the merger on pages 54 through 55.

Q.    Who can help answer my questions?

A. If you would like additional copies of this information statement/prospectus, or if you have questions about the merger, you should contact:

                       Infinity Broadcasting Corporation
                              40 West 57th Street
                            New York, New York 10019
                              Attention: Secretary
                          Phone Number: (212) 975-4321

                                    SUMMARY
   This summary highlights selected information from this information statement/prospectus, and may not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully this entire information statement/prospectus and the documents to which we have referred you. See "Where You Can Find More Information and Incorporation of Documents by Reference" on page 79. The merger agreement is attached as Annex A to this information statement/prospectus. We encourage you to read the merger agreement carefully in its entirety as it is the legal document that governs the merger.

The Companies

Viacom Inc.
1515 Broadway
New York, NY 10036
(212) 258-6000

   Viacom is a diversified entertainment company with operations in seven segments: Cable Networks, Television, Entertainment, Video, Publishing, Online and Infinity. The Cable Networks segment operates MTV: MUSIC TELEVISION(R), SHOWTIME(R), NICKELODEON(R)/NICK AT NITE(R), VH1 MUSIC FIRST(R), TV LAND(R),
TNN: THE NATIONAL NETWORK(TM) (formerly, The Nashville Network) and COUNTRY MUSIC TELEVISION(TM), among other program services. The Television segment consists of the CBS(R) and UPN(R) television networks, Viacom's 39 broadcast television stations, and production and distribution of television programming through PARAMOUNT TELEVISION(R), VIACOM(R) PRODUCTIONS, SPELLING TELEVISION(R), BIG TICKET TELEVISION(R) and CBS(R) ENTERPRISES (including KING WORLD(R) PRODUCTIONS). The Entertainment segment produces and distributes theatrical motion pictures through PARAMOUNT PICTURES(R), operates movie theater and music publishing operations and, through PARAMOUNT PARKS(R), owns and operates five theme parks and a themed attraction in the United States and Canada. The Video segment consists of an approximately 82% equity interest in BLOCKBUSTER(R) INC., which operates and franchises video stores worldwide, primarily under the BLOCKBUSTER(R) brand. The remainder of Blockbuster's common stock was sold to the public in August 1999. The Publishing segment publishes and distributes consumer books and related multimedia products, under such imprints as SIMON & SCHUSTER(R), POCKET BOOKS(R), SCRIBNER(R) and THE FREE PRESS(TM). The Online segment provides online music and children's destinations featuring entertainment, information, community tools and e-commerce, through SonicNet.com and Internet sites currently related to MTV: MUSIC TELEVISION, NICKELODEON/NICK AT NITE, VH1 MUSIC FIRST and COUNTRY MUSIC TELEVISION. The Online segment also includes other Internet businesses, which consist primarily of the operation of the Internet site CBS.com and the investment in iWon, Inc. Viacom also has investments in other Internet based companies such as MarketWatch.com, Inc., SportsLine.com, Inc. and Hollywood.com, Inc. The Infinity segment currently consists of an approximately 64.2% equity interest in Infinity Broadcasting Corporation. On November 2, 2000, Viacom entered into an agreement with BET Holding II, Inc. to acquire The Black Entertainment Television cable network.

Infinity Broadcasting Corporation
40 West 57th Street
New York, NY 10019
(212) 314-9200

   Infinity is one of the largest radio broadcasting and outdoor advertising companies in the United States, as well as the largest outdoor advertising company in North America. Infinity's operations are focused on the out-of-home media business and are aligned in two segments: Radio and Outdoor. Infinity's 187 radio stations serve 41 markets, 37 of which are in the top 50 U.S. markets. Infinity manages and holds a minority equity investment in Westwood One. Westwood One is a leader in producing and distributing syndicated and network radio programming. Infinity's radio stations serve diverse target audiences through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk and country, and Infinity has established leading franchises in news, sports and personality programming. Infinity believes that this diversity provides advertisers with the convenience to select stations to reach a targeted audience group or to select groups of stations to reach broad groups of consumers within and across markets.

   Infinity's Outdoor segment sells advertising space on various media, including billboards, bulletins, buses, bus shelters and benches, trains, train platforms and terminals throughout commuter rail systems, mall posters and on phone kiosks. Infinity has outdoor advertising operations in more than 90 markets and all 50 of the largest metropolitan markets in the United States, 14 of the 15 largest metropolitan markets in Canada and all of the 45 largest metropolitan markets in Mexico. Infinity also owns outdoor advertising properties in Europe, with operations in the United Kingdom, The Netherlands, France, Italy and Ireland.

   As of December 8, 2000, the record date, there were 700 million shares of Infinity Class B common stock and approximately 391 million shares of Infinity Class A common stock outstanding. Viacom beneficially owns 100% of the outstanding shares of Infinity Class B common stock and none of the outstanding shares of Infinity Class A common stock. As of December 8, 2000, the record date, the outstanding Infinity Class B common stock represented approximately 64.2% of all outstanding shares of Infinity common stock and approximately 90.0% of the combined voting power of all outstanding shares of Infinity common stock.

Terms of the Merger

   Infinity will merge with and into IBC Merger Corp., a wholly owned subsidiary of Viacom, with IBC Merger Corp. continuing as the surviving entity in the merger.

Ownership of Viacom Following the Merger

   We anticipate that current holders of Infinity Class A common stock will receive approximately 231 million shares of Viacom Class B common stock in the merger. Based on this number, immediately following the merger, the former Infinity stockholders (other than Viacom and its subsidiaries) are expected to hold approximately 14.4% of all outstanding shares of Viacom non-voting Class B common stock. The Viacom voting Class A common stock will continue to be controlled by National Amusements which, in turn, is controlled by Mr. Redstone.

Interests of Directors and Executive Officers of Infinity

   You should be aware that a number of directors and executive officers of Infinity may have interests in the merger that are different from, or in addition to, yours. See page 63.

Fairness Opinions of Co-Financial Advisors to Infinity's Special Committee

   In deciding to approve the merger, the special committee of Infinity's board of directors considered the opinions of the special committee's co-financial advisors, Deutsche Banc Alex. Brown and Bear, Stearns & Co. Inc., to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth in those opinions, the exchange ratio of 0.592 of a share of Viacom Class B common stock to be issued by Viacom in the merger in exchange for each outstanding share of Infinity Class A common stock was fair, as of the date of those opinions, from a financial point of view, to the stockholders of Infinity, other than Viacom and its affiliates. The full text of these written opinions is attached as Annex B and Annex C, respectively, to this information statement/prospectus. We encourage you to read these opinions carefully.

The Merger

 Conditions to the Merger

   We will complete the merger only if various conditions are satisfied or waived, including the following:

  . the merger and the merger agreement have been approved by the requisite vote of Infinity's stockholders;

  . no governmental authority or court prohibits the merger or makes the merger illegal;

  . the registration statement of which this information statement/prospectus forms a part has been declared effective by the SEC and no stop order suspending its effectiveness is in effect;

  . the shares of Viacom Class B common stock to be issued to stockholders of Infinity in the merger have been authorized for listing by the NYSE, subject to official notice of issuance;

    all Federal Communications Commission authorizations, consents, waivers, orders or approvals necessary to complete the merger have been obtained;

  . each of Viacom and Infinity has certified to the other that its representations and warranties in the merger agreement are true and correct, except as would not have a material adverse effect, and that its obligations under the merger agreement have been complied with in all material respects; and

  . each of Viacom and Infinity has obtained an opinion from its tax counsel that the merger will be tax-free.

 Termination of the Merger Agreement

   The boards of directors of Viacom and Infinity can jointly agree to terminate the merger agreement at any time without completing the merger if such termination is also approved by the special committee of Infinity's board of directors. In addition, the merger agreement may be terminated:

  . by either Viacom or Infinity, if the merger is not completed by April 30, 2001;

  . by Viacom, if the special committee of Infinity's board of directors or Infinity's board of directors withdraws, modifies or changes its recommendation of the merger in a manner adverse to Viacom or resolves to do so;

  . by either Viacom or Infinity, if a governmental authority has issued a final and nonappealable order prohibiting the merger; or

  . by either Viacom or Infinity, if, in the case of Infinity, either Viacom or IBC Merger Corp., or, in the case of Viacom, Infinity, breaches in any material respect any of its representations or warranties in the merger agreement, or any of Viacom, IBC Merger Corp. or Infinity materially fails to comply with any of its obligations under the merger agreement, in each case, such that the conditions to closing relating to the representations and warranties or covenants would not be satisfied.

 No Dissenters' Rights of Appraisal

   Infinity stockholders do not have appraisal rights in connection with the merger.

 Accounting Treatment

   The merger will be accounted for at historical costs, with the exception of the minority interest which will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the cost to acquire the Infinity minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill and amortized over its estimated useful life.

 Regulatory Approvals

   The completion of the merger is conditioned on the prior approval of the Federal Communications Commission with respect to the transfer of certain FCC licenses.
                                    *  *  *

                    Viacom Summary Historical Financial Data

   The summary consolidated financial data presented below have been derived from, and should be read together with, Viacom's audited consolidated financial statements and the accompanying notes included in Viacom's Annual Report on Form 10-K for the year ended December 31, 1999 and the unaudited interim consolidated financial statements and the accompanying notes included in Viacom's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each of which is incorporated by reference into this information statement/prospectus.

                          Statement of Operations Data
                    (in millions, except per share amounts)

                              Nine Months
                          Ended September 30,          Year Ended December 31,
                          --------------------- --------------------------------------
                           2000(a)      1999     1999    1998     1997    1996   1995
                          ----------- --------- ------- -------  ------- ------ ------
                              (Unaudited)
Revenues................  $   13,900  $   9,286 $12,859 $12,096  $10,685 $9,684 $8,700
Depreciation............         528        367     497     442      447    331    244
Amortization of
 intangibles............         932        249     348     336      325    323    316
Operating income........         722        881   1,247     752      685  1,197  1,247
Earnings (loss) from
 continuing operations..        (394)       239     372     (44)     374    152     88
Net earnings (loss).....        (847)       201     334    (122)     794  1,248    223
Net earnings (loss)
 attributable to common
 stock..................        (847)       189     322    (150)     734  1,188    163
Earnings (loss) per
 common share:
Basic:
  Earnings (loss) from
   continuing
   operations...........  $     (.35) $     .33 $   .52 $  (.10) $   .44 $  .13 $  .04
  Net earnings (loss)...  $     (.75) $     .27 $   .46 $  (.21) $  1.04 $ 1.63 $  .22
Diluted:
  Earnings (loss) from
   continuing
   operations...........  $     (.35) $     .32 $   .51 $  (.10) $   .44 $  .13 $  .04
  Net earnings (loss)...  $     (.75) $     .27 $   .45 $  (.21) $  1.04 $ 1.62 $  .22
Weighted average shares
 outstanding:
  Basic.................       1,134        695     695     709      706    728    725
  Diluted...............       1,134        709     710     709      709    735    750

                               Balance Sheet Data
                                 (in millions)

                                                      At December 31,
                         At September 30, ---------------------------------------
                             2000(a)       1999    1998    1997    1996    1995
                         ---------------- ------- ------- ------- ------- -------
                           (Unaudited)
Intangibles, net........     $61,643      $11,479 $11,557 $14,700 $14,894 $16,153
Total assets............      82,423       24,486  23,613  28,289  28,834  28,991
Long-term debt, net of
 current portion........      12,639        5,698   3,813   7,423   9,856  10,712
Stockholders' equity....      48,195       11,132  12,050  13,384  12,587  12,094

--------
(a) Includes financial information for CBS from the date of its merger with and into Viacom on May 4, 2000. Accordingly, operating results and financial position are not necessarily comparable on a year-to-year basis.

                     CBS Summary Historical Financial Data

   The merger of CBS Corporation with and into Viacom was completed on May 4, 2000. Accordingly, relevant financial information for CBS is not reflected in the historical financial statements of Viacom for the periods set forth below. The summary unaudited consolidated financial data presented below have been derived from, and should be read together with, the audited consolidated financial statements of CBS and the accompanying notes included in CBS' Annual Report on Form 10-K for the year ended December 31, 1999 and the unaudited interim consolidated financial statements and the accompanying notes for the quarter ended March 31, 2000 included in Viacom's Current Report on Form 8-K/A filed July 17, 2000, each of which is incorporated by reference into this information statement/prospectus.

                          Statement of Operations Data
                    (in millions, except per share amounts)

                           Three Months
                            Ended March
                                31,            Year Ended December 31,
                           -------------- -----------------------------------
                            2000    1999   1999   1998    1997   1996   1995
                           ------  ------ ------ ------  ------ ------ ------
                            (Unaudited)
Revenues.................. $2,406  $1,769 $7,373 $6,805  $5,367 $4,143 $1,074
Depreciation..............     69      33    148    137     120    105     32
Amortization of
 intangibles..............    228     116    521    434     325    174     25
Operating income..........    222     123    956    482     253     54    160
Net earnings (loss).......    (38)    387    780    (21)    549     95    (10)
Net earnings (loss) per
 common share:
  Basic................... $ (.05) $  .56 $ 1.10 $ (.03) $  .84 $  .12 $ (.25)
  Diluted................. $ (.05) $  .55 $ 1.08 $ (.03) $  .84 $  .12 $ (.25)
Weighted average shares
 outstanding:
  Basic...................    752     693    702    696     629    401    370
  Diluted.................    752     708    721    696     629    401    370

                               Balance Sheet Data
                                 (in millions)

                                                   At December 31,
                          At March 31, ---------------------------------------
                              2000      1999    1998    1997    1996    1995
                          ------------ ------- ------- ------- ------- -------
                          (Unaudited)
Total assets(a)..........   $33,093    $33,738 $22,058 $20,604 $21,116 $18,548
Intangibles, net.........    24,548     24,917  15,463  12,727  11,320   6,638
Long-term debt, net of
 current portion(a)......     4,072      4,158   2,888   3,676   5,566   7,383
Stockholders' equity.....    15,790     16,147   9,054   8,080   5,731   1,453

--------
(a) Financial information for all periods presented includes amounts for both continuing and discontinued operations.

                   Infinity Summary Historical Financial Data

   On May 4, 2000, CBS Corporation, the former controlling stockholder of Infinity, merged with and into Viacom. As a result, Viacom beneficially owns 100% of the outstanding shares of Infinity Class B common stock. As of December 8, 2000, the record date, the Class B common stock held by Viacom represented approximately 64.2% of all of the outstanding shares of Infinity Class A and Class B common stock and approximately 90.0% of the combined voting power of the outstanding shares of Infinity Class A and Class B common stock. The summary consolidated financial data presented below has been derived from, and should be read together with, Infinity's audited consolidated financial statements and the accompanying notes included in Infinity's Annual Report on Form 10-K for the year ended December 31, 1999 and the unaudited interim consolidated financial statements and the accompanying notes included in Infinity's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, each of which is incorporated by reference into this information statement/prospectus.

                          Statement of Operations Data
                    (in millions, except per share amounts)

                          Nine Months
                             Ended
                         September 30,         Year Ended December 31,
                         -------------- --------------------------------------
                          2000  1999(a) 1999(a) 1998(a)  1997  1996(a) 1995(a)
                         ------ ------- ------- ------- ------ ------- -------
                          (Unaudited)
Revenues................ $2,789 $1,690  $2,449  $1,893  $1,480  $554    $216
Depreciation............    129     25      43      27      20    12       4
Amortization of
 intangibles............    382    195     282     223     177    46      14
Operating income........    743    497     741     542     372   139      53
Net earnings............    283    259     377     235     178    72      28
Net earnings per common
 share:
  Basic................. $  .26 $  .30  $  .44  $  .33  $  .25  $.10    $.04
  Diluted............... $  .26 $  .30  $  .43  $  .33  $  .25  $.10    $.04
Weighted average shares
 outstanding:
  Basic.................  1,088    852     867     706     700   700     700
  Diluted...............  1,092    852     868     706     700   700     700

                               Balance Sheet Data
                                 (in millions)

                                                       At December 31,
                         At September 30, -----------------------------------------
                               2000       1999(a) 1998(a)(b)  1997  1996(a) 1995(a)
                         ---------------- ------- ---------- ------ ------- -------
                           (Unaudited)
Intangibles, net........     $17,537      $15,928   $9,359   $6,433 $6,588  $1,655
Total assets............      21,400       19,327   10,798    7,074  7,262   1,878
Long-term debt, net of
 current portion........       3,638        1,906      524        2    150      --
Stockholders' equity....      15,682       15,591    8,858    6,397  6,419   1,660

--------
(a) Includes financial information for the following acquired entities from their respective dates of acquisition: the outdoor advertising operations of Outdoor Systems, Inc. as of December 7, 1999; the radio operations of American Radio on June 4, 1998; Infinity Media Corporation on December 31, 1996; and the radio operations of CBS Inc. on November 24, 1995. Accordingly, operating results are not necessarily comparable on a year-to-year basis.
(b) In December 1998, Infinity completed an initial public offering of 155,250,000 shares of its Class A common stock.

           Summary Unaudited Pro Forma Combined Financial Information

   The following summary unaudited pro forma combined financial information is derived from and should be read together with the information provided in the section of this information statement/prospectus captioned "Unaudited Pro Forma Combined Condensed Financial Information" and the notes thereto. The summary unaudited pro forma combined condensed financial information is based upon the historical financial statements of Viacom, adjusted for the Viacom/Infinity merger, Viacom/CBS merger, and other transactions. The unaudited pro forma combined condensed statement of operations data for the nine months ended September 30, 2000 and the year ended December 31, 1999 is presented as if the Viacom/Infinity merger, the Viacom/CBS merger and other transactions had occurred on January 1, 1999. The unaudited pro forma combined balance sheet data at September 30, 2000 is presented as if the Viacom/Infinity merger had occurred on September 30, 2000.

   The summary unaudited pro forma combined condensed financial data is for illustrative purposes only and does not necessarily indicate the operating results or financial position that would have been achieved had the Viacom/Infinity merger, the Viacom/CBS merger and other transactions been completed as of the dates indicated or of the results that may be obtained in the future. In addition, the data does not reflect synergies that might be achieved from combining these operations.

           Unaudited Pro Forma Combined Statement of Operations Data
                    (in millions, except per share amounts)

                                             Nine Months
                                                Ended           Year Ended
                                          September 30, 2000 December 31, 1999
                                          ------------------ -----------------
Revenues.................................      $17,354            $22,157
Operating income.........................          707              1,304
Earnings (loss) from continuing
 operations before income taxes..........          (16)               461
Loss from continuing operations..........         (702)              (435)
Net loss from continuing operations
 attributable to common stock............         (702)              (448)
Basic and diluted loss from continuing
 operations per share....................         (.40)              (.26)
Weighted average shares outstanding:
  Basic..................................        1,739              1,737
  Diluted................................        1,739              1,737

                Unaudited Pro Forma Combined Balance Sheet Data
                                 (in millions)

                                                           At September 30, 2000
                                                           ---------------------
Total assets..............................................        $90,181
Total long-term debt, net of current portion..............         12,639
Stockholders' equity......................................         61,605

                      Unaudited Comparative Per Share Data

   The following tables present the Viacom and Infinity historical and pro forma combined and Infinity pro forma equivalent per share data as of and for the nine months ended September 30, 2000 and as of and for the twelve months ended December 31, 1999.

                                                                       Infinity
Nine Months Ended           Viacom    Infinity                         Pro Forma
or at September 30, 2000  Historical Historical Pro Forma Combined  Equivalent(/3/)
------------------------  ---------- ---------- ------------------- ---------------
Earnings (loss) per
 common share from
 continuing
 operations:(/1/)
  Basic.................    $ (.35)    $  .26         $ (.40)           $ (.24)
  Diluted...............      (.35)       .26           (.40)             (.24)
Book value per common
 share:(/2/)............    $32.10     $14.38         $35.55            $21.05
Cash dividends per
 common share...........       --         --             --                --
                                                                       Infinity
Twelve Months Ended         Viacom    Infinity                         Pro Forma
or at December 31, 1999   Historical Historical Pro Forma Combined  Equivalent(/3/)
-----------------------   ---------- ---------- ------------------- ---------------
Earnings (loss) per
 common share from
 continuing
 operations:(/1/)
  Basic.................    $  .52     $  .44         $ (.26)           $ (.15)
  Diluted...............       .51        .43           (.26)             (.15)
Book value per common
 share:(/2/)(/4/).......    $15.95     $14.53            N/A               N/A
Cash dividends per
 common share...........       --         --             --                --

--------
(/1/)The weighted average common shares outstanding used in calculating pro forma combined basic and diluted loss from continuing operations per common share, as adjusted for all transactions, are calculated assuming that the estimated number of shares of Viacom common shares to be issued in the merger were outstanding from January 1, 1999. For both periods presented, the weighted average common shares outstanding used in calculating pro forma combined diluted loss from continuing operations per common share do not include the impact of Viacom stock options, as they are anti-dilutive.
(/2/)The book value per common share amounts for Viacom and Infinity were calculated by dividing shareholders' equity by the number of common shares outstanding at the end of the period. The common shares outstanding used in calculating pro forma combined book value per share include approximately 1.5 billion and approximately 698 million of Viacom common shares outstanding at September 30, 2000 and December 31, 1999, respectively, plus approximately 231 million shares representing the estimated number of Viacom common shares to be issued in the merger.
(/3/)Infinity pro forma equivalent amounts are calculated by multiplying the respective pro forma combined per common share amounts by the exchange ratio of 0.592.

(/4/)N/A--Not Applicable

                    Comparative Market Prices and Dividends

   Viacom Class A common stock and Class B common stock are listed and traded on the NYSE under the symbols "VIA" and "VIA.B," respectively. Infinity Class A common stock is listed and traded on the NYSE under the symbol "INF."

   On February 25, 1999, the Board of Directors of Viacom declared a 2-for-1 split of its common stock, to be effected in the form of a dividend. The additional shares were issued on March 31, 1999 to stockholders of record on March 15, 1999. All common share and per share amounts have been adjusted to reflect the stock split for all periods presented.

   The following tables set forth, for the calendar periods indicated, the per share range of high and low sales prices for Viacom Class A common stock, Viacom Class B common stock and Infinity Class A common stock as reported on the NYSE or by the American Stock Exchange, together with the dividend declaration history of Viacom and Infinity. Only shares of Viacom Class B common stock will be issued to stockholders of Infinity in the merger in exchange for their shares of Infinity Class A common stock.

                                        Viacom Class A       Viacom Class B
                                       Common Stock(/1/)    Common Stock(/1/)
                                      ------------------- ---------------------
                                        High       Low      High        Low
                                      --------- --------- --------- -----------
1998
  1st Quarter........................ $27 1/8   $19 15/16 $27 17/32 $20 1/4
  2nd Quarter........................  30 1/2    26 1/8    30 5/8    26 13/32
  3rd Quarter........................  34 11/16  24 5/8    35        24 3/4
  4th Quarter........................  36 29/32  25 7/16   37 1/8    25 163/512
1999
  1st Quarter........................ $45 1/2   $35 5/16  $45 15/16 $35 3/8
  2nd Quarter(/2/)...................  48 3/4    36 11/16  49 3/16   36 5/8
  3rd Quarter........................  49 5/8    38 7/16   48 3/4    38 9/16
  4th Quarter........................  60 7/16   40 5/16   60 7/16   39 13/16
2000
  1st Quarter........................ $63 5/16  $49 9/16  $63 1/4   $49 9/16
  2nd Quarter........................  71 1/4    46 1/16   70 7/8    45 11/16
  3rd Quarter........................  76 1/16   55        75 7/8    54 1/8
  4th Quarter (through December 6,
   2000).............................  59 13/16  44 9/16   59 7/8    44 5/16

--------
(/1/)Viacom has not declared any cash dividends on its Class A or Class B common stock and has no present intention of doing so.
(/2/)As of April 8, 1999, Viacom Class A and Class B common stock ceased trading on the American Stock Exchange and commenced trading on the NYSE.

                                                              Infinity Class A
                                                              Common Stock(/1/)
                                                             -------------------
                                                               High       Low
                                                             --------- ---------
1998
  1st Quarter............................................... --        --
  2nd Quarter............................................... --        --
  3rd Quarter............................................... --        --
  4th Quarter (from December 10, 1998)...................... $27 1/8   $22 1/16
1999
  1st Quarter............................................... $28 3/4   $23 1/2
  2nd Quarter...............................................  33 1/2    24 3/16
  3rd Quarter...............................................  30 3/16   24 15/16
  4th Quarter...............................................  41 1/2    27 3/4
2000
  1st Quarter............................................... $38 1/4   $30 1/4
  2nd Quarter...............................................  37 1/8    27 1/4
  3rd Quarter...............................................  39 11/16  30 3/8
  4th Quarter (through December 6, 2000)....................  34 13/16  23 1/8

--------
(/1/)Infinity has not declared any cash dividends on its Class A common stock since its initial public offering.

   The following table sets forth the closing sales prices per share as reported on the New York Stock Exchange of Viacom Class A common stock, Viacom Class B common stock and Infinity Class A common stock on August 14, 2000 (the last trading day prior to the announcement by Viacom that it had made a proposal to Infinity regarding the merger), October 30, 2000 (the last trading day prior to the announcement of the execution of the merger agreement) and December 6, 2000 (the last practicable trading day prior to the printing of this information statement/prospectus), and the equivalent closing price per share of Infinity Class A common stock. The equivalent price per share of Infinity Class A common stock is equal to the closing price per share of Viacom Class B common stock on that date multiplied by 0.592, the number of shares of Viacom Class B common stock to be issued in the merger in exchange for each share of Infinity Class A common stock.

                         Viacom Class A Viacom Class B Infinity Class A Infinity Class A
                           Historical     Historical      Historical       Equivalent
                         -------------- -------------- ---------------- ----------------
August 14, 2000.........     $71.38         $71.00          $35.25           $42.03
October 30, 2000........     $55.50         $55.56          $30.50           $32.89
December 6, 2000........     $55.00         $55.00          $32.38           $32.56

   The market prices of shares of Viacom Class A common stock, Viacom Class B common stock and Infinity Class A common stock are subject to fluctuations. As a result, Viacom and Infinity shareholders are urged to obtain current market quotations.

                                  RISK FACTORS

   Infinity's board of directors is using this information statement/prospectus to inform Infinity's public stockholders about Viacom's proposed acquisition of the outstanding shares of Infinity common stock not currently owned by Viacom. Following are risks associated with the merger and your ownership of the shares of Viacom non-voting Class B common stock you will receive in the merger. These matters should be considered along with the other information included or incorporated by reference in this information statement/prospectus. We have separated the risks into two groups:

  .  risks relating to the merger; and

  .  risks relating to Viacom's business.

Risks Relating to the Merger

Fixed Exchange Ratio May Result in Lower Value of Merger Consideration

   Upon completion of the merger, each share of Infinity Class A common stock will be exchanged for 0.592 of a share of Viacom non-voting Class B common stock. This exchange ratio is fixed and will not be adjusted as a result of any increase or decrease in the price of either Viacom non-voting Class B common stock or Infinity Class A common stock. Any change in the price of Viacom non-voting Class B common stock will affect the value of the consideration the Infinity stockholders receive in the merger. In addition, because the merger will be completed only after all the conditions to the merger are satisfied or waived, there is no way to be sure that the price of Viacom non-voting Class B common stock or Infinity Class A common stock at the time the merger is completed will be the same as their prices on the date of this information statement/prospectus or the effective date of the written consent approving the merger delivered by CBS Broadcasting, Inc. Changes in the business, operations or prospects of Viacom or Infinity, regulatory considerations, general market and economic conditions and other factors may affect the prices of Viacom non-voting Class B common stock, Infinity Class A common stock or both. Many of those factors are beyond our control. You are encouraged to obtain current market quotations for both Viacom non-voting Class B common stock and Infinity Class A common stock.

Risks Relating to Viacom's Business

Expenditures by Advertisers Tend to Be Cyclical and Dependent on the Economic Prospects of Advertisers and the Economy in General Which Could Cause Viacom's Revenues from Advertisements to Decline Significantly in Any Given Period Generally or in Specific Markets

   Viacom derives a substantial portion of its revenues from the sale of advertising on its television stations, cable networks, radio stations and outdoor displays. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers' spending priorities or increase the time it takes to close a sale with Viacom's advertisers. This could cause revenues of Viacom from advertisements to decline significantly in any given period. In addition, because a substantial portion of Viacom's revenues will be derived from local advertisers, Viacom's ability to generate advertising revenues in specific markets could be adversely affected by local or regional economic downturns.

Viacom's Corporate Governance Structure Is Unusual and May Not Be a Successful Model for Managing Viacom

   In connection with its merger with CBS in May 2000, Viacom agreed to a variety of unusual corporate governance arrangements. The resulting governance structure is unusual because, compared to other large U.S. corporations, the Chief Operating Officer of Viacom has more autonomy and this autonomy cannot easily be limited, unless a supermajority of the Viacom board of directors disagrees with the COO. There can be no assurance that these arrangements will prove to be a successful model for managing Viacom.

Mr. Redstone, Chairman and Chief Executive Officer of Viacom, Will Continue to Be the Controlling Stockholder of Viacom and Will Therefore Determine the Outcome of Most Stockholder Votes

   National Amusements, which is controlled by Mr. Redstone, owns approximately 68% of the voting power of all outstanding shares of Viacom stock. The former holders of Infinity Class A common stock, who currently hold approximately 10% of the combined voting power of all outstanding shares of Infinity common stock, after the merger will hold only Viacom non-voting Class B common stock. Mr. Redstone, through his control of National Amusements, will be able to determine the outcome of all Viacom corporate actions requiring stockholder approval except actions that under Delaware law require a class vote of the holders of Viacom Class B common stock.

The Split-off of Blockbuster from Viacom May Not Occur, Which May Hinder the Operations of Viacom's Different Businesses

   Viacom has announced that, subject to approval of the Viacom board of directors, which will be based on an assessment of market conditions, it intends to split-off Blockbuster by offering to exchange all of its shares of Blockbuster for shares of Viacom Class B common stock. The split-off is intended to establish Blockbuster as a stand-alone entity with objectives separate from those of Viacom's other businesses. Viacom believes that the split-off will resolve management, systemic, competitive and other problems that have arisen from the operation of various different businesses under a common parent corporation. For example, the split-off will resolve perceived conflicts of interest between Blockbuster and Paramount. These conflicts are perceived both by the movie studio competitors of Paramount and the video distribution competitors of Blockbuster. In addition, Viacom believes the split-off will allow Blockbuster to facilitate the expansion of Blockbuster's business by issuing its stock to make acquisitions. The split-off will also allow Blockbuster to provide incentives to its employees that are more closely linked to its performance. However, Viacom has previously said that it does not intend to commence the exchange offer unless the Blockbuster Class A common stock improves to a price range significantly above its current value. Viacom has received a private letter ruling from the Internal Revenue Service to the effect that such a split-off, if effected in accordance with the representations made in Viacom's request for the ruling, would be tax-free to Viacom and its stockholders. Viacom has no obligation to effect the split-off. Viacom cannot give any assurance as to whether or not or when the split-off will occur, as to the terms of the split-off if it does occur, or whether or not the split-off, if it does occur, will be tax-free.

Viacom May Incur a Significant Loss Resulting from the Split-off of Blockbuster

   If the split-off of Blockbuster occurs, any difference between the fair market value and net book value of Blockbuster at the time of the split-off will be recognized as a gain or loss for accounting purposes. Based on the October 31, 2000 closing price of Blockbuster common stock, a split-off would have resulted in a pre-tax pro forma loss from discontinued operations of approximately $3.8 billion.

Competitive Developments and Technologies May Adversely Affect Viacom's Future Market Share of Entertainment Audiences and Customers, Which in Turn May Affect Viacom's Advertising Revenues and Profitability

   Film and Television Production. A large number of motion picture exhibitors have recently experienced severe cash shortages, resulting in a number of bankruptcies. The weak financial conditions of these exhibitors could have an adverse effect on the terms of distribution and the available number of motion picture venues for exhibitions. The television and motion picture industry has experienced cycles of increased competition and increased costs of talent and other production costs. In addition, television and movie producers are indirectly affected by changes in viewership of broadcast and cable networks, the amount of broadcast time available on local stations for syndicated television programs and, for movies, the relative success of different forms of distribution, such as home video, pay television and network television, each of which have different profitability to producers. There can be no assurance that developments in these areas will not adversely affect the profitability of Viacom.

   In seeking to limit the financial exposure of its motion pictures business, Viacom has pursued a strategy with respect to a number of films by entering into agreements to distribute such films produced and/or financed, in whole or in part, with other parties. The parties to these arrangements include studio and non-studio entities, both domestic and foreign. In some of these arrangements, the other parties control certain distribution and other ownership rights. If Viacom ceased to enter into such arrangements, the risk of financial exposure to its motion pictures business would increase.

   Television and Cable Television Networks. Viacom directly competes for viewers in general, as well as for viewers in specific demographic categories, and for programming with other cable and broadcast television networks. The recently expanded availability of digital cable television and the introduction of direct-to-home satellite distribution has greatly increased the amount of channel capacity available for new networks, resulting in the launch of a number of new cable television networks by Viacom and its competitors. In addition, digital broadcast television, which has recently become available in major markets, may allow a single television station to broadcast several channels simultaneously. Increasing audience fragmentation could have an adverse effect on advertising revenue and subscription revenues. Broadcast television has experienced a decline in total audience viewership in recent years.

   Television and Radio Broadcast Stations. New technologies, such as digital radio services, direct-to-home satellite, wireless and wired cable television and Internet radio and video programming, compete for programming, audiences and advertising revenues. Each of these technologies is different from traditional broadcasting and there can be no assurance that these or other new technologies will not have an adverse effect on Viacom's business in the future.

   Video. Videocassette rental competes with other forms of distribution of movies, including theatrical distribution, cable, satellite and broadcast television. In particular, direct broadcast satellite and digital cable providers who are able to offer an expanded number of channels and expanded programming could have a material adverse effect on Viacom's video rental business if these services become more widely available and accepted by consumers. In addition, some providers of digital cable and other consumer broadband services have begun testing technology designed to transmit movies on demand with interactive capabilities such as start, stop and rewind. This "video-on-demand" technology could have a material adverse effect on the videocassette rental market if it could be provided profitably at a reasonable price and if video-on-demand rights were to be provided with a favorable window by the movie studios. Movie studios make available videocassettes for rental during a distribution "window" of time which is in advance of, and exclusive against, distribution through, most other forms of non-theatrical movie distribution. Although the studios have a significant interest in maintaining a viable home video rental industry, changes in the video rental exclusive window in relation to other windows could have an adverse effect on the video rental business. In addition, if the revenue-sharing agreements pursuant to which video rental revenues are shared with the studios are materially adversely changed or discontinued, it will have a material adverse effect upon the video rental business.

   Internet. While the amount of advertising on the Internet is currently small, the Internet is a rapidly growing competitor for advertising spending and viewership, the full impact of which cannot be predicted.

Acceptance of Viacom's Programming by the Public Is Difficult to Predict, Which Could Lead to Fluctuations in Revenues

   Revenues derived from the production and distribution of a feature film, television series or radio show depend primarily upon the acceptance by the public, which is difficult to predict. The commercial success of a feature film, television series or radio show also depends upon the quality and acceptance of other competing films, television series or radio shows released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home video, free television and premium pay television. Viacom's ability to generate revenues from production and distribution could be adversely affected if its feature films, television series and radio shows are not favorably accepted by the public.

Viacom's Revenues Are Dependent upon the Maintenance of Affiliation Agreements

   Much of Viacom's broadcast network programming is provided to its broadcast affiliates pursuant to affiliation agreements which are generally long-term agreements with staggered expirations. Viacom's revenues are dependent on the maintenance of affiliation agreements with third-party owned television stations, and there can be no assurance that such affiliation agreements will be renewed in the future on terms acceptable to Viacom. The loss of a significant number of such affiliation arrangements could reduce the distribution of Viacom's programming, thereby adversely affecting Viacom's ability to sell national advertising time.

   In particular, UPN's affiliation agreement with Chris-Craft expires on January 15, 2001. Chris-Craft has recently agreed to be acquired by The News Corporation Limited, one of Viacom's competitors. Chris-Craft operates UPN's affiliates in New York, Los Angeles, San Francisco, Baltimore, Minneapolis/St. Paul, Orlando, Phoenix and Portland. If Chris-Craft's stations were no longer to be affiliated with UPN, it could have a material adverse effect on UPN.

   Similarly, the basic cable networks in which Viacom holds interests, including MTV, VH1, Nickelodeon, TNN: The National Network (formerly, The Nashville Network), Country Music Television and other cable networks, maintain affiliation arrangements that enable them to reach a large percentage of cable and direct broadcast satellite households across the United States. These arrangements are generally long-term arrangements with staggered expirations. Such cable networks also depend on achieving and maintaining carriage within the most widely distributed cable programming tiers to maximize their subscriber base and revenues. The loss of a significant number of affiliation arrangements on basic programming tiers could reduce the distribution of such cable networks, thereby adversely affecting such network's revenues from subscriber fees and the ability to sell advertising time. Viacom's non-advertiser supported pay television networks, such as Showtime, are similarly dependent for their distribution on the maintenance of affiliation agreements with cable and direct broadcast satellite distributors on acceptable terms. The loss of carriage on cable systems or direct broadcast satellite platforms, or continued carriage on less favorable terms, could adversely affect such networks' subscriber fee revenues.

Changes in or Viacom's Noncompliance with Federal Communications Laws and Regulations May Have an Adverse Effect on Viacom's Business

   The television and radio broadcasting industries are subject to regulation by the FCC under the Communications Act of 1934. The FCC generally regulates, among other things, the ownership of media, including ownership by non-U.S. citizens, broadcast programming and technical operations. Further, the U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes, which could, directly or indirectly, affect the operations and ownership of Viacom's broadcast properties.

   Viacom presently holds television stations that reach approximately 41% of United States television households (as calculated for this purpose under rules and regulations of the FCC, which apply a 50% discount to the reach of UHF stations). These stations reach approximately 6% in excess of the 35% limit permitted by FCC regulations. In connection with FCC approval of the Viacom/CBS merger, Viacom was given one year to come into compliance with the limit. Viacom was also provided with one year to come into compliance with the FCC's so-called "dual network" rule, which prohibits Viacom from owning and controlling both CBS and UPN (the United Paramount Network). On June 20, 2000, the FCC released a Notice of Proposed Rule Making, in which it proposed to modify the dual network rule, the effect of which would be to permit Viacom to own both CBS and UPN. Subsequent to September 30, 2000, Viacom entered into agreements relating to the sale of several radio stations, which, if consummated, will result in compliance with FCC requirements relating to the common ownership of radio and television stations in the same market. Viacom also intends to comply with the 35% limit and the dual network rules. However, Viacom's failure to comply with any of these requirements in a timely manner could adversely affect Viacom's broadcasting business.

Viacom Has Environmental, Asbestos and Other Contingent Liabilities That Could Have a Significant Impact on Viacom

   Viacom has contingent liabilities related to discontinued operations of its predecessors, including environmental liabilities. In some instances, Viacom has indemnified others against those liabilities, and in other instances, Viacom has received indemnities from third parties against those liabilities.

   Under federal and state Superfund and other environmental laws, Viacom has been named as a potentially responsible party at numerous sites located throughout the country. At many of these sites, Viacom is either not a responsible party or its site involvement is very limited or de minimis. However, Viacom has varying degrees of clean-up responsibilities at a number of sites. Viacom believes that any liability incurred for cleanup at these sites will be satisfied over a number of years, and, in many cases, the costs will be shared with other potentially responsible parties. These sites include locations for which Viacom, as part of an agreement for sale, may have retained obligations for remediation of possible environmental contamination or may have continuing obligations under applicable environmental laws.

   In addition, Viacom is a party to various lawsuits and has received claims relating to its continuing and discontinued operations. Some of these lawsuits and claims, including those related to asbestos liabilities, seek substantial monetary damages.

   Viacom will have access to insurance in substantial amounts and management believes it has sufficient reserves. Accordingly, while there can be no assurance in this regard, the pending or potential litigation, environmental and other liabilities should not have a material adverse effect on the results of operations, financial position or liquidity of Viacom.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   This information statement/prospectus and the documents incorporated by reference into this information statement/prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect Viacom's and Infinity's current expectations concerning future results and events. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Viacom or Infinity to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this information statement/prospectus.

   In addition to the risk factors described in the previous section, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

  . the timing, impact and other uncertainties related to pending and future acquisitions and dispositions by Viacom;

  . the ability of Viacom and Infinity to renew existing programming, licensing and distribution agreements and to enter into new agreements;

  . the impact of new technologies, including the magnitude of equity losses and other uncertainties related to Viacom's Internet-based investments;

  . changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  .  interest rate fluctuations and other capital market conditions.

   These factors and the risk factors described in the previous section are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this information statement/prospectus are made only as of the date of this information statement/prospectus, and under section 27A of the Securities Act and section 21E of the Exchange Act we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

General

   The following unaudited pro forma combined condensed financial statements give effect to the purchase of the minority interest of Infinity Broadcasting Corporation by Viacom. The Infinity merger will be accounted for at historical cost, with the exception of the minority interest which will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire the Infinity minority interest in excess of its carrying value will be allocated on a pro-rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill and amortized over its estimated useful life. The total purchase price of approximately $13.4 billion represents the issuance of approximately 231 million shares of Viacom non-voting Class B Common Stock, the estimated fair value of Viacom stock options issued in exchange for Infinity stock options and estimated transactions costs.

   The pro forma balance sheet as of September 30, 2000 is presented as if the Infinity merger had occurred on September 30, 2000. The pro forma statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 are presented as if the Viacom/CBS merger and other Viacom and CBS transactions described in the notes to the unaudited pro forma combined condensed financial statements had occurred no later than the beginning of each period presented. In the opinion of management, all adjustments and/or disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the Infinity merger or the other Viacom and CBS transactions, been consummated as of the dates indicated or of the results that may be obtained in the future.

   These unaudited pro forma combined condensed financial statements and notes thereto should be read in conjunction with:

  . Viacom's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in Viacom's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this information statement/prospectus;

  . Infinity's consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in Infinity's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this information statement/prospectus;

  . CBS' consolidated financial statements and the notes thereto as of and for the year ended December 31, 1999 and Management's Discussion and Analysis included in CBS' Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this information statement/prospectus;

  . Viacom's unaudited consolidated financial statements and the notes thereto as of and for the nine-month period ended September 30, 2000 included in Viacom's Quarterly Report on Form 10-Q, which is incorporated by reference in this information statement/prospectus;

  . Infinity's unaudited consolidated financial statements and the notes thereto as of and for the nine-month period ended September 30, 2000 included in Infinity's Quarterly Report on Form 10-Q, which is incorporated by reference in this information statement/prospectus; and

  . Viacom's pro forma financial statements as of and for the three-month period ended March 31, 2000 and for the year ended December 31, 1999 included in Viacom's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 17, 2000, which is incorporated by reference in this information statement/prospectus.

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                             At September 30, 2000

                                 (in millions)

                                                  Viacom    Infinity  Pro Forma
                                                Historical Merger (1) Combined
                                                ---------- ---------- ---------
ASSETS:
Cash and cash equivalents.....................   $   993    $   --     $   993
Receivables, net..............................     3,502        --       3,502
Other current assets..........................     3,025         15      3,040
                                                 -------    -------    -------
Total current assets..........................     7,520         15      7,535
Property and equipment, net...................     6,537        --       6,537
Intangibles, net..............................    61,643      7,742     69,385
Other noncurrent assets.......................     6,723          1      6,724
                                                 -------    -------    -------
Total Assets..................................   $82,423    $ 7,758    $90,181
                                                 =======    =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses and other..   $ 6,821    $    30    $ 6,851
Current portion of long-term debt.............       238        --         238
                                                 -------    -------    -------
Total current liabilities.....................     7,059         30      7,089
Long-term debt................................    12,639        --      12,639
Other noncurrent liabilities..................     7,521        --       7,521
                                                 -------    -------    -------
Total Liabilities.............................    27,219         30     27,249
                                                 -------    -------    -------
Minority interest in equity of consolidated
 subsidiaries.................................     7,009     (5,682)     1,327
Stockholders' Equity:
Common stock..................................        16          2         18
Additional paid-in capital....................    49,975     13,165     63,383
                                                                227
                                                                 16
Retained earnings.............................     1,401         --      1,401
Accumulated other comprehensive loss..........      (126)        --       (126)
Less treasury stock, at cost..................    (3,071)        --     (3,071)
                                                 -------    -------    -------
Total stockholders' equity....................    48,195     13,410     61,605
                                                 -------    -------    -------
Total Liabilities and Stockholders' Equity....   $82,423    $ 7,758    $90,181
                                                 =======    =======    =======

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 2000

                    (in millions, except per share amounts)

                                        Viacom/CBS
                            Viacom       Merger &                Infinity      Pro Forma
                          Historical Acquisitions (2) Subtotal  Merger (1)     Combined
                          ---------- ---------------- --------  ----------     ---------
Revenues................   $ 13,900      $ 3,454      $ 17,354    $ --         $ 17,354
Operating and selling,
 general and
 administrative
 expenses...............    (11,019)      (2,683)      (13,702)     (11)        (13,713)
Merger-related charges..       (698)         --           (698)     --             (698)
Depreciation and
 amortization...........     (1,461)        (630)       (2,091)    (145)         (2,236)
                           --------      -------      --------    -----        --------
Operating income
 (loss).................        722          141           863     (156)            707
Other income and
 expense, net...........         22           (2)           20      --               20
Interest expense, net...       (561)        (182)         (743)     --             (743)
                           --------      -------      --------    -----        --------
Earnings (loss) from
 continuing operations
 before income taxes....        183          (43)          140     (156)            (16)
Provision for income
 taxes..................       (470)        (114)         (584)       4            (580)
Equity in loss of
 affiliated companies,
 net of tax.............        (71)         (80)         (151)     --             (151)
Minority interest, net
 of tax.................        (36)         (12)          (48)      93              45
                           --------      -------      --------    -----        --------
Loss from continuing
 operations.............   $   (394)     $  (249)     $   (643)   $ (59)       $   (702)
                           ========      =======      ========    =====        ========
Loss from continuing
 operations per common
 share:
  Basic.................   $   (.35)                  $   (.43)                $   (.40)
  Diluted...............   $   (.35)                  $   (.43)                $   (.40)
Weighted average shares
 outstanding:
  Basic.................      1,134                      1,508      231 (/1/)     1,739
  Diluted...............      1,134                      1,508      231 (/1/)     1,739


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                              UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1999

                    (in millions, except per share amounts)

                                       Viacom/CBS
                            Viacom      Merger &               Infinity      Pro Forma
                          Historical Acquisitions(2) Subtotal  Merger(1)     Combined
                          ---------- --------------- --------  ---------     ---------
Revenues................   $ 12,859      $ 9,298     $ 22,157    $ --        $ 22,157
Operating and selling,
 general and
 administrative
 expenses...............    (10,697)      (7,096)     (17,793)     (15)       (17,808)
Restructuring charge....        (70)         --           (70)     --             (70)
Residual costs of
 discontinued
 businesses.............        --           (85)         (85)     --             (85)
Depreciation and
 amortization...........       (845)      (1,851)      (2,696)    (194)        (2,890)
                           --------      -------     --------    -----       --------
Operating income
 (loss).................      1,247          266        1,513     (209)         1,304
Other income and
 expense, net...........         18          (14)           4      --               4
Interest expense, net...       (421)        (426)        (847)     --            (847)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations
 before income taxes....        844         (174)         670     (209)           461
Provision for income
 taxes..................       (411)        (396)        (807)       6           (801)
Equity in loss of
 affiliated companies
 net of tax.............        (61)         (10)         (71)     --             (71)
Minority interest, net
 of tax.................        --           (76)         (76)      52            (24)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations..        372         (656)        (284)    (151)          (435)
Cumulative convertible
 preferred stock
 dividend requirement
 and premium on
 repurchase of preferred
 stock..................        (13)         --           (13)     --             (13)
                           --------      -------     --------    -----       --------
Earnings (loss) from
 continuing operations
 attributable to common
 stock..................   $    359      $  (656)    $   (297)   $(151)      $   (448)
                           ========      =======     ========    =====       ========
Earnings (loss) from
 continuing operations
 per common share:
  Basic.................   $    .52                  $   (.20)               $   (.26)
  Diluted...............   $    .51                  $   (.20)               $   (.26)
Weighted average shares
 outstanding:
  Basic.................        695                     1,506      231 (/1/)    1,737
  Diluted...............        710                     1,506      231 (/1/)    1,737


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

                 (tables in millions, except per share amounts)

(1) Acquisition of Infinity's Class A Common Stock

   On October 30, 2000, Viacom and Infinity entered into a merger agreement under which Viacom agreed to acquire all of the issued and outstanding shares of Infinity common stock that it does not currently own, approximately 391 million shares of Infinity Class A common stock or 36% of Infinity's currently outstanding total equity. Pursuant to the merger agreement, Viacom will exchange 0.592 of a share of Viacom non-voting Class B common stock for each share of Infinity Class A common stock. For the purpose of the unaudited pro forma combined condensed financial statements, the $56.913 per share value of Viacom non-voting Class B common stock issued was calculated based on the average market price per share of the Viacom non-voting Class B common stock from October 27, 2000 through November 2, 2000.

   The total purchase price and preliminary allocation are summarized below:

Total Infinity common shares outstanding not currently owned by Viacom
 (as of October 30, 2000).............................................      391
Exchange ratio........................................................    0.592
                                                                        -------
Viacom non-voting Class B common stock to be issued...................      231
                                                                        =======
Purchase Price:
Value of Viacom non-voting Class B common stock issued (231 shares at
 $56.913 per share):
  Common stock, $.01 par value........................................  $     2
  Additional paid-in capital..........................................   13,165
Estimated fair value of Infinity stock options........................      227
Estimated transaction costs...........................................       30
                                                                        -------
Total purchase price..................................................  $13,424
                                                                        =======

Preliminary purchase price allocation:
  Total purchase price................................................. $13,424
  Infinity minority interest...........................................  (5,682)
                                                                        -------
  Excess purchase price over tangible net assets acquired.............. $ 7,742
                                                                        =======

   For the purpose of these unaudited pro forma combined condensed financial statements, amortization of the excess purchase price over tangible net assets acquired of approximately $7.7 billion, is computed on a straight-line basis using a useful life of 40 years. Accordingly, the adjustment to amortization expense for the nine months ended September 30, 2000 and for the twelve months ended December 31, 1999 is $145 million and $194 million, respectively.

   The adjustments to other current assets of $15 million and other noncurrent assets of $1 million on the pro forma balance sheet reflect the recognition of the unearned compensation attributable to Viacom stock options granted in exchange for unvested Infinity stock options. Accordingly, amortization of unearned compensation of $11 million and $15 million is recorded on the pro forma statement of operations for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999, respectively. The adjustment to eliminate minority interest in earnings for the nine months ended September 30, 2000 and twelve months ended December 31, 1999 of $93 million and $52 million, respectively, reflects the assumption that the Viacom/Infinity merger occurred at the beginning of each period presented. The adjustments to the provision for income taxes, excluding non-deductible goodwill amortization, is calculated at a 40 percent marginal tax rate, for both periods presented.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


(2) Viacom/CBS Merger and Acquisitions

   The following tables present the operating results of (a) CBS (prior to the merger with Viacom on May 4, 2000), (b) other acquisitions as discussed below; and (c) pro forma adjustments as if all transactions had occurred no later than the beginning of each period presented:

                                                                        Viacom/CBS
Nine Months ended                          Other                         Merger &
September 30, 2000          CBS(a)    Acquisitions(b)  Adjustments(c)  Acquisitions
------------------        ----------- ---------------  --------------  ------------
Revenues................    $ 3,258        $ 196           $ --          $ 3,454
Operating and selling,
 general and
 administrative
 expenses...............     (2,512)        (193)             22          (2,683)
Depreciation and
 amortization...........       (399)         (12)           (219)           (630)
                            -------        -----           -----         -------
Operating income
 (loss).................        347           (9)           (197)            141
Other income and
 expense, net...........         (2)         --              --               (2)
Interest expense, net...       (103)          (6)            (73)           (182)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations
 before income taxes....        242          (15)           (270)            (43)
Benefit (provision) for
 income taxes...........       (161)          18              29            (114)
Equity in earnings
 (loss) of affiliated
 companies, net of tax..        (97)          17             --              (80)
Minority interest, net
 of tax.................        (22)         --               10             (12)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations..    $   (38)       $  20           $(231)           (249)
                            =======        =====           =====         =======
                              CBS                                       Viacom/CBS
Year Ended December 31,    Pro Forma       Other                         Merger &
1999                      Combined(a) Acquisitions(b)  Adjustments(c)  Acquisitions
-----------------------   ----------- ---------------  --------------  ------------
Revenues................    $ 8,810        $ 488           $ --          $ 9,298
Operating and selling,
 general and
 administrative
 expenses...............     (6,428)        (602)            (66)         (7,096)
Residual costs of
 discontinued
 businesses.............       (175)         --               90             (85)
Depreciation and
 amortization...........     (1,178)         (31)           (642)         (1,851)
                            -------        -----           -----         -------
Operating income
 (loss).................      1,029         (145)           (618)            266
Other income and
 expense, net...........        (15)           1             --              (14)
Interest expense, net...       (286)          (9)           (131)           (426)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations
 before income taxes....        728         (153)           (749)           (174)
Benefit (provision) for
 income taxes...........       (528)          75              57            (396)
Equity in earnings
 (loss) of affiliated
 companies, net of tax..        (73)          63             --              (10)
Minority interest.......        (99)           5              18             (76)
                            -------        -----           -----         -------
Earnings (loss) from
 continuing operations..    $    28        $ (10)          $(674)           (656)
                            =======        =====           =====         =======

--------
(a) On May 4, 2000, CBS merged with and into Viacom. The Viacom/CBS Merger was accounted for under the purchase method of accounting. CBS' results of operations are included in Viacom's reported consolidated results of operations from the effective date of the Viacom/CBS merger.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


  CBS' operating results from January 1, 2000 to May 3, 2000 are based on its historical operations during that period. CBS' pro forma combined operating results for the year ended December 31, 1999 are derived from its historical operations adjusted for the following acquisitions:
    .  On December 7, 1999, Infinity Broadcasting acquired Outdoor Systems,
       Inc.
    .  On November 15, 1999, CBS acquired King World Productions, Inc.
    . On October 12, 1999, CBS acquired KTVT, a CBS affiliate television station in Dallas-Forth Worth, Texas.
    . On August 31, 1999, CBS acquired KEYE, a CBS affiliate television station in Austin, Texas.

(b) Other Acquisitions, for the nine months ended September 30, 2000 and the year ended December 31, 1999, reflect the following events as if they occurred at the beginning of each period presented:
    . During June 2000, Infinity acquired two international outdoor advertising businesses for approximately $490 million.
    .  During July 2000, Infinity acquired Waterman Broadcasting
       Corporation of Texas in exchange for approximately 2.7 million shares of Infinity Class A common stock valued at approximately $88 million.
    . During August 2000, Infinity acquired 18 radio stations from Clear Channel Communications, Inc. for $1.4 billion.
    . During March 2000, Viacom acquired the remaining 50% interest in UPN for $5 million.
    . During August 1999, Blockbuster Inc., a subsidiary of Viacom, completed the initial public offering of 31 million shares of its Class A common stock at $15 per share.

(c) Pro forma adjustments for the Viacom/CBS merger and other acquisitions as described in Note (b), for the nine months ended September 30, 2000 and the year ended December 31, 1999, reflect the following:
    . The elimination of CBS residual costs of discontinued businesses resulting from the accrual of such obligations in conjunction with the Viacom/CBS merger.
    . Incremental amortization expense of excess purchase price over net assets acquired.
    . Adjustment to interest expense, net, related to the incremental interest income not earned as a result of the use of cash for the settlement of CBS options and severance payments.
    . Income tax expense on the pro forma adjustments, excluding non-deductible goodwill amortization, at a 40 percent marginal rate.

  In June 2000, Viacom elected early adoption of Statement of Position 00-2, "Accounting by Producers and Distributors of Films." SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 are presented as if the adoption had occurred at the beginning of each period presented.

                                  VIACOM INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (continued)

                 (tables in millions, except per share amounts)


(3) Pro Forma EBITDA

   The following table sets forth pro forma EBITDA for the nine months ended September 30, 2000 and the year ended December 31, 1999. EBITDA is defined as operating income (loss) before depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles.

                                                      For the nine    For the
                                                      months ended   year ended
                                                      September 30, December 31,
                                                          2000          1999
                                                      ------------- ------------
   Pro Forma EBITDA..................................    $2,943        $4,194
                                                         ======        ======

(4) Items not included in the Unaudited Pro Forma Combined Condensed Financial Statements

   The preceding unaudited pro forma combined condensed financial statements do not include any pro forma adjustments for the following:

  . Certain acquisitions and dispositions made by Viacom or CBS that were not considered material for the periods presented.
  . Acquisition by Viacom of Black Entertainment Television cable network. Viacom and BET Holding II, Inc. executed a definitive agreement as of November 2, 2000. The acquisition is expected to close during the first quarter of 2001.
  . Viacom had previously announced that, subject to the approval of its board of directors, which will be based on an assessment of market conditions, it intends to split off Blockbuster by offering to exchange all of its shares of Blockbuster for shares of Viacom's non-voting Class B common stock. However, Viacom has said that it does not intend to commence the offer unless the Blockbuster Class A common stock improves to a price range significantly above its current value. The aggregate market value of the shares of Blockbuster common stock based on the October 31, 2000 closing price of $8.875 per share of Blockbuster common stock was approximately $1.6 billion. The net book value of Viacom's investment in Blockbuster at September 30, 2000, after giving effect to the initial public offering, was approximately $5.0 billion. Based on the October 31, 2000 closing stock price of Blockbuster, a split-off would have resulted in a pre-tax pro forma loss on discontinued operations of approximately $3.8 billion. Viacom cannot give any assurance as to whether or not or when the split-off will occur or as to the terms of the split-off if it does occur, or whether or not the split-off, if it does occur, will be tax free.

(5) Reclassifications

   Reclassifications have been made to the historical financial statements to conform to the unaudited pro forma combined condensed financial statement presentation.

                                   THE MERGER

   The discussion in this information statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this information statement/prospectus as Annex A and is incorporated herein by reference.

Background to the Merger

   On May 4, 2000, CBS Corporation merged with and into Viacom. As a result of the merger, Viacom acquired 100% of the Infinity Class B common stock, which represents approximately 64.2% of the total outstanding shares of the Infinity Class A and Class B common stock and approximately 90.0% of the combined voting power of the Infinity Class A and Class B common stock. Viacom does not currently hold any of the Infinity Class A common stock.

   Following an internal review of Viacom's strategy with respect to its ownership of Infinity, after the close of business on August 14, 2000, Mr. Redstone delivered a letter to the Infinity board of directors in which he proposed that Viacom acquire in a merger transaction all of the issued and outstanding shares of Infinity Class A common stock for 0.564 of a share of Viacom Class B common stock per share of Infinity Class A common stock. In his letter, Mr. Redstone stated that consummation of the merger would be subject to approval by the independent directors of Infinity, and stated Viacom's assumption that the two independent directors of Infinity would constitute a special committee of the Infinity board to consider the Viacom proposal. The letter also stated that Viacom was interested only in acquiring the publicly held shares of Infinity Class A common stock and was not interested in selling its interest in Infinity. A proposed draft of a merger agreement was enclosed with the letter.

   In response to the Viacom proposal, the Infinity board of directors met on August 15, 2000 and formed a special committee of independent directors comprised of Messrs. Bruce S. Gordon and Jeffrey Sherman. The Infinity board authorized the special committee to review, evaluate and negotiate the terms of the Viacom proposal on behalf of Infinity with a view toward making a recommendation to the Infinity board with respect to the Viacom proposal. In addition, the Infinity board authorized the special committee, among other things, to retain legal counsel and financial advisors.

   Also on August 15th, Viacom issued a press release to announce its proposal, and Infinity issued a press release to announce that its board of directors had formed the special committee.

   After interviews with several law firms, on August 21, 2000, the special committee retained Skadden, Arps, Slate, Meagher & Flom LLP as special counsel to represent the special committee and met with representatives of Skadden Arps, who briefed the special committee on the process and the scope of the special committee's duties and addressed the fiduciary duties of the members of the special committee under applicable state law. At that meeting, the special committee also discussed retaining independent financial advisors and determined to interview investment banking firms in order to select one or more financial advisors to the special committee.

   From August 23, 2000 through August 25, 2000, the special committee and representatives of Skadden Arps met with a number of investment banking firms to discuss their credentials and suitability to act as financial advisor to the special committee. Following those meetings, on August 27, 2000, the special committee determined to retain Bear, Stearns & Co. Inc. and Deutsche Banc Alex. Brown as co-financial advisors to the special committee based on their respective reputations, expertise in the industry and advisory experience in similar transactions. On September 1, 2000, the special committee finalized engagement letters with each of Bear Stearns and Deutsche Banc Alex. Brown.

   Throughout the month of September, including at meetings and in teleconferences on September 8th, 12th, 13th, 15th and 22nd, representatives of the co-financial advisors to the special committee and representatives of Goldman, Sachs & Co., financial advisors to Viacom, conducted due diligence investigations of each of Viacom and Infinity. Representatives of Skadden Arps and Shearman & Sterling, legal counsel to Viacom, also participated in several of these meetings and teleconferences.

   On September 14, 2000, the special committee met with representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps. At the September 14th meeting, the special committee's legal and co-financial advisors informed the special committee of the progress of their due diligence investigations of Infinity and Viacom and presented the special committee with their preliminary views regarding the Viacom proposal. Representatives of Skadden Arps also discussed with the special committee their fiduciary duties under applicable law.

   On September 22, 2000, the special committee again met with representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps. At the September 22nd meeting, the special committee's legal and co-financial advisors discussed with the special committee their views regarding the relevant factors to be considered by the special committee in evaluating the Viacom proposal. Representatives of Bear Stearns and Deutsche Banc Alex. Brown then advised the special committee of the continued progress of their due diligence investigations of Infinity and Viacom.

   On September 26, 2000, the special committee and its legal and co-financial advisors held discussions with Messrs. William S. Levine and Arturo R. Moreno, each of whom was a significant stockholder of Outdoor Systems, Inc. prior to its acquisition by Infinity, and each of whom was a director and significant stockholder of Infinity and an executive officer of Infinity's Outdoor Systems subsidiary at the time of the September 26th meeting. The purpose of this meeting was to provide an opportunity for Messrs. Levine and Moreno to discuss with the special committee their views regarding the Viacom proposal.

   On September 27, 2000, representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps met with representatives of Goldman Sachs. At that meeting, representatives of Goldman Sachs reviewed with the special committee's legal and co-financial advisors various factors Viacom considered in arriving at the exchange ratio of 0.564 of a share of Viacom Class B common stock per share of Infinity Class A common stock, as indicated in the Viacom proposal. The special committee's legal and co-financial advisors then engaged in a lengthy discussion with representatives of Goldman Sachs regarding such factors. During this discussion, representatives of Goldman Sachs informed the special committee's legal and co-financial advisors that Viacom did not propose to increase the exchange ratio indicated in the Viacom proposal.

   At a regularly scheduled meeting of the Viacom board of directors on September 28, 2000, senior executives of Viacom provided the directors with an update regarding the status of the proposed transaction.

   At a regularly scheduled meeting of the Infinity board of directors on September 28, 2000, the members of the special committee provided the directors with an update regarding the status of the special committee process.

   On September 28, 2000 and October 2, 2000, the special committee met with representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps to discuss the conversations that had taken place on September 27th with representatives of Goldman Sachs regarding the Viacom proposal. Following the October 2nd discussions, the special committee determined to contact senior executives of Viacom directly to discuss the Viacom proposal.

   On October 3, 2000, members of the special committee contacted Mr. Mel Karmazin, the President and Chief Operating Officer of Viacom, to discuss the special committee's reaction to the September 27th meeting between the special committee's legal and co-financial advisors and representatives of Goldman Sachs. At the meeting, Mr. Karmazin indicated that Viacom was open to hearing the views of the special committee and its legal and co-financial advisors regarding the exchange ratio.

   On October 4, 2000, the special committee again met with representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps to discuss the conversations that had taken place on October 3rd with Mr. Karmazin. The special committee also discussed with its legal and co-financial advisors their views regarding the appropriate exchange ratio to be paid by Viacom. After a lengthy discussion regarding the financial condition and prospects of each of Viacom and Infinity and a review of certain analyses prepared by the special committee's co-financial advisors, the special committee authorized representatives of Bear Stearns and Deutsche Banc Alex. Brown to meet with representatives of Viacom and Goldman Sachs to advise them that the special committee was not willing to recommend the Viacom proposal, and that the exchange ratio to be paid by Viacom would need to be increased for the special committee to recommend the proposed transaction.

   On October 5, 2000, the special committee authorized representatives of Skadden Arps to send their proposed changes to the draft merger agreement to Shearman & Sterling.

   In August 2000, at least sixteen putative class action lawsuits were filed against Infinity, members of Infinity's board of directors, and Viacom in the Court of Chancery of the State of Delaware and the Supreme Court of the State of New York. On August 31, 2000, the Court of Chancery of the State of Delaware issued an Order consolidating the eleven actions filed in that state. On October 5, 2000, Viacom provided to counsel representing plaintiffs in the consolidated stockholder litigation in Delaware confidential due diligence information and financial analyses concerning the proposed merger.

   On October 6, 2000, representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps met with representatives of Viacom, Goldman Sachs and Shearman & Sterling to discuss the special committee's views regarding the Viacom proposal and the exchange ratio proposed by Viacom. After a lengthy discussion, the special committee's co-financial advisors informed Viacom and Goldman Sachs of the special committee's view that the exchange ratio to be paid by Viacom would need to be increased for the special committee to recommend the proposed transaction. In response, representatives of Viacom expressed the view that the exchange ratio of 0.564 of a share of Viacom Class B common stock per share of Infinity Class A common stock, as indicated in the Viacom proposal, represented full and fair value for the shares of Infinity Class A common stock. Representatives of Viacom and Goldman Sachs then engaged in discussions with the special committee's legal and co-financial advisors regarding the available Wall Street research analyst estimates, and adjustments thereto, considered by the special committee and its co-financial advisors in evaluating the Viacom proposal. Representatives of Viacom then invited the special committee's co-financial advisors to continue their discussions with representatives of Goldman Sachs regarding such estimates and adjustments thereto.

   On October 8, 2000, the special committee held a meeting to discuss with its legal and co-financial advisors the outcome of the October 6th discussions with Viacom and Goldman Sachs and to formulate a response to those discussions. From October 8, 2000 through October 16, 2000, representatives of Bear Stearns and Deutsche Banc Alex. Brown held a number of discussions with representatives of Viacom and Goldman Sachs.

   On October 16, 2000, the special committee again met with its legal and co-financial advisors to review the recent discussions between representatives of Bear Stearns and Deutsche Banc Alex. Brown and representatives of Viacom and Goldman Sachs. The co-financial advisors informed the special committee that, while they had several discussions with representatives of Goldman Sachs and Viacom, the co-financial advisors still believed that an exchange ratio in excess of that proposed in the Viacom proposal was appropriate and that Viacom had not as yet revised its offer. Following this discussion, representatives of Viacom and Goldman Sachs joined the meeting telephonically to discuss the special committee's views on the Viacom proposal. The special committee informed senior executives of Viacom that the exchange ratio proposed by Viacom would need to be increased for the special committee to recommend the transaction. The senior executives of Viacom stated that Viacom would not be willing to agree to an increase in the exchange ratio. At the conclusion of this teleconference, the special committee directed its co-financial advisors to again meet with representatives of Goldman Sachs.

   On October 16, 2000, representatives of Skadden Arps provided additional comments regarding the draft merger agreement to representatives of Shearman & Sterling.

   During the morning and early afternoon of October 17, 2000, representatives of Bear Stearns and Deutsche Banc Alex. Brown again held discussions with representatives of Viacom and Goldman Sachs. Later in that day, the special committee held discussions with its legal and co-financial advisors to review their conversations with representatives of Viacom and Goldman Sachs. The co-financial advisors informed the special committee that, although some progress had been made, no agreement had as yet been reached regarding the exchange ratio to be paid by Viacom. At the conclusion of this meeting, the special committee directed its co-financial advisors to inform Viacom that, in light of the discussions that had occurred over the previous several days, the special committee would be willing to consider less of an increase in the exchange ratio than it had previously considered, but that Viacom would nevertheless need to increase the exchange ratio for the special committee to recommend the proposed transaction.

   During the morning of October 23, 2000, the special committee again met with its legal and co-financial advisors to review the recent discussions between representatives of Bear Stearns and Deutsche Banc Alex. Brown and representatives of Goldman Sachs. At that meeting, the co-financial advisors informed the special committee that although the parties had made substantial progress, there still remained some disagreements regarding the appropriate adjustments to the available Wall Street research analyst estimates considered by the special committee and its co-financial advisors in evaluating the Viacom proposal. At the conclusion of the meeting, the special committee determined to meet directly with senior executives of Viacom in an effort to resolve this impasse. Following the special committee meeting, representatives of Bear Stearns and Deutsche Banc Alex. Brown contacted representatives of Goldman Sachs and established a meeting between the special committee and representatives of Viacom to be held later that day.

   Early in the evening on October 23, 2000, the special committee met with its legal and co-financial advisors to prepare for the scheduled meeting between the special committee and representatives of Viacom. Immediately thereafter, the members of the special committee met with senior executives of Viacom, including Mr. Karmazin, and reiterated their view that the exchange ratio to be paid by Viacom would need to be increased for the special committee to recommend the proposed transaction. Senior executives of Viacom again expressed the view that the exchange ratio initially proposed by Viacom was full and fair. Messrs. Karmazin, Gordon and Sherman then engaged in substantial discussions, at the conclusion of which Mr. Karmazin indicated that he would be willing to seek approval from the Viacom Board to make a proposal for an exchange ratio of 0.592 of a share of Viacom Class B common stock per share of Infinity Class A common stock, subject to the special committee's willingness to recommend a transaction to the Infinity board of directors based on such an exchange ratio and the finalization of the terms of the merger agreement. Messrs. Gordon and Sherman indicated that they would be willing to recommend such a transaction, subject to the ability of the special committee's co-financial advisors to render opinions as to the fairness of the improved exchange ratio from a financial point of view to the Infinity public stockholders and the finalization of the terms of the merger agreement.

   On October 24, 2000, at a special telephonic meeting of the Viacom board of directors, senior executives of Viacom presented to the board the current status of discussions regarding the proposed merger. After discussion and deliberation, the Viacom board authorized senior management to continue discussions with the special committee of the Infinity board.

   From October 24th through October 30th, representatives of Shearman & Sterling and counsel representing plaintiffs in the consolidated stockholder litigation brought against Infinity, its directors and Viacom in connection with the proposed merger held discussions and conducted negotiations regarding the proposed merger and the possible settlement of such litigation.

   On October 25, 2000, representatives of Shearman & Sterling, Goldman Sachs, Fried, Frank, Harris, Shriver & Jacobson, counsel to Goldman Sachs, and Morris, Nichols, Arsht & Tunnell, special counsel to Viacom, met with counsel representing plaintiffs in the consolidated stockholder litigation brought against Infinity, its directors and Viacom in connection with the proposed merger, and representatives of W.L. Ross & Co., financial advisor to those plaintiffs. At this meeting, plaintiffs' counsel expressed the view that the consideration to be paid by Viacom pursuant to the original Viacom proposal was inadequate.

   On October 26, 2000, representatives of Skadden Arps, Bear Stearns and Deutsche Banc Alex. Brown met with representatives of W.L. Ross and counsel representing plaintiffs in the consolidated stockholder litigation. Again, plaintiffs' counsel expressed the view that the initially proposed exchange ratio was inadequate. On October 27, 2000, however, after reviewing additional information and giving further consideration to the revised terms of the Viacom proposal, plaintiffs' counsel and their financial advisors informed representatives of Shearman & Sterling and Skadden Arps that the plaintiffs would be willing to settle the consolidated stockholder litigation on the basis of the increased exchange ratio negotiated by the special committee.

   During the period from October 28, 2000 through October 30, 2000, representatives of Skadden Arps and the special committee finalized the terms of the merger agreement with representatives of Shearman & Sterling and Viacom.

   On October 30, 2000, representatives of Shearman & Sterling and counsel representing plaintiffs in the consolidated stockholder litigation reached an agreement in principle on the terms of a settlement of the litigation. Later in the day on October 30, 2000, senior executives of Viacom met with members of the special committee and made a revised offer from Viacom at an exchange ratio of 0.592 of a share of Viacom Class B common stock per share of Infinity Class A common stock.

   On October 30, 2000, the special committee met with representatives of Bear Stearns, Deutsche Banc Alex. Brown and Skadden Arps. At the October 30th special committee meeting, representatives of Bear Stearns and Deutsche Banc Alex. Brown each orally advised the special committee that the exchange ratio of 0.592 of a share of Viacom Class B common stock to be paid to the holders of outstanding Infinity Class A common stock in the merger was fair to such holders, other than Viacom and its affiliates, from a financial point of view, which opinions were subsequently confirmed in writing. The special committee then unanimously determined that the merger was fair to, and in the best interests of, Infinity and its public stockholders, determined that the merger and the merger agreement should be approved and declared advisable, and recommended that the board of directors of Infinity approve and declare the advisability of, the merger and the merger agreement.

   Later in the evening on October 30, 2000, Infinity's board of directors convened a meeting. The Infinity board received the recommendation of the special committee and reviewed the terms of the merger agreement. After the directors were given an opportunity to ask questions regarding the merger agreement and the proposed merger, the board, by a unanimous vote of those directors who were present and did not abstain, determined that the merger was fair to, and in the best interests of Infinity and its public stockholders, approved and declared the advisability of the merger and the merger agreement, and recommended that Infinity's stockholders consent to the approval of the merger and adoption of the merger agreement. Of the ten directors then comprising Infinity's board of directors, one director (Arturo R. Moreno) was absent from the meeting and one director (William S. Levine) abstained from voting on the Viacom merger.

   On October 30, 2000, Viacom's board of directors by written consent unanimously determined that the merger was fair to, and in the best interests of, Viacom and its stockholders, declared the advisability of the merger agreement and approved the merger agreement.

   In the evening of October 30, 2000, Viacom and Infinity executed the definitive merger agreement, and on the morning of October 31, 2000 they issued a joint press release announcing the execution of the merger agreement.

Viacom's Reasons for the Merger

   The Viacom board of directors carefully considered the terms of the merger and determined that the merger is in the best interest of Viacom and its stockholders. As a result, the Viacom board unanimously declared that the merger agreement was advisable and unanimously approved the merger agreement.

   The Viacom board considered a number of factors, including those listed below. The Viacom board did not consider it practical, and did not try, to rank or weigh the importance of each factor, and individual members of the Viacom board may have given different weight to different factors. The Viacom board also consulted with its financial advisors, members of Viacom's management, as well as its outside and inside legal counsel. The list of factors set forth below is not exhaustive but is believed to include all material factors considered by the Viacom board.

   Benefits from Integrating Businesses. The Viacom board considered the benefits that Viacom would realize from more fully integrating the businesses and assets of Infinity and Viacom. In particular, the board evaluated the advantages to the combined company in having direct access to all of the cash flow generated by Infinity's radio broadcasting business, including, among other things, anticipated improvement in the pricing of, and access to, capital for future acquisitions, repayment of indebtedness and the repurchase of Viacom stock. The Viacom board also considered that complete control over Infinity would allow Viacom to act more quickly and efficiently in pursuing business transactions involving Infinity and other business units of Viacom. The board also considered that the transaction would reduce the costs associated with maintaining a separate public company.

   Financial Terms. The Viacom board considered that the initial offer to Infinity of 0.564 of a share of Viacom Class B common stock per share of Infinity Class A common stock represented a 13.6% premium over the closing price of Infinity Class A common stock on the date of Viacom's offer (based on the closing price of Viacom Class B common stock on the same date) and believed that prior to the time of the initial offer, there was market speculation about the possibility of an offer from Viacom that had led to an increase in the Infinity stock price. The board also considered the substantial decrease in the stock prices of other companies in the radio and outdoor advertising industries since the time of the initial Viacom offer (and the proportionately smaller decrease in Viacom's stock price) resulting from the market's reduced expectations regarding advertising sales growth. The Viacom board also considered the historical trading ranges of Viacom non-voting Class B common stock and Infinity Class A common stock as compared with the exchange ratio for the merger and as compared with historical trading ranges of other companies in the radio and broadcast and entertainment sectors. In addition, the Viacom board considered the pro forma effect of the proposed transaction on the historical and anticipated financial condition and results of Viacom. In particular, the Viacom board considered the likely effect of issuing the shares of Viacom non-voting Class B common stock pursuant to the merger on Viacom's earnings before interest, taxes, depreciation and amortization (EBITDA), after-tax cash flow and free cash flow per share, including the fact that the transaction would be accretive on a free cash flow per share basis.

   Support of Senior Management. The Viacom board of directors considered the fact that the senior management of Viacom supported the proposed transaction.

   Terms, Conditions and Termination Provisions. The Viacom board of directors reviewed the terms of the merger agreement, including the representations, warranties, covenants, conditions to consummation of the proposed merger and the circumstances under which Infinity and Viacom would have the right to terminate the merger agreement. The Viacom board considered that the merger is expected to be treated as a tax-free reorganization. The Viacom board also considered that a special committee of the Infinity board of directors had been created, comprised solely of independent directors, to act on behalf of the Infinity public stockholders for the purposes of negotiating and determining whether to recommend the merger to the Infinity board of directors.

Infinity's Reasons for the Merger; Recommendations of the Special Committee of Infinity's Board of Directors and Infinity's Board of Directors

 Recommendation of the Special Committee of Infinity's Board of Directors and the Infinity Board of Directors

   On October 30, 2000, the special committee of Infinity's board of directors unanimously determined that the merger was fair to, and in the best interests of, Infinity and the public stockholders of Infinity, unanimously determined that the merger and the merger agreement should be approved and declared advisable and unanimously voted to recommend that Infinity's board of directors approve and declare the advisability of the merger and the merger agreement.

   On October 30, 2000, Infinity's board of directors, by a unanimous vote of those directors who were present and did not abstain, determined that the merger was fair to, and in the best interests of Infinity and the public stockholders of Infinity, approved and declared the advisability of the merger and the merger agreement and recommended that stockholders consent to the approval of the merger and adoption of the merger agreement.

 Reasons for the Recommendation of the Special Committee of Infinity's Board of Directors and the Infinity Board of Directors

   Special Committee. In reaching its determination, the special committee considered:

  . the opinions of Bear Stearns and Deutsche Banc Alex. Brown to the effect that, based upon and subject to the assumptions, qualifications and limitations stated in their respective opinions, the exchange ratio of
    0.592 of a share of Viacom Class B common stock for each share of Infinity's outstanding Class A common stock to be paid to the public stockholders of Infinity in the merger was fair to such public stockholders from a financial point of view, and the reports and analyses presented to the special committee in connection with the opinions of Bear Stearns and Deutsche Banc Alex. Brown (see "--Opinions of Co-Financial Advisors to the Special Committee of Infinity's Board of Directors" on pages 35 through 53);

  . the historical market prices of Infinity's Class A common stock, including the fact that:

    . based on the $71.00 closing price of Viacom Class B common stock on August 14, 2000, the last full trading day prior to the announcement by Viacom that it had made a proposal to Infinity regarding the merger, the exchange ratio of 0.592 of a share of Viacom Class B common stock for each share of Infinity's outstanding Class A common stock implied a premium of approximately 19.2% over the $35.25 closing price of Infinity's Class A common stock on such date; and

    . based on the $56.38 closing price of the Viacom Class B common stock on October 27, 2000, the last full trading day prior to the special committee's determination to recommend the approval of the merger, the exchange ratio of 0.592 of a share of Viacom Class B common stock for each share of Infinity's outstanding Class A common stock implied a premium of approximately 9.0% over the $30.63 closing price of Infinity's Class A common stock on such date; the special committee noted, however, that the premium implied by the 0.592 exchange ratio on October 27, 2000 was not directly comparable to the premium implied by such exchange ratio on August 14, 2000 due to, among other things, the effect of the pending Viacom proposal on the trading prices of Infinity's Class A common stock following the August 15, 2000 announcement by Viacom that it had made a proposal to Infinity regarding the merger and the expectation that, upon completion of the merger, Infinity Class A common stock would be converted into Viacom Class B common stock at the exchange ratio;

  . the special committee's view that, notwithstanding the fact that market fluctuations had caused a decline in the prices of Viacom Class B common stock and Infinity Class A common stock during the period from announcement by Viacom that it had made a proposal to Infinity regarding the merger to the date of the special committee's determination to recommend the approval of the merger, the financial condition and prospects of Viacom remained positive;

  . the special committee noted the general downturn in stock price performance experienced by companies in the radio sector during the period from late August through October 2000 and the fact that the market price of Infinity Class A common stock had declined to a lesser extent than the stock prices of certain of Infinity's peers, including Clear Channel Communications;

  . the fact that the transaction was expected to be accretive to Infinity's stockholders from an after-tax cash flow perspective based on 2001 estimated financial results;

  . the business, financial condition, results of operations, prospects, current business strategy and competitive position of each of Infinity, Viacom and the new combined company, as well as general economic and stock market conditions;

  . the special committee noted that Viacom is relatively less dependent on advertising as compared to Infinity;

  . that the terms of the merger agreement were determined through arm's-length negotiations between the special committee of Infinity's board of directors, with the advice of its legal and co-financial advisors, on the one hand, and representatives of Viacom, with the advice of its legal and financial advisors, on the other;

  . the fact that the receipt of Viacom Class B common stock by the public stockholders of Infinity in the merger is expected to be tax-free to the public stockholders; and

  . that Viacom has sufficient stock ownership to control a disposition of Infinity and had informed the special committee that it would not be interested in a third-party sale of Infinity; the special committee and its co-financial advisors were not authorized to, and did not, solicit third-party indications of interest for the acquisition of Infinity, nor were any offers from third parties received.

   The special committee also considered a number of negative factors in its deliberations concerning the merger, including:

  . the fact that the transaction was expected to be dilutive to Infinity's stockholders from a free cash flow perspective based on 2001 estimated financial results;

  . the fact that the merger agreement does not provide the public stockholders of Infinity with any protection against fluctuations in the market price of Viacom Class B common stock during the period from the signing of the merger agreement to the completion of the merger;

  . the fact that the shares of Infinity's outstanding Class A common stock entitle the holder to one vote per share on all matters submitted to a vote of Infinity's stockholders, whereas shares of the Viacom Class B common stock are non-voting; and

  . the other factors discussed in this information statement/prospectus under the caption "Risk Factors."

   The special committee believed that these negative factors were substantially outweighed by the benefits anticipated from the merger.

   Infinity. In determining the fairness of the terms of the merger and approving the merger agreement and the merger, the Infinity board of directors considered the factors described above. In approving the merger, except as noted below, the Infinity board of directors concurred with and adopted the analysis of the special committee with respect to the financial evaluation of Infinity and of the exchange ratio. Mr. William S. Levine, who abstained on the vote, stated his view that the exchange ratio did not necessarily reflect the fullest value that might have been obtained if Infinity had been sold to a third party.

   In evaluating the merger, the members of the Infinity board of directors, including the members of the special committee, considered their knowledge of the business, financial condition and prospects of Infinity, and the advice of legal and co-financial advisors. In light of the number and variety of factors that Infinity's board of directors and the special committee considered in connection with their evaluation of the merger, neither Infinity's board of directors nor the special committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither Infinity's board of directors nor the special committee did so.

Opinions of Co-Financial Advisors to the Special Committee of Infinity's Board of Directors

   Deutsche Banc Alex. Brown and Bear Stearns acted as co-financial advisors to the special committee of Infinity's board of directors in connection with the merger. The special committee retained the co-financial advisors on the basis of their respective qualifications, expertise, reputation and experience. At the October 30, 2000 meeting of the special committee, each of Deutsche Banc Alex. Brown and Bear Stearns delivered its oral opinion, subsequently confirmed in writing as of October 30, 2000, to the special committee to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by each of Deutsche Banc Alex. Brown and Bear Stearns, the exchange ratio of 0.592 of a share of Viacom Class B common stock for each outstanding share of Infinity Class A common stock was fair, from a financial point of view, to the public stockholders of Infinity, consisting of the holders of Infinity Class A common stock, other than Viacom and its affiliates.

 Opinion of Deutsche Banc Alex. Brown

   The full text of the Deutsche Banc Alex. Brown written opinion, dated October 30, 2000, which sets forth, among other things, the assumptions made, some of the matters considered and qualifications and limitations on the review undertaken by Deutsche Banc Alex. Brown in connection with the opinion, is attached as Annex B to this information statement/prospectus and is incorporated herein by reference. Infinity stockholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

   In connection with Deutsche Banc Alex. Brown's role as co-financial advisor to the special committee, and in arriving at its opinion, Deutsche Banc Alex. Brown has, among other things:

  . reviewed certain publicly available financial and other information concerning Viacom and Infinity and certain internal analyses and other information furnished to it by Viacom and Infinity;

  . discussed with the members of the senior managements of Viacom and Infinity the businesses and prospects of their respective companies and the joint prospects of a combined company;

  . reviewed the reported prices and trading activity for Viacom Class B common stock and Infinity Class A common stock;

  . compared certain financial and stock market information for Viacom and Infinity with similar information for certain other companies whose securities are publicly traded;

  . reviewed certain financial forecasts for Viacom and Infinity prepared and published by research analysts, since no internal projections were available apart from operating budgets for the year 2000;

  . reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

  . reviewed the terms of the merger agreement; and

  . performed such other studies and analyses and considered such other factors as it deemed appropriate.

   In preparing its opinion, Deutsche Banc Alex. Brown did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Viacom or Infinity, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of all such information. Deutsche

Banc Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Viacom or Infinity. With respect to the financial forecasts and projections, Deutsche Banc Alex. Brown was advised by the managements of Infinity and Viacom that no financial projections or forecasts for their companies were available apart from operating budgets for the year 2000. Deutsche Banc Alex. Brown relied, with the consent of the special committee, on statements made by Viacom indicating that Viacom would not consider a transaction involving a sale of Infinity, and Deutsche Banc Alex. Brown was not requested to solicit, nor has it solicited, interest from any party with respect to an acquisition of Infinity. At the time of the announcement by Viacom that it had made a proposal to Infinity regarding the merger, Viacom owned Class B common stock of Infinity having approximately
90.0 percent of the combined voting power and approximately 64.3% (currently 64.2%) of the combined equity interest of both classes of Infinity's common stock. The Deutsche Banc Alex. Brown opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion and Deutsche Banc Alex. Brown undertook no obligation to update its opinion to reflect any developments occurring after the date of the opinion.

   For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that, in all respects material to its analyses, the representations and warranties of the parties to the merger agreement contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of the parties to the merger agreement to consummate the merger will be satisfied without any waiver thereof. Deutsche Banc Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Infinity or Viacom is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Infinity or Viacom or materially reduce the contemplated benefits of the merger to Infinity. In addition, Deutsche Banc Alex. Brown was advised by the special committee, and accordingly assumed for purposes of rendering its opinion, that the merger will be tax-free to each of Infinity and Viacom and their respective stockholders.

   Set forth below is a brief summary of certain financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion and reviewed with the special committee at its meeting on October 30, 2000.

   Historical stock performance. Deutsche Banc Alex. Brown reviewed and analyzed recent and historical market prices and trading volume for Viacom Class B common stock and Infinity Class A common stock and compared such market prices to certain stock market and industry indices. The following tables set forth the stock prices and performance against various indices for Viacom Class B common stock and Infinity Class A common stock:

 Viacom Class B common
      stock price
 ---------------------
October 27, 2000........  $56.38
52-week high (8/4/00)...   75.88
52-week low (10/27/99)..   41.00

 Infinity Class A common
       stock price
 -----------------------
 October 27, 2000........  $30.63
 52-week high (12/9/99)..   41.50
 52-week low (10/18/00)..   23.13

                                    Percentage change
                                      from 12/10/98
                                   (date of Infinity's
                                         IPO) to:            Percentage change
                                   -----------------------    from 8/14/00 to
                                    8/14/00      10/27/00        10/27/00
                                   ---------    ----------   -----------------
Infinity Class A common stock
 price............................       52.8%         32.8%       (13.1)%
Radio Index(/1/)..................       96.7          31.3        (33.2)
Clear Channel Communications,
 Inc..............................       71.0          16.3        (32.0)

--------
(/1/)Radio Index includes Cox Radio, Inc., Entercom Communications Corp.,
     Hispanic Broadcasting Corporation, and Radio One, Inc. and is calculated on an equally weighted basis.

                                       Percentage change
                                         from 12/10/98
                                            (date of
                                        Infinity's IPO)
                                              to:              Percentage change
                                       ---------------------    from 8/14/00 to
                                       8/14/00     10/27/00        10/27/00
                                       ---------   ---------   -----------------
Viacom Class B common stock price.....      102.9%       61.1%       (20.6)%
Diversified Media Index(/1/)..........       76.3        40.7        (20.2)
S&P 500...............................       28.0        18.4         (7.5)

--------
(/1/)Diversified Media Index includes The Walt Disney Company, Fox
     Entertainment Group, Inc., The News Corporation Limited, and USA Networks, Inc. and is calculated on an equally weighted basis.

   Implied transaction premium to Infinity's hypothetical price. Given the general decline in radio stock market valuations since Viacom's announcement on August 15, 2000 regarding the proposed merger, Deutsche Banc Alex. Brown also analyzed the hypothetical share prices of Infinity as of October 27, 2000 derived through three different benchmarks:

                                                Actual/       Percentage change
                              Actual price hypothetical price (from 8/14/00 to
Date                            8/14/00         10/27/00          10/27/00)
----                          ------------ ------------------ -----------------
Viacom Class B common
 stock......................     $71.00          $56.38             (20.6)%
Infinity Class A common
 stock......................      35.25           30.63             (13.1)
Hypothetical Infinity Class
 A common stock price
Based on Clear Channel price
 change(/1/)................                     $23.96             (32.0)%
Based on Clear Channel
 multiple change(/2/).......                      24.31             (28.7)
Based on Radio Index
 change(/3/)................                      23.53             (33.2)

--------
(/1/)Hypothetical price based on decrease in Clear Channel Communications, Inc.
     stock price from 8/14/00 to 10/27/00.
(/2/)Hypothetical price based on decrease in Clear Channel Communications, Inc.
     Enterprise Value/2001E EBITDA (as defined below) multiple from 8/14/00 to 10/27/00.
(/3/)Price based on the percentage decrease in Radio Index from 8/14/00 to 10/27/00. Radio Index includes Cox Radio, Inc., Entercom Communications Corp., Hispanic Broadcasting Corporation, and Radio One, Inc. and is calculated on an equally weighted basis.

                      Premium based on hypothetical price

Assumed percentage decline from 8/14/00
 through 10/27/00.............................   20.0%   25.0%   30.0%   35.0%
Hypothetical Infinity Class A common stock
 10/27/00 price............................... $28.20  $26.44  $24.68  $22.91
Implied premium based on merger price(/1/)....   18.3%   26.2%   35.3%   45.7%

--------
(/1/)Implied premium based on current merger price of $33.37 as of 10/27/00.

   The hypothetical analysis is purely illustrative to show what the Infinity Class A common stock price might have been on October 27, 2000 had the announcement by Viacom that it had made a proposal to Infinity regarding the merger on August 15, 2000 not taken place and had the Infinity Class A common stock price declined by the specified percentages, which may be compared with the decline in stock price for Clear Channel and for the Radio Index from August 14, 2000 to October 27, 2000.

   Analysis of selected publicly traded companies. Deutsche Banc Alex. Brown compared certain financial information and commonly used valuation measurements relating to Viacom and Infinity with the corresponding information and measurements for the following group of companies:

        Viacom peer group(/1/)                   Infinity peer group(/2/)
        ----------------------                   ------------------------
     The Walt Disney Company                Clear Channel Communications, Inc.
     Fox Entertainment Group, Inc.          Cox Radio, Inc.
     The News Corporation Limited           Entercom Communications Corp.
     USA Networks, Inc.                     Hispanic Broadcasting Corporation
                                            Radio One, Inc.
                                            Lamar Advertising Company

--------
(/1/)The Viacom peer group comprises selected large capitalization diversified entertainment companies.
(/2/)The Infinity peer group comprises selected radio companies and Lamar
     Advertising Company, an outdoor advertising company.

   Financial information and valuation measurements reviewed by Deutsche Banc Alex. Brown included, among other things:

  .  common equity market valuation as of October 27, 2000;

  .  operating performance;

  . ratios of common equity market value, as increased for debt and reduced for cash and the value of unconsolidated assets ("Enterprise Value") to estimated 2000 and 2001 earnings before interest expense, income taxes and depreciation and amortization ("EBITDA");

  . ratios of common equity market capitalization ("Equity Value") to estimated 2000 and 2001 after tax cash flow ("ATCF") (after tax cash flow is defined as net income plus depreciation and amortization, excluding minority interest); and

  . ratios of Equity Value to estimated 2000 and 2001 free cash flow ("FCF") (free cash flow is defined as ATCF less capital expenditures, excluding minority interest).

   To estimate the trading multiples for the selected peer group companies of Viacom and Infinity, Deutsche Banc Alex. Brown used publicly available information concerning projected financial performance for the years 2000 and 2001 from selected equity research analysts.

   The following tables set forth the trading multiples calculated by Deutsche Banc Alex. Brown:

                                                         Enterprise Value to
                                                               EBITDA
                                                       -----------------------
                                                          2000E       2001E
                                                       ----------- -----------
   Viacom peer group
     Range............................................ 11.0x-20.5x 9.6x-15.1x
     Median...........................................    13.5        11.3
   Viacom.............................................    22.2        18.2
   Infinity peer group
     Range............................................ 13.9x-28.2x 12.4x-23.2x
     Median...........................................    17.2        15.4
   Infinity (as of 8/14/00)...........................    23.7        20.4
   Infinity (as of 10/27/00)..........................    20.7        18.0
   Infinity (as of 10/27/00 based on revised exchange
    ratio)............................................    22.5        19.5

                                                        Equity Value to ATCF
                                                       -----------------------
                                                          2000E       2001E
                                                       ----------- -----------
   Viacom peer group
     Range............................................ 22.0x-35.3x 19.9x-34.6x
     Median...........................................    28.8        23.0
   Viacom.............................................    35.3        28.5
   Infinity peer group
     Range............................................ 14.5x-38.5x 11.3x-32.7x
     Median...........................................    19.2        17.0
   Infinity (as of 8/14/00)...........................    36.1        30.6
   Infinity (as of 10/27/00)..........................    31.3        26.5
   Infinity (as of 10/27/00 based on revised exchange
    ratio)............................................    34.2        28.9

                                                         Equity Value to FCF
                                                       -----------------------
                                                          2000E       2001E
                                                       ----------- -----------
   Viacom peer group
     Range............................................ 41.0x-67.0x 37.1x-59.9x
     Median...........................................    56.7        56.0
   Viacom.............................................    46.5        35.0
   Infinity peer group
     Range............................................ 15.9x-41.2x 12.6x-34.8x
     Median...........................................    21.8        19.0
   Infinity (as of 8/14/00)...........................    39.0        32.6
   Infinity(as of 10/27/00)...........................    33.8        28.3
   Infinity (as of 10/27/00 based on revised exchange
    ratio)............................................    36.9        30.9

   None of the companies utilized as a comparison is identical to Viacom or Infinity. Accordingly, Deutsche Banc Alex. Brown believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown's opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

   Analysis of selected precedent transactions. Deutsche Banc Alex. Brown reviewed the financial terms, to the extent publicly available, of several proposed, pending or completed mergers and acquisition transactions since January 1997 involving companies in the radio industry and the outdoor advertising industry. The selected transactions reviewed were:

                                                                                                          Date
              Acquiror                               Target                                             announced
              --------                               ------                                             ---------
 Radio transactions
 Radio One, Inc.                            Selected radio stations of Clear Channel                    03/13/00
                                            Communications, Inc.
 Infinity Broadcasting Corporation          Selected radio stations of Clear Channel                    03/07/00
                                            Communications, Inc.
 Clear Channel Communications, Inc.         AMFM Inc.                                                   10/04/99
 Entercom Communications Corp.              Selected radio stations of Sinclair Broadcast Group, Inc.   07/26/99
 Clear Channel Communications, Inc.         Jacor Communications, Inc.                                  10/08/98
 Chancellor Media Corporation               Capstar Broadcasting Corporation                            08/27/98
 CBS Corporation                            American Radio Systems Corporation                          09/19/97
 Capstar Broadcasting Corporation           SFX Broadcasting, Inc.                                      08/25/97

                                                                       Date
    Acquiror                                Target                   announced
    --------                                ------                   ---------
Outdoor advertising
 transactions
Lamar Advertising Company  AMFM Outdoor (Chancellor Media            06/01/99
                           Corporation)
Infinity Broadcasting      Outdoor Systems, Inc.                     05/27/99
Corporation
AMFM Outdoor (Chancellor   Whiteco Outdoor Advertising               08/31/98
Media Corporation)
Clear Channel              More Group PLC                            03/05/98
Communications, Inc.
Clear Channel              Universal Outdoor Holdings, Inc.          10/23/97
Communications, Inc.

   The following tables set forth the transaction multiples calculated by Deutsche Banc Alex. Brown:

                                                   Enterprise Value to
                                         ---------------------------------------
                                         Current year EBITDA Forward year EBITDA
                                         ------------------- -------------------
   Selected Radio transactions
     Range..............................     16.7x-24.0x         13.9x-20.6x
     Median.............................        19.5                16.7

                                                Enterprise Value to
                                      ---------------------------------------
                                      Current year EBITDA Forward year EBITDA
                                      ------------------- -------------------
   Selected Outdoor Advertising
    transactions
     Range...........................     10.9x-21.3x         10.1x-19.3x
     Median..........................        14.6                12.4

   All multiples for the selected precedent transactions were based on public information available at the time of announcement of such transactions, without taking into account different market and other conditions during the period in which the transactions occurred. None of the selected transactions involved the sale of a minority interest in a publicly owned company. Because the reasons for, and circumstances surrounding, each of the precedent selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Infinity and the companies involved in the selected transactions, Deutsche Banc Alex. Brown believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown's opinion, concerning differences between the characteristics of these transactions and this merger that could affect the value of the subject companies and businesses and Infinity.

   Historical exchange ratio analysis. Deutsche Banc Alex. Brown compared the revised exchange ratio of 0.592x to the ratio of the closing market prices of Infinity Class A common stock to Viacom Class B common stock as of October 27, 2000. Deutsche Banc Alex. Brown also compared this ratio to selected averages of historical ratios of the closing market prices of Infinity Class A common stock to Viacom Class B common stock calculated backwards from August 14, 2000 (one day prior to the date of the initial announcement by Viacom that it had made a proposal to Infinity regarding the merger). The results of this analysis are set forth below:

                    Viacom's revised exchange ratio--0.592x

                                                                 Implied
   Period                                    Exchange ratio premium/(discount)
   ------                                    -------------- ------------------
   October 27, 2000.........................     0.543x             9.0%
   August 14, 2000..........................     0.496             19.2
   One week average(/1/)....................     0.506             17.0
   One month average(/1/)...................     0.516             14.8
   Three months average(/1/)................     0.525             12.8
   Six months average(/1/)).................     0.561              5.4
   Average since CBS merger announcement
    (9/7/99)................................     0.613             (3.5)
   All time high(/2/) (10/20/99)............     0.815            (27.3)
   All time low(/2/) (6/26/00)..............     0.485             22.0

--------
(/1/)All time periods are calculated backwards from August 14, 2000. (/2/)Since CBS merger announcement on September 7, 1999.

   Premium analysis. Based on data from Securities Data Corporation, Deutsche Banc Alex. Brown also reviewed the premiums paid in selected going private transactions since January 1, 1998 in which a parent company acquired the entire publicly held minority interest. The selected transactions reviewed were:

                                                                        Date
Acquiror                    Target                                    announced
--------                    ------                                    ---------
All cash or all stock
 transactions
Transactions where low-20% remaining interest was acquired
Ford Motor Company          The Hertz Corporation                     09/21/00
Hartford Financial
 Services Group, Inc.       Hartford Life Inc.                        03/27/00
Thermo Instrument Systems
 Inc.                       Thermo BioAnalysis Corporation            01/31/00
Boise Cascade Corporation   Boise Cascade Office Products Corporation 12/01/99
Vivendi S.A.                Aqua Alliance Inc.                        04/01/99
Viacom Inc.                 Spelling Entertainment Group Inc.         03/21/99
Allmerica Financial Corp    Citizens Corporation                      10/27/98
Newmont Mining Corporation  Newmont Gold Company                      09/29/98
Liberty Media Group         Tele-Communications International, Inc.   07/13/98
Transactions where 20-50% remaining interest was acquired
Phoenix Home Life Mutual
 Insurance Company          Phoenix Investment Partners, Ltd.         07/24/00
Investor Group              The Cherry Corporation                    04/24/00
Elyo (Suez Lyonnaise des
 Eaux Group)                Trigen Energy Corporation                 09/20/99
Warburg, Pincus Ventures,
 L.P.                       Knoll, Inc.                               03/24/99
Bank of America National
 Trust & Saving
 Association                BA Merchant Services, Inc.                10/22/98
Usinor S.A.                 J&L Specialty Steel, Inc.                 09/23/98
Dow AgroSciences LLC        Mycogen Corporation                       04/30/98
Koninklijke KNP BT NV       BT Office Products International Inc.     01/22/98
Investor Group              BET Holdings, Inc.                        09/11/97
All stock transactions
Newmont Mining Corporation  Newmont Gold Company                      09/29/98
Liberty Media Group         Tele-Communications International, Inc.   07/13/98

   The review indicated the following premiums:

                                         Initial offer's premium to price
                                           prior to initial announcement
                                     -----------------------------------------
                                      1 day prior  1 week prior  4 weeks prior
                                     ------------- ------------- -------------
Remaining interest acquired--all
 cash or all stock
Low-20%
  Range............................. (11.1%)-51.4% (17.9%)-55.6% (5.3%)-61.1%
  Median............................     15.2          22.2          39.1
20%-50%
  Range.............................  1.2%-80.4%    2.5%-91.7%    7.4%-35.5%
  Median............................     17.1          33.3          23.5

Remaining interest acquired--all
 stock
  Range............................. (5.2%)-48.3%   20.8%-47.2%   44.5%-61.1%
  Median............................     21.6          34.0          52.8

Viacom's offer......................  13.6%(/1/)     7.0%(/1/)    13.2%(/1/)

(/1/)Based on Viacom's implied offer price of $40.04 calculated using initial exchange ratio of 0.564x.
--------

                                            Final offer's premium to price
                                            prior to initial announcement
                                        --------------------------------------
                                                                    4 weeks
                                        1 day prior  1 week prior    prior
                                        ------------ ------------ ------------
Remaining interest acquired--all cash
 or all stock
Low-20%
  Range................................ (5.2%)-51.4% 17.2%-55.6%  20.9%-101.7%
  Median...............................     36.2         41.7         53.9
20%-50%
  Range................................ 32.5%-103.1% 40.0%-112.5% 31.9%-77.4%
  Median...............................     47.1         56.2         52.4
Remaining interest acquired--all stock
  Range................................ (5.2%)-48.3% 20.8%-47.2%  44.5%-61.1%
  Median...............................     21.6         34.0         52.8
Viacom's offer.........................  19.2%(/1/)   12.3%(/1/)   18.8%(/1/)

--------
(/1/)Based on Viacom's implied offer price of $42.03 calculated using revised exchange ratio of 0.592x.

   Deutsche Banc Alex. Brown believes that many of these transactions are not directly comparable to this merger since most of them involved cash only consideration and were substantially smaller in size than this merger.

   Contribution analysis. Deutsche Banc Alex. Brown analyzed the relative pro forma contributions of Viacom and the proportionate share of Infinity, allocable to Infinity's public stockholders, based on the average of most currently available research analysts' estimates, to the resultant pro forma income statement of the combined company assuming the completion of the merger on January 1, 2000. This analysis showed that on a pro forma combined basis (excluding the effect of any synergies that may be realized as a result of the merger, and non-recurring expenses relating to the merger), the relative contributions of Viacom and the proportionate share of Infinity allocable to Infinity's public stockholders would be as follows:

                         Relative contribution analysis

                                                              Proportionate
                                                            share of Infinity
                                                         allocable to Infinity's
                                                  Viacom   Public Shareholders
                                                  ------ -----------------------
   2000E after-tax cash flow.....................  87.0%          13.0%
   2001E after-tax cash flow.....................  87.4           12.6
   2000E free cash flow..........................  84.8           15.2
   2001E free cash flow..........................  86.0           14.0
   Equity contribution in the merger(/1/)........  86.5           13.5

--------
(/1/)As of the close of business on October 27, 2000.

   Pro forma financial effects. Deutsche Banc Alex. Brown analyzed certain pro forma effects of the merger. Based on such analysis, Deutsche Banc Alex. Brown computed the resulting accretion/dilution to each of Viacom's and Infinity's ATCF and FCF estimates on a per share basis for the fiscal year ending 2001, without taking into account any cost savings, operating efficiencies, revenues effects and financial synergies Viacom and Infinity could achieve if the merger were consummated. Such analysis was based on the average of most currently available research analysts' estimates, without taking into account non-cash losses from unconsolidated investments and non-cash residual costs of Viacom. Deutsche Banc Alex. Brown's analysis indicated the following approximate pro forma financial effects on Infinity's and Viacom's ATCF and FCF:

         Accretion/dilution(/1/)         Initial exchange ratio Revised exchange ratio
         -----------------------         ---------------------- ----------------------
                                                 0.564x                 0.592x
   After-tax cash flow (ATCF) per share
     Viacom stockholders...............           (0.4%)                 (1.1%)
     Infinity stockholders.............            3.0                    7.4
   Free cash flow (FCF) per share
     Viacom stockholders...............            1.3%                   0.6%
     Infinity stockholders.............           (7.8)                  (3.8)

--------
(/1/)Assuming the merger is consummated on January 1, 2001.

   The foregoing summary describes analyses and factors that Deutsche Banc Alex. Brown deemed material in its presentation to the special committee, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Banc Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Banc Alex. Brown did not assign specific weights to any particular analyses.

   In conducting its analyses and arriving at its opinions, Deutsche Banc Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Banc Alex. Brown to provide its opinion to the special committee as to the fairness of the exchange ratio, from a financial point of view, to the public stockholders of Infinity and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc Alex. Brown made, and was provided by managements of Infinity and Viacom with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Infinity's or Viacom's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Infinity or Viacom or their respective advisors, future results or actual values may be materially different from these forecasts or assumptions.

   The terms of the merger were determined through negotiations between the special committee of Infinity's board of directors and Viacom and were approved by the special committee and Infinity's board of directors. Although Deutsche Banc Alex. Brown provided advice to the special committee during the course of these negotiations, the decision to recommend the merger to Infinity's board of directors was solely that of the special committee. As described above, the opinion and presentation of Deutsche Banc Alex. Brown to the special committee was only one of a number of factors taken into consideration by the special committee in making its determination to recommend the merger to Infinity's board of directors. Deutsche Banc Alex.

Brown's opinion was provided to the special committee to assist it in connection with its consideration of the merger. The opinion of Deutsche Banc Alex. Brown is addressed to the special committee and is not a recommendation to the stockholders of Infinity to approve the merger. Deutsche Banc Alex. Brown expressed no opinion as to the prices at which Infinity or Viacom common stock would trade in the future. Deutsche Banc Alex. Brown's opinion is limited to the fairness, from a financial point of view, of the exchange ratio to the public stockholders of Infinity. Deutsche Banc Alex. Brown expressed no opinion as to the merits of the decision by Infinity to engage in the merger.

   As compensation for Deutsche Banc Alex. Brown's services in connection with the merger, including rendering its opinion, Infinity has agreed to pay Deutsche Banc Alex. Brown a customary fee, a portion of which was at the discretion of the special committee and is payable upon completion of the merger or, had the merger agreement not been signed, upon termination of discussions with Viacom with respect to a transaction. In addition, regardless of whether the merger is consummated, Infinity has agreed to reimburse Deutsche Banc Alex. Brown for all reasonable out-of-pocket expenses incurred by Deutsche Banc Alex. Brown in connection with the merger, including reasonable fees and disbursements of its legal counsel. Infinity has also agreed to indemnify Deutsche Banc Alex. Brown and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement or the merger.

   Deutsche Banc Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Banc Alex. Brown and its affiliates have, from time to time, provided investment banking and other financial services to Infinity and Viacom or their respective affiliates for which they have received or will receive compensation. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade in the securities and other instruments and obligations of Infinity and Viacom for their own accounts and for the accounts of their customers. Accordingly, Deutsche Banc Alex. Brown and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

 Opinion of Bear, Stearns & Co. Inc.

   The full text of the Bear Stearns written opinion, dated October 30, 2000, which sets forth, among other things, the assumptions made, some of the matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection with the opinion, is attached as Annex C to this information statement/prospectus and is incorporated herein by reference. Infinity stockholders are urged to read the opinion in its entirety. The summary of the opinion set forth in this information statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

   In reading the discussion of the Bear Stearns fairness opinion set forth below, the public stockholders of Infinity Class A common stock should be aware that Bear Stearns' opinion:

  . was provided to the special committee for its benefit and use in consideration of this transaction;

  . did not address Infinity's underlying business decision to pursue this transaction, the relative merits of this transaction as compared to any alternative business strategies that might exist for Infinity, or the effects of any other transaction in which Infinity might engage;

  . did not constitute a recommendation to the special committee in connection with its consideration of this transaction or to the public, or unaffiliated, Class A stockholders of Infinity regarding how to vote in connection with this transaction or any matter related thereto; and

  . did not express any opinion as to the price or range of prices at which the Class A common stock of Infinity or the Class A or Class B common stock of Viacom may trade subsequent to the announcement of the signing of the merger agreement or as to the price or range of prices at which the Class A or Class B common stock of Viacom may trade subsequent to the consummation of this transaction.

   Although Bear Stearns evaluated the fairness of the exchange ratio from a financial point of view to the public stockholders of Infinity Class A common stock, the terms of this transaction were determined through negotiations between the special committee of Infinity's board of directors and Viacom and were approved by the special committee and Infinity's board of directors. While Bear Stearns did provide financial advice to the special committee during the course of these negotiations, the decision to recommend this transaction to the Infinity board of directors was solely that of the special committee. Bear Stearns' opinion was among several factors taken into consideration by the special committee in making its determination to recommend this transaction and the merger agreement.

   In the course of performing its review and analyses for rendering its opinion, Bear Stearns has:

  . reviewed the merger agreement;

  . reviewed Viacom's Annual Reports on Form 10-K for the years ended
    December 31, 1997 through 1999, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, its preliminary earnings release for the period ended September 30, 2000, its Proxy Statement on Schedule 14A dated June 5, 2000, its Current Report on Form 8-K/A dated May 4, 2000, and its Registration Statement on Form S-4 dated November 24, 1999;

  . reviewed CBS Corporation's Annual Reports on Form 10-K for the years ended December 31, 1997 through 1999, and its Quarterly Report on Form 10-Q for the period ended March 31, 2000;

  . reviewed Infinity's Annual Reports on Form 10-K for the years ended
    December 31, 1998 and 1999, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, its preliminary earnings release for the period ended September 30, 2000, its Proxy Statements on
    Schedule 14A dated March 30, 2000 and October 5, 1999, and its Registration Statement on Form S-1 dated December 9, 1998 relating to its initial public offering;

  . reviewed certain operating and financial information, including a budget for the year ended December 31, 2000, relating to Infinity's and Viacom's businesses and prospects provided to Bear Stearns by their respective managements;

  . met with certain members of Infinity's and Viacom's senior management to discuss Infinity's and Viacom's respective businesses, operations, historical and fiscal year 2000 budgeted financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volumes of Infinity Class A common stock and Viacom Class A and Class B common stock;

  . reviewed various public equity research reports, earnings estimates and target stock prices for Infinity and Viacom;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Infinity and Viacom;

  . reviewed the financial terms of recent minority buy-in transactions and recent mergers and acquisitions which Bear Stearns deemed generally relevant to its analysis;

  . reviewed the pro forma financial results, financial condition and capitalization of Viacom after giving effect to this transaction; and

  . conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

   In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation the fiscal year

2000 budgets, provided to Bear Stearns by Infinity and Viacom. With respect to Infinity's and Viacom's 2000 budgets, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Infinity and Viacom, as to the expected year 2000 performance of Infinity and Viacom, respectively. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the budgets provided to Bear Stearns, and relied upon the assurances of the senior managements of Infinity and Viacom that they were unaware of any facts that would make the information and budgets provided to Bear Stearns incomplete or misleading.

   In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Infinity and Viacom, nor was it furnished with any such appraisals. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its opinion, and Bear Stearns undertook no obligation to update or revise its opinion to reflect any developments occurring after that date.

   Bear Stearns also assumed, with the consent of the special committee, that this transaction will (a) qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986 as amended, (b) be accounted for under the purchase method of accounting, and (c) otherwise be consummated in a timely manner without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Infinity or Viacom.

   Set forth below is a brief summary of the material valuation and financial and comparative analyses considered by Bear Stearns in connection with the rendering of the Bear Stearns opinion. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion.

   In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, Infinity and Viacom. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

   Historical Stock Trading Analysis and Exchange Ratio Analysis. Bear Stearns reviewed the historical stock trading performance of Infinity Class A common stock and Viacom Class B common stock over the following time periods:

                                                                   Stock Price
                                                                  Performance--
                                                                 Compound Annual
                                                                   Growth Rate
                                                                 ---------------
                                                                 Infinity Viacom
                                                                 -------- ------
August 14, 1995-August 14, 2000.................................     NA    24.3%
December 10, 1998-August 14, 2000...............................   28.7%   52.4%
August 14, 1999-August 14, 2000.................................   36.6%   69.0%
September 7, 1999-August 14, 2000...............................   24.3%   55.5%

   Bear Stearns compared the stock price performance of Infinity to Clear Channel Communications, Inc. and various indices during the last twelve months ended August 14, 2000, the period from its initial public offering on December 10, 1998 to August 14, 2000 and since August 15, 2000, the day of the initial announcement by Viacom that it had made a proposal to Infinity regarding the merger until October 24, 2000, as illustrated by the table below:

                                Compound Annual Growth Rate        % Change
                             --------------------------------- ----------------
                             August 14, 1999 December 10, 1998 August 15, 2000
                                   to               to                to
                             August 14, 2000  August 14, 2000  October 24, 2000
                             --------------- ----------------- ----------------
Infinity...................       36.6%            28.7%            (20.6)%
Clear Channel
 Communications, Inc.......       23.8%            37.6%            (33.8)%
Standard & Poor's 500 Index
 (S&P).....................       12.3%            15.8%             (5.8)%
General Radio Index/1/ ....       32.9%            47.1%            (25.6)%
Niche Radio Index/2/ ......       25.0%            46.8%            (36.7)%

--------
/1/Consists of Clear Channel Communications, Inc., Cox Radio, Inc., and
  Entercom Communications Corp.
/2/Consists of Hispanic Broadcasting and Radio One, Inc. (Class A shares).

   Bear Stearns also compared the stock price performance of Viacom to various indices during the last twelve months ended August 14, 2000, the period from the announcement of the CBS Corporation merger with Viacom on September 7, 1999 to August 14, 2000 and since the day of the initial announcement by Viacom that it had made a proposal to Infinity regarding the merger until October 24, 2000, as illustrated by the table below:

                                 Compound Annual Growth Rate       % Change
                               ------------------------------- ----------------
                               August 14, 1999  Sept. 7, 1999  August 15, 2000
                                     to              to               to
                               August 14, 2000 August 14, 2000 October 24, 2000
                               --------------- --------------- ----------------
Viacom........................      69.0%           55.5%           (18.9)%
S&P...........................      12.3%           11.2%            (5.8)%
Diversified Media Index/1/ ...      41.9%           43.0%           (21.3)%

--------
/1/Consists of The News Corporation Limited (preferred shares), Fox
  Entertainment Group, Inc., USA Networks, Inc., and The Walt Disney Company.

   Bear Stearns reviewed the relationship between the daily closing prices of Infinity Class A common stock and Viacom Class B common stock during the period from September 7, 1999 (the day of the announcement of the CBS Corporation merger with Viacom) through August 14, 2000 and the implied historical exchange ratios determined by dividing the price of Infinity Class A common stock by the price of Viacom Class B common stock over such period. Bear Stearns did so in order to compare the exchange ratio against historical implied exchange ratios. The following table indicates the implied exchange ratio as of August 14, 2000 (the last trading day before the initial announcement by Viacom that it had made a proposal to Infinity regarding the merger) and the average implied historical exchange ratios for various periods leading up to August 14, 2000, as well as the overall period high and low.

                                                                      Historical
                                                                       Exchange
   Time Period                                                          Ratio
   -----------                                                        ----------
   August 14, 2000...................................................   0.496x
   20 trading days ended August 14, 2000.............................   0.515x
   60 trading days ended August 14, 2000.............................   0.522x
   120 trading days ended August 14, 2000............................   0.558x
   240 trading days ended August 14, 2000............................   0.613x
   Period Average....................................................   0.613x
   Period High (10/20/99)............................................   0.815x
   Period Low (6/26/00)..............................................   0.485x

   Pro Forma After-Tax Cash Flow and Free Cash Flow Analysis. Bear Stearns analyzed the impact of this transaction using the exchange ratio and Viacom Class B stock price as of October 24, 2000 on after-tax cash flow, defined as net income plus depreciation and amortization (excluding minority interests) plus interest expense and dividends from dilutive convertible securities ("ATCF"), and free cash flow, defined as ATCF less capital expenditures (excluding minority interests) ("FCF"), of Infinity and Viacom on a net fully-diluted per share basis, based on available Wall Street research analyst estimates for fiscal years 2000E and 2001E excluding any one-time charges. Bear Stearns also analyzed ATCF and FCF accretion/(dilution) adjusting for non-cash residual costs and unconsolidated income/(loss). The following table presents the implied accretion/(dilution) to Infinity stockholders based on the exchange ratio.

                                                 Unadjusted      Adjusted/1/
                                                 -------------   -------------
                                                 2000E   2001E   2000E   2001E
                                                 -----   -----   -----   -----
   ATCF.........................................  (2.8)%   1.3 %   3.3 %  7.4 %
   FCF.......................................... (17.9)% (10.3)% (11.3)% (3.8)%

--------
1 Adjusted for non-cash residual costs and unconsolidated income/(loss).

   Relative Contribution Analysis. Bear Stearns reviewed the relative contribution of each of Infinity and Viacom to certain income statement categories of the pro forma combined company, including 2000 and 2001 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA"), ATCF and FCF based on available Wall Street research analyst estimates. Bear Stearns then compared these contribution percentages to the proportion of the enterprise value and equity value that Infinity Class A stockholders would receive based on the exchange ratio and Viacom Class B common stock price as of October 24, 2000. Bear Stearns determined the equity value based on the market value of equity on a fully diluted basis (treasury method) ("Equity Value") and the enterprise value by calculating the sum of its Equity Value, total debt and the value of minority interests, minus cash and the value of unconsolidated assets as estimated by their market value or available Wall Street research analyst estimates ("Enterprise Value"). Bear Stearns observed that the Infinity Class A stockholders' share of the combined pro forma Enterprise Value and Equity Value would be 13.5% and 13.5%, respectively. Set forth below is Infinity's proportional contribution to pro forma 2000 and 2001 estimated EBITDA, ATCF and FCF, as well as to pro forma 2000 and 2001 estimated EBITDA, ATCF and FCF adjusting for non-cash residual costs and unconsolidated income/(loss):

                                                        Unadjusted    Adjusted/1/
                                                        ------------  ------------
                                                        2000E  2001E  2000E  2001E
                                                        -----  -----  -----  -----
EBITDA................................................. 13.7%  12.9%    NA     NA
ATCF................................................... 13.9%  13.3%  13.0%  12.5%
FCF.................................................... 16.4%  15.0%  15.2%  14.0%

--------
1 Adjusted for non-cash residual costs and unconsolidated income/(loss).

   Premium Analysis. Bear Stearns conducted (1) an analysis of the implied premium to be paid to Infinity Class A stockholders; and (2) a comparison of the implied premium to premiums paid in selected minority buy-in transactions since January 1, 1998 to October 24, 2000 for public U.S. targets with consideration of at least $100 million.

   Bear Stearns calculated the implied premium to be paid to holders of Infinity Class A common stock based on the exchange ratio and Viacom's Class B common stock price as of August 14, 2000 to Infinity's Class A stock price one day and 20 days prior to the initial announcement by Viacom that it had made a proposal to Infinity regarding the merger. Given the volatility in the radio sector and Viacom's Class B common stock price, Bear Stearns also calculated the implied premium to be paid to holders of Infinity Class A common stock based on the exchange ratio and Viacom's Class B common stock price as of October 24, 2000 to Infinity's hypothetical stock price one day and 20 days prior to October 25, 2000. The calculation of Infinity's hypothetical stock price was based on the percentage decrease from August 14, 2000 to one day and 20 days prior to October 25, 2000 in (1) Clear Channel Communications, Inc.'s stock price; (2) Clear Channel Communications, Inc.'s Enterprise Value to 2001E EBITDA multiple; and (3) the General Radio Index. The hypothetical analysis is purely illustrative and not necessarily indicative of the actual declines that Infinity's Class A common stock might have experienced had the initial announcement of this transaction been made on October 25, 2000 instead of August 15, 2000.

                                                  Infinity Stock Price
                                           -----------------------------------
                                           One Day Prior 20 Trading Days Prior
                                           ------------- ---------------------
Premium Paid to Infinity Class A
 Stockholders:
Viacom Class B stock price as of August
 14, 2000.................................     19.2%             18.8%

Viacom Class B stock price as of October
 24, 2000:
Based on Clear Channel Communications,
 Inc. price/1/ ...........................     40.4%             32.6%
Based on Clear Channel Communications,
 Inc. multiple/2/ ........................     38.1%             30.4%
Based on General Radio Index/3/ ..........     24.7%             41.9%

--------
1 Hypothetical Infinity Class A common stock price based on decrease in Clear
  Channel Communications, Inc. stock price from 8/14/00 to one day or 20 days prior to 10/25/00.
2 Hypothetical Infinity Class A common stock price based on decrease in Clear
  Channel Communications, Inc. 2001E EBITDA multiple from 8/14/00 to one day or 20 days prior to 10/25/00.
3 Hypothetical Infinity Class A common stock price based on decrease in the General Radio Index from 8/14/00 to one day or 20 days prior to 10/25/00.

   Bear Stearns reviewed the one-day and 20-day premiums paid in 18 selected minority buy-in transactions. Bear Stearns noted that all but two were for cash. These transactions were:

  Target                                    Acquiror

  BET Holdings Inc.                         Liberty Media Corp.
  BT Office Products International Inc.     NV Koninklijke KNP BT NV
  Mycogen Corp.                             Dow AgroSciences (Dow
  Tele-Communications International, Inc.    Chemical Co.)
  J&L Specialty Steel Inc.                  Liberty Media Group
  Newmont Gold Co.                          Usinor SA
  BA Merchant Services Inc.                 Newmont Mining Corp.
  Citizens Corp.                            BankAmerica Corp.
  Spelling Entertainment Group Inc.         Allmerica Financial Corp.
  Knoll, Inc.                               Viacom Inc.
  Aqua Alliance Inc.                        Warburg, Pincus & Co.
  Boise Cascade Office Products Corp.       Vivendi S.A.
  Trigen Energy Corp.                       Boise Cascade Corp.
  Thermo BioAnalysis Corp.                  Suez Lyonnaise des Eaux S.A.
  Hartford Life Inc.                        Thermo Instrument Systems Inc.
  Cherry Corporation                        Hartford Financial Services
  Phoenix Investment Partners Ltd.           Group, Inc.
  The Hertz Corporation                     Investor Group
                                            Phoenix Home Life Mutual
                                             Insurance Co.
                                            Ford Motor Company

   The following table presents the averages of one-day and 20-day premiums calculated in minority buy-in transactions since January 1, 1998 to October 24, 2000 for public U.S. targets with consideration of at least $100 million.

                                             Average Premium vs. Stock Price
                                          --------------------------------------
                                          One Day Prior to    20 Trading Days
                                            Announcement   Prior to Announcement
                                          ---------------- ---------------------
     Average.............................       46.8%              53.6%
     Median..............................       44.0%              53.7%

   Generally Comparable Company Analysis. Bear Stearns compared certain operating, financial, trading and valuation information for Infinity to certain publicly available operating, financial, trading and valuation information for six selected companies (categorized into four groups), which, in Bear Stearns' judgment, were generally comparable to Infinity for purposes of this analysis. The generally comparable companies for Infinity were:

Large                                                                      Outdoor
Capitalization    General Radio Companies            Niche Radio Companies Advertising
--------------    -----------------------            --------------------- -----------
Clear Channel     Clear Channel Communications, Inc. Radio One, Inc.       Lamar Advertising
 Communications,  Cox Radio, Inc.                    Hispanic Broadcasting  Company
Inc.
                  Entercom Communications Corp.

   Bear Stearns compared the value of these companies based on closing stock prices as of October 24, 2000 against their EBITDA, ATCF, and FCF based on available Wall Street research analyst estimates. A summary of the projected multiples of Enterprise Value to EBITDA, and Equity Value to ATCF and FCF for estimated calendar year 2001 results is set forth below:

                                                Enterprise Value / 2001E EBITDA
                                                -------------------------------
                                                      Range       Harmonic Mean
                                                -------------------------------
     Large Capitalization...................... 14.8x              NM
     General Radio Companies................... 13.3x-16.8x        14.8x
     Niche Radio Companies..................... 13.2x-23.2x        16.8x
     Outdoor Advertising....................... 15.0x              NM

                                                 Equity Value / 2001E
                                       -----------------------------------------
                                               ATCF                 FCF
                                       -------------------- --------------------
                                                   Harmonic             Harmonic
                                          Range      Mean      Range      Mean
                                       ----------- -------- ----------- --------
Large Capitalization.................. 17.9x        NM      19.3x        NM
General Radio Companies............... 16.2x-21.1x  18.2x   18.5x-23.6x  20.2x
Niche Radio Companies................. 11.4x-32.6x  16.9x   12.7x-34.7x  18.6x
Outdoor Advertising................... 15.3x        NM      18.0x        NM

   Bear Stearns noted that for calendar year 2001, the implied multiples of Enterprise Value to estimated EBITDA, Equity Value to estimated ATCF and Equity Value to estimated FCF of Infinity, based on the 0.592x exchange ratio were 19.5x, 28.9x, and 30.9x, respectively, as implied by Viacom Class B common stock price of $56.38 as of October 24, 2000. Bear Stearns also noted that none of the generally comparable companies is identical to Infinity and that, accordingly, any analysis of generally comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of Infinity versus the companies to which Infinity was being compared.

   Bear Stearns also compared certain operating, financial, trading and valuation information for Viacom to certain publicly available operating, financial, trading and valuation information for four selected companies, which, in Bear Stearns' judgment, were generally comparable to Viacom for purposes of this analysis. The generally comparable companies for Viacom were The Walt Disney Company, The News Corporation Limited, Fox Entertainment Group, Inc., and USA Networks, Inc.

   Bear Stearns compared the value of these companies based on closing stock prices as of October 24, 2000 against their EBITDA based on an average of available Wall Street research analyst estimates. A summary of the projected multiples of Enterprise Value to EBITDA for calendar year 2001 is set forth below:

     Enterprise Value / 2001E EBITDA
     -------------------------------
     Range........................................................... 9.3x-14.1x
     Harmonic Mean................................................... 11.6x

   Bear Stearns observed that for estimated calendar year 2001 results, the implied multiples of Enterprise Value to estimated EBITDA of Viacom was 18.3x as of October 24, 2000 as compared to the harmonic mean of 11.6x for generally comparable companies. Bear Stearns noted that Viacom had relatively higher expected growth prospects and a different business mix than the companies to which it was being compared. Bear Stearns also noted that none of the generally comparable companies is identical to Viacom and that, accordingly, any analysis of generally comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of Viacom versus the companies to which Viacom was being compared.

   M&A Transaction Analysis. Bear Stearns reviewed and analyzed the publicly available financial terms of 13 selected merger and acquisition transactions in two relevant industry segments in which, in Bear Stearns' judgment, the targets were generally comparable to Infinity, and compared the financial terms of these transactions to the valuation multiples implied by the 0.592x exchange ratio. Bear Stearns noted that none of the selected merger and acquisition transactions included the sale of minority interests in public companies. The 13 transactions consisted of transactions completed or announced since January 1, 1998 to October 24, 2000 for U.S. targets with consideration of at least $500 million in the radio broadcasting and outdoor advertising sectors. These transactions were:

   Target                                   Acquiror
   ------                                   --------
   Radio Broadcasting:
   Clear Channel Communications, Inc. (12
    stations)                               Radio One, Inc.
   Clear Channel Communications, Inc. (18
    stations)                               Infinity Broadcasting Corporation
   AMFM, Inc.                               Clear Channel Communications, Inc.
   Sinclair Broadcast Group Inc. (selected
    stations)                               Entercom Communications Corp.
   Jacor Communications, Inc.               Clear Channel Communications, Inc.
   Capstar Broadcasting Corp.               Chancellor Media Corporation
   American Radio Systems Corp.             CBS Corporation
   SFX Broadcasting, Inc.                   Capstar Broadcasting Corp.

   Outdoor Advertising:
   Chancellor Outdoor                       Lamar Advertising Company
   Outdoor Systems, Inc.                    Infinity Broadcasting Corporation
   Whiteco Outdoor                          Chancellor Media Corporation
   More Group plc                           Clear Channel Communications, Inc.
   Universal Outdoor Holdings, Inc.         Clear Channel Communications, Inc.

   Bear Stearns reviewed the prices paid in these transactions and analyzed various operating and financial information and imputed valuation multiples and ratios. Bear Stearns' analysis of the selected transactions indicated that the range of Enterprise Value multiples to EBITDA for the latest available 12 months as of the date of the initial acquisition announcement relating to such acquisitions were:

                                                     Enterprise Value / Latest
                                                       Twelve Months EBITDA
                                                     -------------------------
                                                        Range    Harmonic Mean
                                                     ----------- -------------
Radio Broadcasting Companies........................ 15.4x-30.3x     20.5x
Outdoor Advertising Companies....................... 13.1x-23.4x     16.4x
Infinity Transaction (implied multiple based on the
 Exchange Ratio and Viacom Class B stock price of
 $56.38 as of October 24, 2000):
  Based on 1999PF EBITDA............................                 26.7x
  Based on 2000E EBITDA.............................                 22.5x

   Bear Stearns noted that none of the selected transactions either involved enterprises that were identical to Infinity and Viacom or were identical to this transaction and that, accordingly, any analysis of the selected transactions necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of Infinity compared with the acquisition values of the companies in the selected transactions.

   The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analysis and the application of these methods to the particular circumstances involved. Fairness opinions therefore are not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analyses as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering its opinion. Bear Stearns did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Bear Stearns considered the results of its separate analyses and did not attribute particular weight to any one analysis or factor. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. These analyses were prepared solely as part of the Bear Stearns analysis of the fairness, from a financial point of view, of the exchange ratio to the public stockholders of Infinity Class A common stock.

   As compensation for Bear Stearns' services in connection with the merger, including rendering its opinion, Infinity has agreed to pay Bear Stearns a customary fee, a portion of which was at the discretion of the special committee and is payable upon completion of the merger or, had the merger agreement not been signed, upon termination of discussions with Viacom with respect to a transaction. In addition, regardless of whether the merger is consummated, Infinity has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with this transaction, including reasonable fees and disbursements of its legal counsel. Infinity has also agreed to indemnify Bear Stearns and certain related persons to the full extent permitted by law, against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement or the merger.

   Bear Stearns is an internationally recognized investment banking firm that has substantial experience with a variety of transactions in the media and entertainment industry, including business combinations. Bear Stearns, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, divestitures, negotiated underwritings, primary and secondary distsributions of listed and unlisted securities, and private placements. Bear Stearns and its affiliates have previously rendered certain investment banking and financial advisory services to Infinity and Viacom, for which Bear Stearns or its affiliates received customary compensation. Bear Stearns and its affiliates may actively trade the securities of Infinity and/or Viacom for its own account and for the accounts of it customers and, accordingly, Bear Stearns and its affiliates may at any time hold a long or short position in these securities.

Accounting Treatment

   The merger will be accounted for at historical costs, with the exception of the minority interest which will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the cost to acquire the Infinity minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill and amortized over its estimated useful life. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information appearing elsewhere in or incorporated by reference into this information statement/prospectus are preliminary and have been made solely for purposes of developing that pro forma information.

Federal Income Tax Consequences

   The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to holders of Infinity Class A common stock who hold such stock as a capital asset. This summary is based on the Internal Revenue Code, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to change at any time (possibly with retroactive effect). This summary is not a complete description of all the consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired Infinity Class A common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Infinity Class A common stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided in this information statement/prospectus with respect to the tax consequences of the merger under applicable foreign, state or local laws. Holders of Infinity Class A common stock are urged to consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the merger to them, including the effects of state, local and foreign tax laws.

   The obligations of the parties to complete the merger are conditioned upon the receipt by Viacom of an opinion of counsel from Weil, Gotshal & Manges LLP, and the receipt by Infinity of an opinion of counsel from Skadden, Arps, Slate, Meagher & Flom LLP, in each case subject to the qualifications discussed below that the merger will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code, and that each of Viacom, IBC Merger Corp. and Infinity will be a party to the reorganization. As a reorganization, the U.S. federal income tax consequences of the merger can be summarized as follows:

  . No gain or loss will be recognized by Viacom, IBC Merger Corp. or Infinity as a result of the merger;

  . No gain or loss will be recognized by the holders of Infinity Class A common stock who exchange all of their Infinity Class A common stock solely for Viacom non-voting Class B common stock pursuant to the merger (except with respect to cash received in lieu of a fractional share interest in Viacom non-voting Class B common stock);

  . The aggregate tax basis of the Viacom non-voting Class B common stock received by holders of Infinity Class A common stock who exchange all of their shares pursuant to the merger will be the same as the aggregate tax basis of the Infinity Class A common stock surrendered in exchange therefor (reduced by any amount of tax basis allocable to a fractional share interest in Viacom non-voting Class B common stock for which cash is received); and

  . The holding period of a share of Viacom non-voting Class B common stock received in the merger will include the holder's holding period for the Infinity Class A common stock surrendered in exchange therefor.

   Each of Weil, Gotshal & Manges LLP and Skadden, Arps, Slate, Meagher & Flom LLP will render its tax opinion to Viacom and Infinity, respectively, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, each such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Viacom, IBC Merger Corp., Infinity and CBS Broadcasting, Inc., reasonably satisfactory in form and substance to such counsel. The tax opinions are not binding on the Internal Revenue Service or the courts, and the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

   Cash received by a holder of Infinity Class A common stock in lieu of a fractional share interest in Viacom non-voting Class B common stock will be treated as received in disposition of such fractional share interest, and an Infinity stockholder will generally recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Infinity Class A common stock allocable to such fractional share interest. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of such fractional share, as determined above, exceeds one year. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 20%.

   Under the Internal Revenue Code, a holder of Infinity Class A common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received instead of fractional share interests unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Merger Consideration

   At the effective time of the merger, each outstanding share of Infinity Class A common stock and Class B common stock will be converted into the right to receive 0.592 of a fully paid and nonassessable share of Viacom non-voting Class B common stock, except that a payment will be made in lieu of fractional shares as described below. Any shares of Infinity Class A common stock or Class B common stock held by any direct or indirect wholly owned subsidiary of Viacom or Infinity will be included in the exchange, but any shares of Infinity Class A common stock or Class B common stock held by Infinity will not be included, as described in the next paragraph. As of the effective time of the merger, all shares of Infinity Class A common stock and Class B common stock will no longer be outstanding, will automatically be cancelled and will cease to exist, and each holder of a certificate representing any shares of Infinity Class A common stock and Class B common stock will cease to have any rights other than the right to receive the merger consideration. The exchange ratio was determined through arm's-length negotiations between Viacom and the special committee of Infinity's board of directors.

   As of the effective time of the merger, any shares of Infinity Class A common stock and Class B common stock owned by Infinity immediately prior to the effective time of the merger will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange for these shares.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional
Shares

   The conversion of Infinity Class A common stock into the right to receive Viacom non-voting Class B common stock and the right to receive a cash payment instead of fractional shares will occur automatically at the effective time of the merger. As soon as practicable after the effective time of the merger, a bank or trust company designated by Viacom and reasonably acceptable to Infinity, in its capacity as exchange agent, will send written instructions and a transmittal letter to each former Infinity stockholder. These documents will contain instructions on how to obtain shares of Viacom Class B common stock in exchange for shares of Infinity Class A common stock. Infinity stockholders should not send in their stock certificates until they receive the transmittal letter and accompanying materials from the exchange agent.

   In the event of a transfer of ownership of Infinity Class A common stock which is not registered in the records of Infinity's transfer agent, a certificate representing the proper number of shares of Viacom Class B common stock, as appropriate, may be issued to a person other than the person in whose name the certificate surrendered is registered if the certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting the issuance pays any required transfer or other taxes required by reason of the issuance of shares of Viacom Class B common stock to a person other than the registered holder of the certificate or establishes to the satisfaction of Viacom that the taxes have been paid or are not applicable.

   All shares of Viacom Class B common stock issued upon conversion of shares of Infinity Class A common stock, together with any cash payment instead of fractional shares of Viacom Class B common stock, will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Infinity Class A common stock, subject to Viacom's obligation to pay any dividends or make any other distributions with a record date after the effective time of the merger that may have been declared or made by Viacom on shares of Viacom Class B common stock after the effective time of the merger and which remain unpaid prior to the issuance of Viacom Class B common stock in exchange for Infinity Class A common stock in the merger.

   No fractional shares of Viacom Class B common stock will be issued to any Infinity stockholder upon surrender of certificates previously representing Infinity Class A common stock. For each fractional share of Viacom Class B common stock that would otherwise be issued, Viacom, through the exchange agent, will pay to Infinity stockholders an amount equal to the product obtained by multiplying the fractional share interest to which the stockholder would otherwise be entitled by the 4:00 p.m. closing price for a share of Viacom Class B common stock as reported in The Wall Street Journal (Northeast edition), or, if there is no such report in The Wall Street Journal, any other authoritative source, on the first trading day immediately following the effective time of the merger.

Litigation

   In August 2000, at least sixteen putative class action lawsuits were filed against Infinity, members of Infinity's board of directors, and Viacom in the Court of Chancery of the State of Delaware and the Supreme Court of the State of New York. The plaintiffs purported to be holders of Infinity's Class A common stock. In general, plaintiffs alleged that the defendants breached fiduciary and other duties to the plaintiffs in their consideration of a proposal by Viacom to acquire in a merger transaction all of the issued and outstanding shares of Class A common stock of Infinity for 0.564 of a share of Viacom non-voting Class B common stock per share of Infinity Class A common stock. The complaints seek an order declaring that defendants have breached their fiduciary duties, enjoining the proposed transaction; awarding compensatory damages in an unspecified amount, awarding costs and expenses; and awarding such other relief as the courts may deem just and proper.

   On August 31, 2000, the Court of Chancery of the State of Delaware issued an Order consolidating the eleven actions filed in that state (now captioned In re Infinity Broadcasting Shareholders Litigation).

   The plaintiffs in the Delaware actions, by their counsel, entered into a memorandum of understanding, dated as of October 30, 2000, with the defendants, by their counsel, pursuant to which the parties have agreed to settle the lawsuits based upon Viacom's revised offer to increase the exchange ratio for the merger transaction from Viacom's proposal of 0.564 of a share of Viacom non-voting Class B common stock for each of Infinity's outstanding shares of Class A common stock to 0.592 of a share of Viacom non-voting Class B common stock for each of Infinity's outstanding shares of Class A common stock. The proposed settlement, which provides for the release of all claims by the plaintiffs and all class members against the defendants arising from the merger, is subject to, among other things, the approval of the settlement by the Court of Chancery of the State of Delaware.

   The five New York actions have not been consolidated. The complaint in Greenfield v. Infinity Broadcasting Corp., et al., which was filed in Supreme Court, Kings County, has not been served on the defendants. Two complaints filed in Supreme Court, New York County, Grill v. Conrades, et al. and Wiechner
v. Infinity Broadcasting Corp., et al., have been discontinued without prejudice. Two complaints remain pending in Supreme Court, New York County. The defendants must answer or otherwise respond to the amended complaints filed in Juarez v. Infinity Broadcasting Corp., et al. and Pezza-Fiorillo v. Infinity Broadcasting Corp., et al. by February 15, 2001. On November 6, 2000, plaintiff in the Juarez action filed a motion with the court seeking an order enjoining the defendants from taking any action that would result in the release of the claims asserted in that action. That motion was heard by the court on November 20, 2000 and the court denied Plaintiff's motion.

Effective Time of the Merger

   The effective time of the merger will be the time of the filing of the certificate of merger with the Secretary of State of the State of Delaware or any later time as is agreed upon by Viacom and Infinity and specified in the certificate of merger.

Federal Securities Laws Consequences

   The Viacom Class B common stock to be issued pursuant to the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any Infinity stockholder who may be deemed to be an "affiliate" of Infinity or Viacom for purposes of Rule 145 under the Securities Act. It is expected that each affiliate will enter into an agreement with Viacom providing that the affiliate will not transfer any Viacom Class B common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Infinity to use its reasonable best efforts to cause its affiliates to enter into these agreements, and Infinity has represented and warranted that it has advised its affiliates of the resale restrictions imposed by applicable securities laws. This information statement/prospectus does not cover resales of Viacom Class B common stock by any person upon completion of the merger, and no person is authorized to make any use of this information statement/prospectus in connection with any such resale.

No Dissenters' Rights of Appraisal

   Infinity stockholders do not have appraisal rights in connection with the merger.

Regulatory Approvals

   The completion of the merger is conditioned on and subject to the prior approval of the Federal Communications Commission with respect to the transfer of certain FCC licenses. Infinity filed the required FCC short-form applications on December 4, 2000.

Listing on the New York Stock Exchange of Viacom's Class B Common Stock to Be Issued in the Merger

   The Viacom Class B common stock to be issued to the Infinity stockholders in the merger will be listed on the New York Stock Exchange. The completion of the merger is conditioned upon the authorization for listing on the NYSE of the Viacom Class B common stock, subject to official notice of issuance.

Delisting and Deregistration of Infinity Class A Common Stock; Cessation of Infinity Periodic Reporting

   If the merger is completed, the shares of Infinity Class A common stock will be delisted from the NYSE and will be deregistered under the Exchange Act. Upon deregistration, Infinity will no longer be required to make periodic filings of annual and quarterly reports, current reports or proxy statements with the SEC.

                              THE MERGER AGREEMENT

   The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement/prospectus and is incorporated herein by reference.

The Merger

   Under the terms of the merger agreement, Infinity will merge with and into IBC Merger Corp., a wholly owned subsidiary of Viacom, in accordance with Delaware law, with IBC Merger Corp. continuing as the surviving corporation and as a wholly owned subsidiary of Viacom.

Approval of the Merger

   Infinity is required under Delaware corporation law to obtain the approval of the merger by the holders of a majority of the combined voting power of all outstanding shares of Infinity Class A and Class B common stock. Delaware corporation law and Infinity's restated certificate of incorporation permit stockholders of Infinity to take action by written consent instead of holding a stockholders' meeting so long as Viacom beneficially owns Infinity common stock representing at least a majority of the combined voting power of all outstanding shares of Infinity Class A and Class B common stock. Any such action must be approved by the holders of at least the minimum number of votes which would be necessary to authorize the action at a meeting. In order to eliminate the costs and time involved in holding a special meeting of its stockholders and to complete the merger as soon as possible, Infinity sought and has obtained the written consent of CBS Broadcasting, Inc., an indirect, wholly owned subsidiary of Viacom that holds 100% of the outstanding shares of Infinity Class B common stock representing approximately 90% of the combined voting power of all outstanding Infinity shares, adopting the merger agreement and approving the merger.

   The federal securities laws provide that the merger cannot become effective until at least 20 business days after we furnish this information statement/prospectus to Infinity's stockholders. We anticipate that the merger will become effective the week of January 8, 2001. In addition, under Delaware corporation law, we must provide prompt notice to Infinity's stockholders of record of the approval of the merger and adoption of the merger agreement pursuant to CBS Broadcasting, Inc.'s written consent. We have prepared this information statement/prospectus to provide that notice.

Effective Time and Closing of the Merger

   The closing of the merger will take place on the third business day after the satisfaction or, if permissible, waiver of the conditions to closing set forth in the merger agreement or such other date as may be agreed in writing. On the closing date, the merger will be completed by the filing of the certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time of such filing, or any later time as may be agreed by the parties and specified in the certificate of merger.

Conversion of Securities

   At the effective time of the merger, each outstanding share of Infinity Class A common stock and each share of Infinity Class B common stock, in each case, issued and outstanding immediately prior to the effective time of the merger, including any shares owned by any direct or indirect wholly owned subsidiary of Viacom or Infinity but excluding any shares held in the treasury of Infinity, will be converted into the right to receive 0.592 of a share of Viacom non-voting Class B common stock and cash in lieu of any fractional share, if any. At the effective time of the merger, each share held in the treasury of Infinity will be cancelled and extinguished and no payment will be made for those shares. After the effective time of the merger, each certificate that previously represented shares of Infinity Class A common stock will represent only the right to receive the Viacom non-voting Class B common stock into which the shares of Infinity Class A common stock are converted in the merger and cash in lieu of fractional shares, if any.

   As soon as practicable after the effective time of the merger, a bank or trust company designated by Viacom and reasonably acceptable to Infinity will, in its capacity as exchange agent, send written instructions and a transmittal letter to each former Infinity stockholder. These documents will contain instructions on how to obtain shares of Viacom non-voting Class B common stock in exchange for shares of Infinity Class A common stock. Infinity stockholders should not send in their stock certificates until they receive the transmittal materials from the exchange agent.

Representations and Warranties of Viacom and Infinity

   Viacom and Infinity made mutual customary representations and warranties in the merger agreement regarding the following:

  . corporate organization and qualification to do business of each of the companies and their subsidiaries;

  . validity and effectiveness of certificates of incorporation and by-laws;

  . capitalization of the companies, and, in the case of Viacom, ownership of shares of Infinity Class B common stock;

  . authority to enter into the merger agreement;

  . absence of conflicts between the merger agreement and the merger, on the one hand, and other contractual and legal obligations of the companies, on the other hand;

  . requirement of consents, approvals, filings or other authorizations to enter into the merger agreement and complete the merger;

  . operation of each company's business in material compliance with such company's permits and licenses and applicable laws;

  . compliance with all applicable SEC filing requirements and accuracy and completeness of SEC filings;

  . financial statements contained in SEC filings;

  . litigation;

  . intellectual property;

  . tax matters;

  . in the case of Viacom, IBC Merger Corp. has engaged in no business activities;

  . in the case of Infinity, opinions of financial advisors to the special committee of the Infinity board of directors having been received; and

  . use of brokers.

None of the representations and warranties made in the merger agreement will survive the closing of the merger.

Mutual Covenants of Viacom and Infinity

   Viacom and Infinity have agreed as follows:

  . Viacom and Infinity will cooperate in preparing the information statement necessary to complete the merger. Viacom will prepare and file with the SEC a registration statement on Form S-4 in which this information statement will be included as a prospectus;

  . Infinity will solicit the consent of CBS Broadcasting, Inc., a wholly owned subsidiary of Viacom, instead of holding a stockholder's meeting, to approve the merger and adopt the merger agreement and CBS
    Broadcasting, Inc., with respect to all Infinity shares already owned by it, will grant its consent;

  . each company will allow the other company and its representatives reasonable access to such company's corporate records;

  . the certificate of incorporation and by-laws of the surviving corporation will contain indemnification provisions in favor of Infinity's officers and directors that are no less favorable than those contained in Infinity's current restated certificate of incorporation and by-laws;

  . subject to dollar limitations, the surviving corporation will maintain for six years following the merger, directors' and officers' liability insurance covering those persons who are currently covered by Infinity's directors' and officers' liability insurance policy on terms comparable to Infinity's existing coverage; Viacom will guarantee the prompt payment and performance of IBC Merger Corp. of its indemnification and insurance obligations under the merger agreement;

  . each company will (1) take all appropriate action to make the merger effective, (2) obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained in connection with the merger and the merger agreement, and (3) make all necessary filings with respect to the merger and the merger agreement as required, among others, by the state and federal securities laws;

  . none of Viacom, IBC Merger Corp. or Infinity will take any action that would adversely affect the qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

  . Viacom will promptly prepare and submit an application to the NYSE for the listing of the shares of Viacom Class B common stock to be issued in the merger;

  . Infinity will take all action reasonably necessary to cause to be transferred to Infinity Media Corporation, prior to the effective time of the merger, (1) the assets of WCCO-AM, Minneapolis and/or WLTE-FM, Minneapolis and (2) the capital stock of Infinity Radio Inc., Infinity Technical Services Inc., Infinity Outdoor, Inc. and Spark Network Services, Inc.; Infinity will take all other action reasonably necessary to transfer to Infinity Media Corporation or any other subsidiary of Infinity designated by Viacom, prior to the effective time of the merger, the assets or capital stock of any other subsidiaries of Infinity designated by Viacom, as may reasonably be requested by Viacom;

  . Viacom will cause IBC Merger Corp. to perform its obligations under the merger agreement;

  . the companies will consult with each other regarding any public announcements they make concerning the merger; and

  . Infinity will notify Viacom of all persons that may be deemed affiliates of Infinity under Rule 145 of the Securities Act, and Infinity will use its reasonable best efforts to obtain from each affiliate a letter in which the affiliate agrees to comply with the resale restrictions of Rules 144 and 145 under the Securities Act following the merger.

Conduct of Business Prior to the Closing

   Viacom and Infinity have each agreed that, subject to exceptions, between the execution of the merger agreement and the effective time of the merger, each company and its respective subsidiaries will:

  . conduct their businesses in the ordinary course of business and in a manner consistent with past practice;

  . use their reasonable best efforts to preserve substantially intact their business organizations and to keep available the services of their current officers, employees and consultants and maintain their current relationships with customers, distributors, dealers, suppliers and other persons that have significant business relations with the companies;

  . use their reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

  . in the case of Infinity, take no action with respect to Infinity stock options that would result in an acceleration of vesting of Infinity's stock options.

Notification of Certain Matters

   Each company will promptly notify the other company of any event that would likely cause any of its representations or warranties in the merger agreement to be untrue or inaccurate in any material respect or any of its material covenants or conditions in the merger agreement not to be complied with or satisfied, or any material failure to comply with or satisfy any such covenant or condition.

   Infinity will give prompt written notice to Viacom of any proposal, offer or other communication from any person (1) relating to any acquisition or purchase of all or any material portion of the capital stock, or a material portion of the assets, of Infinity or any of its subsidiaries or (2) to enter into any business combination, or extraordinary business transaction, involving or otherwise relating to Infinity or any of its subsidiaries. Infinity has agreed to notify Viacom promptly if any such proposal or offer, or any inquiry or other contact with any person with respect to any such proposal or offer, is made and to indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the applicable terms and conditions.

Conditions to Closing

   The obligations of Viacom, IBC Merger Corp. and Infinity to complete the merger are subject to the satisfaction or, if permissible, waiver of the following conditions:

  . the merger and the merger agreement having been approved and adopted by the requisite affirmative vote of Infinity's stockholders;

  . the SEC having declared effective the Viacom registration statement, of which this information statement/prospectus forms a part, and there existing no stop order or other action to suspend the effectiveness of the registration statement;

  . no governmental authority or court having entered an order or taken other legal action making the merger illegal or otherwise prohibiting its completion;

  . authorization for listing on the NYSE of the shares of Viacom Class B common stock to be issued to Infinity stockholders in the merger, subject to official notice of issuance;

  . receipt of all authorizations, consents, waivers, orders or approvals required to be obtained from the Federal Communications Commission in connection with the merger;

  . the continued truthfulness and accuracy of the representations and warranties, except as would not have a material adverse effect, and the performance or compliance in all material respects with all agreements and covenants, and receipt from the other party of a certificate of an officer certifying to the foregoing; and

  . each company having received an opinion from its tax counsel that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

Termination

   The merger agreement may be terminated and the merger abandoned at any time prior to the closing date:

  . by mutual written consent duly authorized by the boards of directors of Viacom, IBC Merger Corp. and Infinity, if such termination is also approved by the special committee of the Infinity board of directors;

  . by Viacom, IBC Merger Corp. or Infinity, if the merger is not completed on or prior to April 30, 2001, except that the right to terminate this agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the closing of the merger to occur by such time;

  . by Viacom, if the special committee of the Infinity board of directors or the Infinity board of directors withdraws, modifies or changes its recommendation of the merger in a manner adverse to Viacom or have resolved to do any of the foregoing;

  . by either Viacom or Infinity, in the case of Infinity, upon the breach by either Viacom or IBC Merger Corp. or, in the case of Viacom, upon the breach by Infinity, of a representation, warranty, covenant or agreement, or if any representation or warranty becomes untrue, such that the condition to closing regarding material accuracy of representations and warranties and material compliance with covenants and agreements cannot be satisfied; or

  . by Viacom, IBC Merger Corp. or Infinity if a governmental authority has taken any final and non-appealable action prohibiting the completion of the merger.

Stock Options and Other Stock Plans

   Each outstanding unexpired and unexercised option to purchase shares of Infinity Class A common stock will be automatically converted at the effective time of the merger into an option to purchase shares of Viacom non-voting Class B common stock, in a number determined by multiplying the number of shares of Infinity Class A common stock that could have been purchased under the Infinity option by the exchange ratio of 0.592. The exercise price of these options will equal the per-share exercise price of the corresponding Infinity option divided by the exchange ratio. The substitute options will be subject to the same terms and conditions as the corresponding Infinity options. After the effective time of the merger:

  . all references to Infinity in Infinity's equity-based compensation plans and agreements will be deemed to refer to Viacom; and

  . Viacom will assume all of Infinity's obligations with respect to the substitute options.

   Viacom has agreed to file a Form S-8 or other appropriate registration statement covering the shares of Viacom non-voting Class B common stock underlying the assumed options at or prior to the effective time of the merger and to use its reasonable best effort to keep the registration statement current.

      INTERESTS OF INFINITY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

   You should be aware that, as described below, members of the management and board of directors of Infinity may have interests in the merger that are different from, or in addition to, your interests, and that may create potential conflicts of interest. The Infinity board of directors and its special committee were aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by the merger agreement. At the close of business on December 8, 2000, the record date, directors and executive officers of Infinity, other than Mr. Sumner M. Redstone, beneficially owned approximately
38.5 million shares of Infinity Class A common stock, collectively representing approximately 1% of the total voting power of Infinity common stock outstanding on that date. All of the 700 million outstanding shares of Infinity Class B common stock are owned beneficially by Viacom. Mr. Redstone, through National Amusements, Inc., is the beneficial owner of the controlling interest in Viacom and, accordingly, may be deemed to beneficially own all such shares. Each share of Infinity Class B common stock is convertible at the option of the holder thereof into one share of Infinity Class A common stock. As a result, National Amusements, Inc. and Mr. Redstone may also be deemed to beneficially own the 700 million shares of Infinity Class A common stock issuable upon conversion of the Infinity Class B common stock beneficially owned by National Amusements, Inc. and Mr. Redstone. CBS Broadcasting, Inc., an indirect, wholly owned subsidiary of Viacom, which directly holds 100% of the outstanding shares of Infinity Class B common stock, has delivered a written consent approving the merger. Therefore, the vote of such directors and executive officers of Infinity is not required to approve the merger.

Indemnification Arrangements

   Viacom has agreed that for a period of six years from the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to indemnification that are no less favorable than those set forth in Infinity's restated certificate of incorporation and restated by-laws on the date of the merger agreement.

   Viacom has agreed, to the fullest extent permitted under Delaware law, to indemnify and hold harmless each present and former director and officer of Infinity (collectively, the "Indemnified Parties") in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), based on the fact that such person is or was a director or officer of Infinity and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger. In the event of any such claim, action, suit, proceeding or investigation, (1) Viacom will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to Viacom, and (2) Viacom will cooperate in the defense of any such matter.

   The merger agreement provides that Viacom will use its reasonable efforts to maintain in effect for six years from the effective time of the merger, directors' and officers' liability insurance covering those persons who are currently covered by Infinity's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided that Viacom will not be required to expend in excess of 250% of the current annual premiums paid by Infinity for such insurance.

Compensation of Members of the Special Committee

   Messrs. Gordon and Sherman has each been compensated for serving as a member of the special committee. This compensation was authorized by the Infinity board of directors in order to compensate the members of the special committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the special committee and was paid without regard to whether the special committee recommended the merger or whether the merger was consummated.

Relationships of Directors and Executive Officers with Viacom

   Mr. Sumner M. Redstone, a director of Infinity, is the Chairman of the Board and Chief Executive Officer and a director of Viacom. Mr. Redstone is also President, Chief Executive Officer and Chairman of the Board of National Amusements, Inc., which owns approximately 68% of the voting power of all outstanding shares of Viacom stock. Mr. Mel Karmazin, a director of Infinity and the President, Chief Executive Officer and Chairman of Infinity, is also President and Chief Operating Officer of Viacom and a director of Viacom. Mr. Fredric G. Reynolds, an Executive Vice President of Infinity, is also Executive Vice President and Chief Financial Officer of Viacom. Messrs. George H. Conrades, David T. McLaughlin and Robert D. Walter are each a director of Infinity as well as a director of Viacom.

                                 THE COMPANIES

Viacom's Business

   Viacom is a diversified entertainment company with operations in seven segments:

           . Cable Networks           .Publishing
           . Television Broadcasting  .Online
           . Entertainment            .Infinity
           . Video

 Cable Networks

   Viacom owns and operates advertiser-supported basic cable television program services and premium subscription television program services in the United States and internationally. Viacom's MTV Networks division includes such owned and operated program services as:

  MTV: MUSIC TELEVISION(R) in the United States, Europe and Latin America;

  NICKELODEON(R) in the United States, Latin America, Scandinavia, Japan and the Commonwealth of Independent States;

  NICK AT NITE(R) in the United States;

  VH1 Music First(R) in the United States, United Kingdom and Germany;

  MTV's spin-off, MTV2(TM), in the United States and Europe;

  TV LAND(R) in the United States;

  TNN: THE NATIONAL NETWORK(TM) (formerly, The Nashville Network) in the United States; and

  COUNTRY MUSIC TELEVISION(TM), in the United States.

   Viacom's MTV Networks division also participates in program services as a joint venturer, including MTV in Asia and Brazil and NICKELODEON in the United Kingdom and Australia.

  Viacom's Showtime Networks Inc. subsidiary owns and operates SHOWTIME(R), THE MOVIE CHANNEL(R), and FLIX(R), and is a joint venture partner in and manager of the SUNDANCE CHANNEL(R). Also, Viacom is a joint venture partner in:

  COMEDY CENTRAL(R), an advertiser-supported basic cable program service in the United States;

  GULF DTH LDC(TM), a satellite direct-to-home platform offering programming in the Middle East; and

  NOGGIN(R), a subscription-supported, non-commercial children's educational program service, which is distributed by cable and satellite and includes a related online service.

   Viacom also recently agreed to acquire the Black Entertainment Television(R) cable network.

 Television Broadcasting

   The principal businesses of Viacom's Television Broadcasting segment are:

  CBS(R) and UPN(R) television networks;

  THE CBS TELEVISION STATIONS DIVISION, which owns and operates 33 broadcast television stations, and four satellite television stations and programs two additional stations pursuant to local marketing agreements; and

  PARAMOUNT TELEVISION(R), VIACOM(R) PRODUCTIONS, SPELLING TELEVISION(R), BIG TICKET TELEVISION(R) and CBS(R) ENTERPRISES (including KING WORLD(R) PRODUCTIONS), which produce, acquire and distribute series, miniseries, specials and made-for-television movies primarily for network television, first-run syndication, pay television and basic cable television.

 Entertainment

  The principal businesses of Viacom's Entertainment segment are:

  PARAMOUNT PICTURES(R), which produces, acquires and distributes feature-length motion pictures;

  PARAMOUNT HOME ENTERTAINMENT(TM), which distributes motion pictures and television product produced by Paramount and third parties on videocassette and disc;

  FAMOUS PLAYERS(R), which owns and operates movie theatres in Canada;

  FAMOUS MUSIC(R), a music publisher; and

  PARAMOUNT PARKS(R), which owns and operates five themes parks and a themed attraction in the United States and Canada.

   Additionally, Viacom has joint venture interests in television broadcasting, international motion picture and video distribution and television programming services, including:

  UNITED INTERNATIONAL PICTURES(TM) (UIP); Viacom owns a 50% interest in this venture, which distributes Paramount's and Universal's motion pictures outside the United States and Canada;

  UNITED CINEMAS INTERNATIONAL(TM) (UCI); Viacom owns a 50% interest in this venture, which owns and operates movie theatres in Europe, Latin America and Asia;

   Various international television programming services, including the Movie Channel Middle East and the Paramount Comedy Channel in the United Kingdom.

 Video

   Viacom operates in the home entertainment business through BLOCKBUSTER INC. (NYSE:BBI). As of September 30, 2000, BLOCKBUSTER's video segment, which includes BLOCKBUSTER's home video, DVD and video game rental and retailing operations, operated or franchised approximately 7,500 video stores in the U.S., its territories and 25 other countries. BLOCKBUSTER's New Media segment operates BLOCKBUSTER's Internet site, blockbuster.com, and is responsible for exploring various forms of electronic entertainment delivery, including video-on-demand.

   In its stores, BLOCKBUSTER offers movies and video games primarily for rental and also offers certain titles for purchase. In 1998, BLOCKBUSTER implemented revenue-sharing arrangements directly with major motion picture studios, including PARAMOUNT PICTURES, in order to increase the quantity and selection of newly released video titles and to satisfy its customers' demand for newly released videos earlier. During 2000, BLOCKBUSTER expanded its traditional video rental service through an agreement with DIRECTV, Inc., pursuant to which BLOCKBUSTER is now marketing and soliciting DIRECTV(R) System equipment and DIRECTV programming in approximately 3,800 of its U.S. stores. BLOCKBUSTER(R) also offers previously-viewed tapes and previously played video games for sale.

 Publishing

   Through SIMON & SCHUSTER(R), Viacom publishes and distributes consumer hardcover books, trade paperbacks, mass-market paperbacks, children's books, audiobooks, electronic books and CD-ROM products in the United States and internationally. SIMON & SCHUSTER's flagship imprints include SIMON & SCHUSTER, POCKET BOOKS(R), SCRIBNER(R), and THE FREE PRESS(TM). SIMON & SCHUSTER also develops special imprints and publishes titles based on MTV(R), VH1(R), NICKELODEON(R) and PARAMOUNT PICTURES(R) products. SIMON & SCHUSTER distributes its products directly and through third parties. SIMON & SCHUSTER also delivers content and sells products on Internet Web sites operated by various imprints or linked to individual titles.

 Online

   Viacom operates Internet sites which are targeted to the current audiences of its various MTV(R), VH1(R) and NICKELODEON(R) program services, including NOGGIN(R), as well as to new audiences such as those who do not receive cable or direct-to-home satellite services. In addition to providing entertainment and information on such Internet sites, Viacom also sells its own licensed and third-party merchandise. The online segment also includes other Internet businesses, which consist primarily of the operation of the Internet sites CBS.com, Country.com and the Internet portal operated by iWon, Inc. Viacom also has minority investments in other Internet-based public companies, SportsLine.com, Inc. (NASDAQ: SPLN), which publishes several sports Internet sites including sportsline.com, MarketWatch.com, Inc. (NASDAQ: MKTW), which publishes financial and market data Internet sites including marketwatch.com, Medicalogic/Medscape, Inc. (NASDAQ: MDLI), which publishes consumer health Internet sites including cbs.healthwatch.com, Hollywood.com, Inc. (NASDAQ:
HOLL), which publishes entertainment-focused Internet sites, including hollywood.com, and Switchboard Incorporated (NASDAQ: SWBD), which publishes local information directory Internet sites, including switchboard.com. Other Internet investments include Storerunner Network Inc., Office.com, Inc., Content Commerce, L.P., MVP.com, Inc., Jobs.com, Inc., RX.com, Inc. and Wrenchead.com, Inc..

 Infinity

   The Infinity segment currently consists of an approximately 64.2% interest in Infinity Broadcasting Corporation, which operates radio and outdoor advertising properties, including INFINITY BROADCASTING(R), INFINITY OUTDOOR(TM) and TDI(TM).

Infinity's Business

   Infinity is one of the largest radio broadcasting and outdoor advertising companies in the United States, as well as the largest outdoor advertising company in North America. Infinity owns and operates 187 radio stations located in 41 markets, 37 of which are in the top 50 U.S. markets. Infinity's operations are aligned in two business segments, Radio and Outdoor.

   Infinity's Radio segment collectively accounted for approximately 12% of total 1999 U.S. radio advertising expenditures. Infinity's stations ranked first or second, in terms of 1999 pro forma radio revenues, in 31 out of the 41 markets in which Infinity operates stations. Approximately 91% of Infinity's radio stations are located in the 50 largest radio markets in the United States, and 61% and 97% of Infinity's pro forma 1999 net radio revenues were generated in the 10 and 50 largest U.S. radio markets, respectively. Infinity owns the CBS Radio Network and also manages and holds a minority equity investment in Westwood One. Westwood One is a leader in producing and distributing syndicated and network radio programming, and it manages the CBS Radio Network. Infinity's radio stations serve diverse target demographics through a broad range of programming formats.

   Infinity's Outdoor segment sells advertising space on various media, including billboards, bulletins, buses, bus shelters and benches, trains, train platforms and terminals throughout commuter rail systems, mall posters and on phone kiosks. Infinity is the largest outdoor advertising company in North America, with operations in more than 90 markets, which include all 50 of the largest metropolitan markets in the United States, 14 of the 15 largest metropolitan markets in Canada and all of the 45 largest metropolitan markets in Mexico. Additionally, Infinity has the exclusive rights to manage advertising space within the London Underground and on more than 90% of the buses in London and the United Kingdom, has the exclusive rights to transit advertising in the Republic of Ireland and parts of Northern Ireland, and has a variety of outdoor advertising displays in The Netherlands, France and Italy.

   Viacom beneficially owns 100% of the outstanding shares of Infinity Class B common stock and none of the outstanding shares of Infinity Class A common stock. As of December 8, 2000, the record date, the Infinity Class B common stock represented approximately 64.2% of all outstanding Class A and Class B shares of Infinity common stock and approximately 90.0% of the combined voting power of the outstanding shares of Infinity common stock.

               COMPARISON OF RIGHTS OF HOLDERS OF VIACOM CLASS B
                 COMMON STOCK AND INFINITY CLASS A COMMON STOCK

   Infinity stockholders' rights are currently governed by Infinity's restated certificate of incorporation and restated by-laws and applicable provisions of the Delaware corporation law. Viacom stockholders' rights are currently governed by Viacom's restated certificate of incorporation and amended and restated by-laws and the same provisions of the Delaware corporation law. Upon consummation of the merger, Infinity stockholders will be entitled to receive Viacom non-voting Class B common stock. Upon becoming Viacom stockholders, their rights will be governed by Viacom's certificate of incorporation and by-laws and applicable provisions of the Delaware corporation law.

   Because Infinity and Viacom are both organized under the laws of the State of Delaware, the differences in the rights of an Infinity stockholder and the rights of a Viacom stockholder arise solely from differences in the certificates of incorporation and by-laws of Infinity and Viacom, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Viacom non-voting Class B common stock and holders of Infinity Class A common stock. This summary does not purport to be a complete discussion of the certificates of incorporation and by-laws of Infinity and Viacom and is qualified in its entirety by reference to these documents. Copies of each company's certificate of incorporation and by-laws have been filed with the SEC and will be sent to holders of Infinity Class A common stock upon request. See "Where You Can Find More Information and Incorporation of Documents by Reference" on page 79.

--------------------------------------------------------------------------------
Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------

Voting, generally.. Shares of Infinity Class A     Shares of Viacom Class B
                    common stock have one vote     common stock, including the
                    per share and shares of        shares that Infinity
                    Infinity Class B common        stockholders will receive
                    stock have five votes per      in the merger, have no
                    share on all matters upon      voting rights or powers
                    which holders of common        except as required by
                    stock are entitled to vote.    Delaware law.


                    Generally, holders of          Shares of Viacom Class A
                    Infinity Class A common        common stock have:
                    stock and Infinity Class B
                    common stock vote together     .  one vote per share;
                    as one class and matters
                    voted on must be approved      .  no cumulative voting;
                    by a majority (or, in the
                    case of election of            .  plurality vote for
                    directors, a plurality) of        directors; and
                    the votes cast by holders
                    of the outstanding shares      .  majority vote for all
                    of Infinity Class A and           other matters.
                    Class B common stock,
                    subject to any voting
                    rights granted to holders
                    of any outstanding Infinity
                    preferred stock.

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Number of
Directors and Size
of Board...........
                    There are currently nine       There are currently 18
                    directors on the Infinity      directors on the Viacom
                    board of directors.            board.

                    There can be no less than      There can be no less than
                    three and no more than 24      three and no more than 20
                    members on the Infinity        directors on the Viacom
                    board of directors, subject    board. The number of
                    to additional directors        directors is set by the
                    elected by preferred           Viacom board of directors
                    stockholders in default        and, during the three-year
                    situations. The number of      period following Viacom's
                    directors is set by the        May 4, 2000 merger with
                    Infinity board of directors    CBS, may only be changed by
                    and may be increased or        the affirmative vote of at
                    decreased from time to time    least 14 directors.
                    only by the affirmative
                    vote of a majority of the
                    directors then in office.

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Stockholder Rights            Infinity                        Viacom
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Term of Office..... Under Infinity's restated      Under Viacom's restated
                    certificate of                 certificate of
                    incorporation, the Infinity    incorporation and
                    board of directors is          applicable law, all
                    divided into three classes,    directors are elected to a
                    with one class being           one-year term and serve
                    elected annually. Infinity     until their successors are
                    directors are elected to a     elected and qualified.
                    term of three years and        Pursuant to a stockholder
                    serve until their              agreement, for the three-
                    successors are elected and     year period following
                    qualified.                     Viacom's May 4, 2000 merger
                                                   with CBS, National
                                                   Amusements has agreed to
                                                   cause to be nominated and
                                                   elected each of the eight
                                                   directors designated by CBS
                                                   (or replacements who are
                                                   independent directors).

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Removal of          A director may be removed      Any director may be removed
Directors.......... from office only for cause     from office with or without
                    and by the affirmative vote    cause by the affirmative
                    of at least 80% of the         vote of the holders of a
                    combined voting power of       majority of the shares of
                    the outstanding shares of      outstanding Viacom common
                    Infinity Class A and Class     stock entitled to vote
                    B common stock, voting as a    generally in the election
                    single class.                  of directors. However, for
                                                   the three-year period
                                                   following Viacom's May 4,
                                                   2000 merger with CBS,
                                                   National Amusements has
                                                   agreed to take any action
                                                   necessary to ensure that
                                                   none of the eight directors
                                                   designated by CBS in
                                                   connection with that merger
                                                   is removed as a Viacom
                                                   director unless such
                                                   removal is for cause and is
                                                   approved by at least 14
                                                   members of Viacom's board
                                                   of directors.

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Vacancies on the
Board of
Directors..........
                    Vacancies can be filled        Under Viacom's by-laws,
                    only by a majority vote of     vacancies on the Viacom
                    the directors then in          board of directors will be
                    office.                        filled by a majority vote
                                                   of the directors then in
                                                   office. Under Viacom's
                                                   restated certificate of
                                                   incorporation, for the
                                                   three-year period following
                                                   Viacom's May 4, 2000 merger
                                                   with CBS:

                                                   .  if one of the eight
                                                      directors designated by
                                                      CBS in connection with
                                                      the Viacom/CBS merger
                                                      vacates his or her seat,
                                                      the Viacom board,
                                                      subject to its fiduciary
                                                      duties, is required to
                                                      take all action
                                                      necessary to appoint as
                                                      a successor a
                                                      disinterested,
                                                      independent person
                                                      designated by a majority
                                                      of the remaining CBS
                                                      directors. National
                                                      Amusements agreed in its
                                                      stockholder agreement
                                                      with CBS to vote for
                                                      such designee.

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Stockholder Rights            Infinity                        Viacom
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Vacancies on the
Board of Directors
(con't)............                                .  If one of the other ten
                                                      Viacom directors vacates
                                                      his or her seat, the
                                                      Viacom board will fill
                                                      the vacancy. However, if
                                                      a directorship held by a
                                                      person who is a director
                                                      of Viacom first elected
                                                      after 1993 and is not a
                                                      member of management of
                                                      Viacom or National
                                                      Amusements, or by the
                                                      replacement of any such
                                                      person, becomes vacant,
                                                      the Viacom board,
                                                      subject to its fiduciary
                                                      duties, is required to
                                                      take all action
                                                      necessary to ensure that
                                                      the vacancy is filled by
                                                      a disinterested,
                                                      independent person who
                                                      is the chief executive
                                                      officer, chief operating
                                                      officer or chief
                                                      financial officer or
                                                      former chief executive
                                                      officer of a Fortune 500
                                                      company or a non-U.S.
                                                      public company of
                                                      comparable size.
                                                      Generally, for a period
                                                      of three years following
                                                      Viacom's May 4, 2000
                                                      merger with CBS, these
                                                      provisions cannot be
                                                      changed without the
                                                      approval of at least 14
                                                      directors.

--------------------------------------------------------------------------------

Special Meeting of
Stockholders.......
                    Only the Infinity board of     Under Viacom's by-laws,
                    directors may call special     special meetings may be
                    meetings of stockholders       called by:
                    pursuant to a resolution
                    approved by a majority of      .  a majority of the board;
                    the total number of
                    directors then in office.      .  the chairman of the
                                                      board;

                                                   .  the chief executive
                                                      officer;

                                                   .  the vice chairman of the
                                                      board;

                                                   .  the president and chief
                                                      operating officer; or

                                                   .  the chairman of the
                                                      board, chief executive
                                                      officer, the vice
                                                      chairman of the board,
                                                      the president and chief
                                                      operating officer or the
                                                      secretary at the written
                                                      request of holders of at
                                                      least 50.1% of Viacom's
                                                      outstanding Class A
                                                      common stock.

--------------------------------------------------------------------------------

Amendment to By-    The Infinity board of          The Viacom board of
Laws............... directors may repeal, alter    directors may make, alter,
                    or amend the Infinity by-      amend or repeal the Viacom
                    laws by the affirmative        by-laws by a majority vote
                    vote of a majority of the      then in office.
                    total number of directors
                    then in office.

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Amendment to By-
Laws (con't).......
                    Infinity stockholders may      Viacom stockholders may
                    adopt, repeal, alter or        adopt, amend or repeal the
                    amend the Infinity by-laws:    Viacom by-laws by the
                                                   affirmative vote of the
                    .  by the affirmative vote     holders of a majority of
                       of 80% or more of the       the Viacom common stock
                       combined voting power       entitled to vote.
                       of the outstanding
                       shares of Infinity Class    However, under Viacom's
                       A and Class B common        restated certificate of
                       stock; or                   incorporation, during the
                                                   three-year period following
                    .  if a majority of the        Viacom's May 4, 2000 merger
                       total number of Infinity    with CBS, the provisions of
                       directors first proposes    Article VIII of Viacom's
                       the adoption, repeal,       by-laws, which state that
                       alteration or amendment     the by-laws are subject to
                       of the by-laws for          Article XIII of Viacom's
                       approval by the Infinity    restated certificate of
                       stockholders, the by-law    incorporation (which
                       provision may be            contains the corporate
                       adopted, repealed,          governance provisions
                       altered or amended by       adopted in connection with
                       the approval of a           that merger), may not be
                       majority of the votes       amended, repealed or waived
                       cast by holders of the      by the Viacom board of
                       outstanding shares of       directors without the
                       Infinity Class A and        approval of at least 14
                       Class B common stock,       directors.
                       voting as a single
                       class.

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Amendments to
Certificate of
Incorporation...... Amendments to the Infinity     directors, and the
                    restated certificate of        supermajority vote
                    incorporation must             provision itself. Under
                    generally be approved by a     Delaware law, any provision
                    majority of the outstanding    of Viacom's restated
                    shares of Infinity Class A     certificate of
                    and Class B common stock,      incorporation may be
                    voting as one class;           amended by the approval of
                    however, amendments that       the Viacom board and the
                    would alter or change the      affirmative vote of a
                    powers, preferences and        majority of the holders of
                    relative, participating,       the combined voting power
                    optional or other special      of the outstanding Viacom
                    rights of the shares of        stock entitled to vote, and
                    Infinity Class A common        a majority of each class
                    stock or Infinity Class B      entitled to vote as a
                    common stock so as to          class.
                    affect them adversely must
                    also be approved by a          Viacom's restated
                    majority of the voting         certificate of
                    power of the outstanding       incorporation provides that
                    shares of such class,          amendments to the restated
                    voting as a separate class.    certificate of
                                                   incorporation may be
                    The affirmative vote of 80%    adopted as allowed by
                    of the combined voting         Delaware law.
                    power of the outstanding
                    shares of Infinity Class A     No amendments to the
                    and Class B common stock is    restated certificate of
                    required to amend or adopt     incorporation require a
                    provisions inconsistent        supermajority vote.
                    with certain provisions of
                    the Infinity restated          However, under Viacom's
                    certificate of                 restated certificate of
                    incorporation, including       incorporation, during the
                    provisions relating to the     three-year period following
                    classified board, setting      Viacom's May 4, 2000 merger
                    the size of the board and      with CBS, any provisions of
                    filling vacancies, removal     Viacom's restated
                    of directors for cause,        certificate of
                    written consent of             incorporation setting forth
                    stockholders, special          the corporate governance
                    meetings of stockholders,      provisions adopted in
                    advance notice and             connection with the
                    information procedures for     Viacom/CBS merger may not
                    raising business or making     be amended, repealed or
                    nominations at stockholder     waived by Viacom's board
                    meetings, amendment of the     without the approval of at
                    provisions governing           least 14 directors.
                    amendments to the
                    certificate of
                    incorporation or by-laws,
                    corporate opportunity
                    policy, limitation of
                    director liability,
                    indemnification of officers
                    and

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Federal
Communications
Laws............... Infinity is subject to         Viacom's restated
                    restrictions on ownership      certificate of
                    and management of Infinity     incorporation provides that
                    under the Federal              it may request certain
                    Communications Act.            information from any
                    Infinity's restated            stockholder or proposed
                    certificate of                 stockholder in order to
                    incorporation has              determine whether ownership
                    provisions that allow          of Viacom's Class A or
                    Infinity to redeem Infinity    Class B common stock is
                    common stock held by non-      inconsistent with, or in
                    U.S. persons or entities if    violation of, any of the
                    its board decides this         federal communications
                    action is necessary to         laws. If the necessary
                    allow Infinity to comply       information is not provided
                    with non-U.S. person           or if Viacom finds that the
                    ownership restrictions.        ownership of its Class A or
                                                   Class B common stock by a
                                                   stockholder or proposed
                                                   stockholder is inconsistent
                                                   with, or in violation of,
                                                   any of the federal
                                                   communications laws, Viacom
                                                   may:

                                                   .  refuse to permit the
                                                      transfer of shares of
                                                      its Class A or Class B
                                                      common stock to the
                                                      proposed person or
                                                      entity; or

                                                   .  exercise any and all
                                                      appropriate remedies, at
                                                      law or in equity,
                                                      against any stockholder
                                                      in order to obtain the
                                                      necessary information or
                                                      prevent or cure any
                                                      situation which would
                                                      cause the inconsistency
                                                      with, or violation of,
                                                      the offending provision
                                                      of the federal
                                                      communications laws.

--------------------------------------------------------------------------------

Conversion......... Shares of Infinity Class A     As long as 10,000 shares of
                    common stock are not           Viacom's Class A common
                    convertible into any other     stock are outstanding, each
                    security.                      record holder of shares of
                                                   Class A common stock may
                                                   convert any or all of such
                                                   shares into an equal number
                                                   of shares of Class B common
                                                   stock.

--------------------------------------------------------------------------------

Committees......... Under Infinity's restated      Under its amended and
                    by-laws, Infinity's board      restated by-laws, Viacom's
                    of directors has two           board may create one or
                    committees: a compensation     more committees. Each
                    committee and an audit         committee would consist of
                    committee. Each of the         one or more of the
                    audit committee and the        directors of Viacom.
                    compensation committee         However, under Viacom's
                    shall perform such             restated certificate of
                    functions and exercise such    incorporation, during the
                    powers as may be delegated     three-year period following
                    to it from time to time by     Viacom's May 4, 2000 merger
                    the Infinity board of          with CBS, all committees,
                    directors.                     other than the compensation
                                                   committee and the officers
                                                   nominating committee, must
                                                   have the same proportion of
                                                   CBS designees and Viacom
                                                   directors as the full
                                                   Viacom board had
                                                   immediately

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Committees          The Infinity board of          following the Viacom/CBS
(con't)............ directors may from time to     merger, with a minimum of
                    time appoint such further      one CBS director on each
                    standing or special            committee.
                    committees as it may deem
                    in the best interest of        Officers Nominating
                    Infinity, but no such          Committee. Under Viacom's
                    committee shall have any       restated certificate of
                    powers except such as are      incorporation, during the
                    expressly conferred upon it    three-year period following
                    by the board of directors.     Viacom's May 4, 2000 merger
                                                   with CBS, Viacom has an
                    The Infinity board of          officers nominating
                    directors may abolish any      committee and Mr. Karmazin
                    committee. In the absence      is the only member of this
                    or disqualification of any     committee. This committee
                    member of any committee,       has the power to hire,
                    the members of the             elect, terminate, change
                    committee present at the       positions, allocate
                    meeting may by unanimous       responsibilities or
                    vote appoint another member    determine non-equity
                    of the board of directors      compensation, with respect
                    to act at the meeting in       to the officers (other than
                    the place of the absent or     the chairman, the chief
                    disqualified member.           executive officer and the
                                                   chief operating officer)
                                                   and employees.

                                                   This committee does not
                                                   have the power to fill the
                                                   positions of the chief
                                                   financial officer,
                                                   controller or general
                                                   counsel without the
                                                   approval of the board.
                                                   However, this committee
                                                   does have all of the other
                                                   powers delegated to it for
                                                   other officers with respect
                                                   to the chief financial
                                                   officer, controller and
                                                   general counsel, including
                                                   the power to terminate
                                                   employment of persons
                                                   holding those positions.

                                                   Any decision of this
                                                   committee may only be
                                                   overridden by the
                                                   affirmative vote of at
                                                   least 14 directors.

                                                   Compensation
                                                   Committee. Under Viacom's
                                                   restated certificate of
                                                   incorporation, this
                                                   committee consists of six
                                                   directors.

                                                   This committee does not
                                                   have the power to approve
                                                   the annual compensation of:

                                                   .  any employee if the
                                                      total value of such
                                                      employee's annual cash
                                                      compensation is less
                                                      than $1 million; or

                                                   .  any talent, as such term
                                                      is commonly used in the
                                                      media or entertainment
                                                      industries.

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Committees                                         These powers have been
(con't)............                                delegated to the officers
                                                   nominating committee.
                                                   However, this committee
                                                   must approve the annual
                                                   compensation of all other
                                                   officers and employees and
                                                   any equity or equity-based
                                                   compensation of any officer
                                                   or employee. Generally, for
                                                   a period of three years
                                                   following Viacom's May 4,
                                                   2000 merger with CBS, these
                                                   provisions cannot be
                                                   changed without the
                                                   approval of at least 14
                                                   directors.

--------------------------------------------------------------------------------

Officers........... Under Infinity's restated      The officers of Viacom
                    by-laws, the Infinity board    shall be elected by the
                    of directors shall elect a     Viacom board of directors
                    chairperson of the board of    at its first meeting after
                    directors (who must be a       each annual meeting of the
                    director and who may, but      stockholders and shall be a
                    need not, be designated an     president and chief
                    officer of Infinity), a        operating officer, a
                    president or a chief           treasurer and a secretary.
                    executive officer or both,     The board of directors may
                    a secretary and a              also elect a chairman of
                    treasurer. There may also      the board, a chief
                    be one or more vice            executive officer, one or
                    chairpersons (each of whom     more vice chairmen of the
                    must be a director), a         board and vice presidents
                    chief financial officer,       and one or more assistant
                    one or more vice               treasurers and assistant
                    presidents, one or more        secretaries. Any number of
                    assistant secretaries and      offices may be held by the
                    treasurers and such other      same person, except that
                    officers and assistant         the offices of president
                    officers as the board of       and chief operating officer
                    directors may deem             and secretary shall not be
                    appropriate. The board of      held by the same person.
                    directors may assign any of    Vice presidents may be
                    the officers such further      given distinctive
                    designations or alternate      designations such as
                    titles as it considers         executive vice president or
                    desirable. The board of        senior vice president.
                    directors shall elect all      Every officer shall be a
                    officers, except assistant     citizen of the United
                    officers, whom shall be        States of America.
                    appointed by the chief
                    executive officer or by the    The officers of Viacom
                    officer to which they are      shall hold office until
                    an assistant. Any number of    their successors are
                    offices may be held by the     elected or appointed and
                    same person, unless            qualify or until their
                    otherwise prohibited by        earlier resignation or
                    law, the restated              removal. Any officer
                    certificate of                 elected or appointed by the
                    incorporation or the           board of directors may be
                    restated by-laws.              removed at any time with or
                                                   without cause by the
                    The term of office for all     affirmative vote of a
                    officers shall be until the    majority of the board of
                    organization meeting of the    directors. Any vacancy
                    board of directors             occurring in any office of
                    following the next annual      Viacom shall be filled by
                    meeting of stockholders and    the board of directors. In
                    until their respective         addition to the corporate
                    successors are elected and     officers elected by the
                    qualified, or until their      board of directors, the
                    earlier death, resignation     president and chief
                    or removal. The chairperson    operating officer may, from
                    of the board of directors      time to time, appoint one
                    or any officer may be          or more other persons as
                    removed from office, either    appointed officers who
                    with or without cause, at      shall not be deemed to be
                    any time by the affirmative    corporate officers, but
                    vote of a majority of the      may, respectively, be
                    members of the board of        designated with such titles
                    directors then in office. A    as the president and chief
                    vacancy in any                 operating officer

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Officers (con't)... office arising from any        may deem appropriate. The
                    cause may be filled for the    president and chief
                    unexpired term by the board    operating officer may
                    of directors.                  prescribe the powers to be
                                                   exercised and the duties to
                                                   be performed by each such
                                                   appointed officer, may
                                                   designate the term for
                                                   which each such appointment
                                                   is made, and may, from time
                                                   to time, terminate any or
                                                   all of such appointments.
                                                   Such appointments and
                                                   termination of appointments
                                                   shall be reported to the
                                                   board of directors.

                                                   However, for the three-year
                                                   period following Viacom's
                                                   May 4, 2000 merger with
                                                   CBS, the following will
                                                   apply:

                                                   Chairman and Chief
                                                   Executive Officer. Under
                                                   Viacom's restated
                                                   certificate of
                                                   incorporation, Mr. Sumner
                                                   M. Redstone will serve as
                                                   chairman and chief
                                                   executive officer of Viacom
                                                   and Mr. Mel Karmazin will
                                                   serve as president and
                                                   chief operating officer of
                                                   Viacom. If Mr. Redstone
                                                   ceases to be the chief
                                                   executive officer at any
                                                   time during the three-year
                                                   period following Viacom's
                                                   May 4, 2000 merger with
                                                   CBS, Mr. Karmazin will
                                                   become the chief executive
                                                   officer while retaining his
                                                   title and responsibilities
                                                   as chief operating officer.
                                                   The chief executive officer
                                                   is responsible, in
                                                   consultation with the chief
                                                   operating officer, for
                                                   corporate policy and
                                                   strategy and the chief
                                                   operating officer shall
                                                   consult on all major
                                                   decisions with, and shall
                                                   report directly to, the
                                                   chief executive officer
                                                   during the three-year
                                                   period following Viacom's
                                                   May 4, 2000 merger with
                                                   CBS.

                                                   President and Chief
                                                   Operating Officer. Under
                                                   Viacom's restated
                                                   certificate of
                                                   incorporation, Mr. Karmazin
                                                   serves as president as well
                                                   as chief operating officer.
                                                   During the three-year
                                                   period following Viacom's
                                                   May 4, 2000 merger with
                                                   CBS, Mr. Karmazin may not
                                                   be terminated or demoted
                                                   from his position as chief
                                                   operating officer or chief
                                                   executive officer, if he is
                                                   serving in that capacity,
                                                   and none of his functions
                                                   as chief operating officer
                                                   may be changed without the
                                                   affirmative vote of at
                                                   least 14 directors.

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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------


Officers (con't)...                                The chief operating officer
                                                   shall:

                                                   .  supervise, coordinate
                                                      and manage Viacom's
                                                      business, operations,
                                                      activities, operating
                                                      expenses and capital
                                                      allocation;

                                                   .  handle matters relating
                                                      to officers (other than
                                                      the chairman, chief
                                                      executive officer and
                                                      chief operating officer)
                                                      and employees including
                                                      hiring, terminating,
                                                      changing positions and
                                                      allocating
                                                      responsibilities, other
                                                      than (a) specific board
                                                      authority with respect
                                                      to the chief financial
                                                      officer, the general
                                                      counsel and the
                                                      controller and (b) the
                                                      authority of the
                                                      officers nominating
                                                      committee and the
                                                      compensation committee;
                                                      and

                                                   .  hold substantially all
                                                      of the powers, rights,
                                                      functions and
                                                      responsibilities
                                                      typically exercised by a
                                                      chief operating officer.

                                                   All officers (other than
                                                   the chairman, chief
                                                   executive officer and chief
                                                   operating officer) report,
                                                   directly or indirectly, to
                                                   the chief operating
                                                   officer.

                                                   If Mr. Karmazin is not the
                                                   chief operating officer or
                                                   chief executive officer,
                                                   the Viacom board may
                                                   terminate the chief
                                                   operating officer,
                                                   eliminate that position and
                                                   the officers nominating
                                                   committee and reallocate
                                                   the functions of those
                                                   positions to whom the
                                                   officers will report.


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Stockholder Rights            Infinity                        Viacom
--------------------------------------------------------------------------------

Indemnification of
Directors and
Officers........... Infinity's restated            Viacom's restated
                    certificate of                 certificate of
                    incorporation provides for     incorporation provides for
                    mandatory indemnification      mandatory indemnification
                    of its current and former      of its current and former
                    directors and officers to      directors, officers,
                    the fullest extent             employees and agents to the
                    permitted by law. Infinity     fullest extent provided by
                    may also, by action of its     law. Indemnification
                    board, provide                 extends to persons who are
                    indemnification to             or were serving at the
                    employees and agents (other    request of Viacom as a
                    than a director or             director, officer, employee
                    officer), directors,           or agent of another
                    officers, employees or         corporation or entity.
                    agents of a subsidiary and     However, Viacom will not
                    each person serving at the     indemnify a person who was
                    request of Infinity as a       adjudged to be liable to
                    director, officer, partner,    Viacom, unless the court
                    member, employee or agent      decides that such person is
                    of another entity, with the    entitled to Viacom's
                    same scope and effect as       indemnity. Viacom's
                    the indemnification it         restated certificate of
                    provides to its directors      incorporation provides for
                    and officers. Infinity's       the advancement of expenses
                    restated certificate of        for its directors and
                    incorporation provides that    officers if they agree to
                    it shall be required to        repay all amounts advanced
                    indemnify any person           if it is later ultimately
                    seeking indemnification in     determined that they are
                    connection with a              not entitled to be
                    proceeding initiated by        indemnified. In addition,
                    such person only if such       Viacom's restated
                    proceeding was authorized      certificate of
                    by the Infinity board of       incorporation provides for
                    directors.                     the advancement of expenses
                                                   for its employees and
                                                   agents as Viacom deems it
                                                   appropriate.


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                                       77

                             STOCKHOLDER PROPOSALS

   The Viacom board of directors will consider proposals of stockholders intended to be presented for action at Viacom's next annual meeting of stockholders. A stockholder proposal must be submitted in writing and be received at Viacom's principal executive offices, 1515 Broadway, New York, NY 10036, Attn: Corporate Secretary. The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in Viacom's proxy statement and form of proxy for the next annual meeting is December 17, 2000. SEC Rule 14a-8 contains standards as to what stockholder proposals are to be included in a proxy statement.

   If the merger is not completed, Infinity will hold a 2001 annual meeting of stockholders. If such meeting is held, stockholders' proposals must be in writing, addressed to the Infinity Secretary, and must have been received at the principal executive offices of Infinity at 40 West 57th Street, New York, NY 10019, on or before November 30, 2000, to be considered for inclusion in the proxy materials relating to that meeting. Stockholder nominees or proposals outside of the process of Rule 14a-8 of the Exchange Act must be sent to the Infinity Secretary at the principal executive offices of Infinity for receipt between January 3, 2001 and February 2, 2001 and must include the information required by Infinity's restated by-laws. In the event the merger is completed, there will not be an annual meeting of Infinity's stockholders in 2001.

                                 LEGAL MATTERS

   Legal matters with respect to the validity of the securities offered hereby and the merger will be passed upon for Viacom by Michael D. Fricklas, Esq., Executive Vice President, General Counsel and Secretary of Viacom.

   Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for Viacom by Weil, Gotshal & Manges LLP and for Infinity by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

   The consolidated financial statements of Viacom incorporated into this information statement/prospectus by reference to Viacom's Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements and the related financial statement schedule of Infinity, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated by reference into this information statement/prospectus from Infinity's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated in this information statement/prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements and the related financial statement schedule of CBS, as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated into this information statement/prospectus by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION AND
                    INCORPORATION OF DOCUMENTS BY REFERENCE

   Viacom and Infinity are subject to the informational requirements of the Securities Exchange Act of 1934 and, accordingly, each files reports and other information with the SEC. Reports, proxy statements and other information filed by Viacom or Infinity with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of these materials can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the SEC at 1-800-SEC-0330. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, such as Viacom and Infinity. The address of the SEC's Internet site is http://www.sec.gov.

   Viacom has filed a registration statement on Form S-4 under the Securities Act of 1933, of which this information statement/prospectus forms a part, relating to the Viacom Class B common stock to be issued in connection with the merger. This information statement/prospectus does not contain all the information set forth in the registration statement, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Viacom, Infinity and the Viacom Class B common stock, reference is made to the registration statement and its exhibits. Statements contained in this information statement/prospectus or in any document incorporated in this information statement/prospectus by reference as to the contents of any contract or other document referred to within this document or other documents that are incorporated by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this information statement/prospectus is qualified in its entirety by reference to the underlying documents.

   Infinity Class A common stock and Viacom Class A and Class B common stock are listed on the NYSE and the Viacom Class A and Class B common stock were previously listed on the American Stock Exchange. Reports, information statements and other information concerning Infinity and Viacom can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and additional reports, information statements and information concerning Viacom can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

   The following documents, which have been filed with the SEC by Viacom (File No. 1-9553), CBS (File No. 1-977) and Infinity (File No. 1-14599), are incorporated into this document by reference:

Viacom

  (a) Viacom's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended on April 28, 2000;

  (b) Viacom's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

  (c) Viacom's Current Reports on Form 8-K or Form 8-K/A filed May 4, 2000, July 17, 2000, August 3, 2000, August 15, 2000, October 31, 2000,
      November 3, 2000 and December 4, 2000;

  (d) the description of Viacom capital stock contained in Viacom's Proxy Statement filed on November 24, 1999; and

  (e) the definitive Proxy Statement of Viacom filed on June 5, 2000 in connection with Viacom's 2000 Annual Meeting.

CBS

  (a) CBS' Annual Report on Form 10-K for the fiscal year ended December 31,
      1999.

Infinity

  (a) Infinity's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

  (b) Infinity's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

  (c) Infinity's Current Reports on Form 8-K filed on January 14, 2000, May 30, 2000, August 15, 2000 and October 31, 2000; and

  (d) the definitive Proxy Statement of Infinity filed on March 30, 2000 in connection with Infinity's 2000 Annual Meeting.

   All documents filed by Viacom and Infinity pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this information statement/prospectus and prior to the date of the completion of the merger are incorporated by reference into this information statement/prospectus and are considered a part of this information statement/prospectus from the date of filing of those documents.

   Any statement contained within this information statement/prospectus or in any document incorporated by reference will be deemed to be modified or superseded for purposes of this information statement/prospectus to the extent that the statement contained in this information statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this information statement/prospectus modifies or supersedes that statement. Statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this information statement/prospectus.

   No person has been authorized to give any information or to make any representation other than as contained in this information statement/prospectus in connection with the Viacom Class B common stock to be issued in connection with the merger and, if given or made, the information or representation must not be relied upon as having been authorized. This information statement/prospectus does not constitute an offer to sell or a solicitation of an offer to purchase securities in any jurisdiction in which, or to any person to whom, it would be unlawful to make such an offer or solicitation. Neither the delivery of this information statement/prospectus nor any distribution of the securities offered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Viacom or Infinity since the date of this information statement/prospectus or that the information contained in this information statement/prospectus is correct as of any time subsequent to that date. All information in this information statement/prospectus regarding Viacom has been provided by Viacom, and all information regarding Infinity has been provided by Infinity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                                  VIACOM INC.,

                                IBC MERGER CORP.

                                      and

                       Infinity Broadcasting Corporation

                          Dated as of October 30, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                ARTICLE I


                                The Merger


SECTION 1.01. The Merger..................................................   A-1
SECTION 1.02. Effective Time; Closing.....................................   A-1
SECTION 1.03. Effect of the Merger........................................   A-2
SECTION 1.04. Certificate of Incorporation; By-laws.......................   A-2
SECTION 1.05. Directors and Officers......................................   A-2



                                ARTICLE II


            Conversion of Securities; Exchange of Certificates


SECTION 2.01. Conversion of Securities....................................   A-2
SECTION 2.02. Exchange of Certificates....................................   A-3
SECTION 2.03. Stock Transfer Books........................................   A-5
SECTION 2.04. Company Stock Options.......................................   A-5



                               ARTICLE III


              Representations and Warranties of The Company


SECTION 3.01. Organization and Qualification..............................   A-6
SECTION 3.02. Restated Certificate of Incorporation and Restated By-laws..   A-6
SECTION 3.03. Capitalization..............................................   A-7
SECTION 3.04. Authority Relative to This Agreement........................   A-7
SECTION 3.05. No Conflict; Required Filings and Consents..................   A-8
SECTION 3.06. SEC Filings; Financial Statements...........................   A-8
SECTION 3.07. Absence of Litigation.......................................   A-9
SECTION 3.08. Compliance..................................................   A-9
SECTION 3.09. Intellectual Property Rights................................   A-9
SECTION 3.10. Tax Matters.................................................  A-10
SECTION 3.11. Brokers.....................................................  A-10
SECTION 3.12. Opinions of Financial Advisors..............................  A-10



                                ARTICLE IV


         Representations and Warranties of Parent and Merger Sub


SECTION 4.01. Organization and Qualification..............................  A-10
SECTION 4.02. Certificate of Incorporation and By-laws....................  A-11
SECTION 4.03. Capitalization; Ownership of Company Class B Shares.........  A-11
SECTION 4.04. Authority Relative to This Agreement........................  A-11
SECTION 4.05. No Conflict; Required Filings and Consents..................  A-12
SECTION 4.06. SEC Filings; Financial Statements...........................  A-12
SECTION 4.07. Absence of Litigation.......................................  A-13
SECTION 4.08. Compliance..................................................  A-13
SECTION 4.09. Intellectual Property Rights................................  A-13
SECTION 4.10. Tax Matters.................................................  A-13
SECTION 4.11. Brokers.....................................................  A-13
SECTION 4.12. Operations of Merger Sub....................................  A-13

                                                                            Page
                                                                            ----

                                ARTICLE V


                 Conduct of Businesses Pending the Merger


SECTION 5.01. Conduct of Business by the Company Pending the Merger.......  A-14
SECTION 5.02. Conduct of Business by Parent Pending the Merger............  A-14
SECTION 5.03. Notification of Certain Matters.............................  A-14



                                ARTICLE VI


                          Additional Agreements


SECTION 6.01. Company Stockholder Approval................................  A-15
SECTION 6.02. Registration Statement; Disclosure Document.................  A-15
SECTION 6.03. Access to Information; Confidentiality......................  A-16
SECTION 6.04. Directors' and Officers' Indemnification and Insurance......  A-17
SECTION 6.05. Affiliates..................................................  A-18
SECTION 6.06. Tax Treatment...............................................  A-18
SECTION 6.07. Further Action; Consents; Filings...........................  A-18
SECTION 6.08. Public Announcements........................................  A-19
SECTION 6.09. NYSE Listing................................................  A-19
SECTION 6.10. Permitted Transfers.........................................  A-19
SECTION 6.11. Obligations of Merger Sub...................................  A-19
SECTION 6.12. Reasonable Best Efforts and Further Assurances..............  A-19



                               ARTICLE VII


                         Conditions to the Merger


SECTION 7.01. Conditions to the Obligations of Each Party.................  A-20
SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub......  A-20
SECTION 7.03. Conditions to the Obligations of the Company................  A-21



                               ARTICLE VIII


                    Termination, Amendment and Waiver


SECTION 8.01. Termination.................................................  A-21
SECTION 8.02. Effect of Termination.......................................  A-22
SECTION 8.03. Amendment...................................................  A-22
SECTION 8.04. Waiver......................................................  A-22
SECTION 8.05. Expenses....................................................  A-22



                                ARTICLE IX


                            General Provisions


SECTION 9.01. Non-Survival of Representations, Warranties and Agreements..  A-23
SECTION 9.02. Notices.....................................................  A-23
SECTION 9.03. Certain Definitions.........................................  A-24
SECTION 9.04. Severability................................................  A-24
SECTION 9.05. Entire Agreement; Assignment................................  A-24

                                                                            Page
                                                                            ----
SECTION 9.06. Parties in Interest.......................................... A-24
SECTION 9.07. Governing Law................................................ A-25
SECTION 9.08. Headings..................................................... A-25
SECTION 9.09. Counterparts................................................. A-25
SECTION 9.10. Consent to Jurisdiction...................................... A-25
SECTION 9.11. WAIVER OF JURY TRIAL ........................................ A-25
EXHIBIT 6.05. Form of Affiliate Letter for Affiliates of the Company

                           Glossary of Defined Terms

                                                                    Location of
Defined Term                                                         Definition
------------                                                        ------------
 affiliate.........................................................  (S) 9.03(a)
 Agreement.........................................................     Preamble
 Blue Sky Laws.....................................................  (S) 3.05(b)
 business day......................................................  (S) 9.03(b)
 CBSBI.............................................................  (S) 4.03(b)
 Certificate of Merger.............................................     (S) 1.02
 Certificates......................................................  (S) 2.02(b)
 Closing...........................................................     (S) 1.02
 Company...........................................................     Preamble
 Company Class A Shares............................................     Recitals
 Company Class B Shares............................................     Recitals
 Company Disclosure Schedule.......................................     (S) 3.03
 Company Material Adverse Effect...................................     (S) 3.01
 Company Preferred Stock...........................................     (S) 3.03
 Company SEC Reports...............................................  (S) 3.06(a)
 Company Stock Options.............................................  (S) 2.04(a)
 Consent Solicitation Statement....................................  (S) 6.02(a)
 control...........................................................  (S) 9.03(c)
 Delaware Law......................................................     Recitals
 Disclosure Document...............................................  (S) 6.02(a)
 Effective Time....................................................     (S) 1.02
 Exchange Act......................................................  (S) 2.04(c)
 Exchange Agent....................................................  (S) 2.02(a)
 Exchange Fund.....................................................  (S) 2.02(a)
 Exchange Ratio....................................................  (S) 2.01(a)
 Expenses..........................................................     (S) 8.05
 Governmental Entity...............................................  (S) 3.05(b)
 Indemnified Parties...............................................  (S) 6.04(b)
 Information Statement.............................................  (S) 6.02(a)
 Law...............................................................  (S) 3.05(a)
 Merger............................................................     Recitals
 Merger............................................................ Sub Preamble
 NYSE..............................................................  (S) 3.05(b)
 Order.............................................................  (S) 7.01(c)
 Parent............................................................     Preamble
 Parent Class A Common Shares......................................     (S) 4.03
 Parent Class B Common Shares......................................  (S) 2.01(a)
 Parent Disclosure Schedule........................................     (S) 4.03
 Parent Material Adverse Effect....................................     (S) 4.01
 Parent Preferred Shares...........................................     (S) 4.03
 Parent SEC Reports................................................  (S) 4.06(a)
 person............................................................  (S) 9.03(d)
 Proxy Statement...................................................  (S) 6.02(a)
 Registration Statement............................................  (S) 6.02(a)
 Representatives...................................................  (S) 6.03(a)
 SEC...............................................................  (S) 2.04(b)
 Securities Act....................................................  (S) 3.05(b)

                                                                     Location of
Defined Term                                                         Definition
------------                                                         -----------
 Shares.............................................................    Recitals
 Special Committee..................................................    Recitals
 subsidiary......................................................... (S) 9.03(e)
 Substituted Options................................................ (S) 2.04(a)
 Surviving Corporation..............................................    (S) 1.01
 Terminating Company Breach......................................... (S) 8.01(e)
 Terminating Parent Breach.......................................... (S) 8.01(f)

   AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2000 (this "Agreement"), among VIACOM INC., a Delaware corporation ("Parent"), IBC MERGER CORP., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and INFINITY BROADCASTING CORPORATION, a Delaware corporation (the "Company").

                                   WITNESSETH

   WHEREAS, Parent beneficially owns an aggregate of 700,000,000 shares of Class B common stock, par value $.01 per share, of the Company ("Company Class B Shares") and no shares of Class A common stock, par value $.01 per share, of the Company ("Company Class A Shares" and, together with the Company Class B Shares, the "Shares") constituting approximately 64.3% of the total outstanding Shares, and has proposed to the Board of Directors of the Company that Parent acquire the remaining outstanding Shares;

   WHEREAS, a special committee of the Board of Directors of the Company consisting solely of independent directors (the "Special Committee") (i) has determined that it is fair to, and in the best interests of, the Company and its stockholders (excluding Parent and its affiliates) to consummate the merger of the Company with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), (ii) has determined that this Agreement and the Merger should be approved and declared advisable and (iii) has resolved to recommend that the Board of Directors of the Company approve and declare the advisability of this Agreement and the Merger;

   WHEREAS, the Board of Directors of the Company, in reliance upon the advice of the Special Committee, (i) has determined that it is fair to, and in the best interests of, the Company and its stockholders (excluding Parent and its affiliates) to consummate the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, (ii) has approved and declared the advisability of this Agreement and the Merger and
(iii) has resolved to recommend that the stockholders of the Company approve the Merger and adopt this Agreement;

   WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders and (ii) has approved and declared the advisability of this Agreement and the Merger; and

   WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, the Company and Merger Sub hereby agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   Section 1.02. Effective Time; Closing. As promptly as practicable and in no event later than the third business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than conditions providing for the delivery of opinions, documents or certificates at the Closing (as defined below)) (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The term "Effective Time" means the date and time of the filing with, and the acceptance for record by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed upon in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Parent, 1515 Broadway, New York, New York 10036 (or such other place as the parties hereto may agree).

   Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law (including, without limitation, Sections 259, 260 and 261 of the General Corporation Law of the State of Delaware). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   Section 1.04. Certificate of Incorporation; By-laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Infinity Broadcasting Corporation."

   (b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

   Section 1.05. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall become the directors of the Surviving Corporation effective as of the Effective Time. The Surviving Corporation shall, and shall cause the directors of the Surviving Corporation to, take such action, as of immediately following the Effective Time, as may be necessary to cause the board of directors of the Surviving Corporation thereafter to be comprised solely of persons designated by Parent (including, without limitation, by nominating any such Parent designees to the board of directors of the Surviving Corporation). The directors of the Surviving Corporation, after giving effect to the actions contemplated by the preceding sentence, shall each hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and shall each hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               Conversion of Securities; Exchange of Certificates

   SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b)) shall be converted, subject to Section 2.02(e), into the right to receive 0.592 (the "Exchange Ratio") of a share of Class B common stock, par value $.01 per share, of Parent ("Parent Class B Common Shares"); provided, however, that if between the date of this Agreement and the Effective Time the outstanding Parent Class B Common Shares shall have been changed into a different number of shares or a different class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio; at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and, other than certificates evidencing Shares to be cancelled pursuant to Section 2.01(b), each certificate previously evidencing such Shares shall evidence only the right to receive the number of Parent Class B Common Shares set forth above; and

     (b) each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

     (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

   Section 2.02. Exchange of Certificates. (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Parent Class B Common Shares issuable pursuant to Section 2.01 as of the Effective Time, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Class B Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Class B Common Shares contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(f), the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole Parent Class B Common Shares, together with any dividends or distributions with respect thereto, and any cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for exchange and cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Class B Common Shares which such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder), cash in lieu of any fractional Parent Class B Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Class B Common Shares, cash in lieu of any fractional Parent Class B Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Class B Common Shares, cash in lieu of any fractional Parent Class B Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

   (c) Distributions with Respect to Unexchanged Parent Class B Common
Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Class B Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Class B Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws (as hereinafter defined), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Class B Common Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Class B Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Class B Common Shares, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Class B Common Shares.

   (d) No Further Rights in the Company's Common Stock. All Parent Class B Common Shares issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

   (e) No Fractional Shares. No certificates or scrip representing fractional Parent Class B Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled, by (ii) the 4:00 p.m. (New York time) closing price for a Parent Class B Common Share, as reported in The Wall Street Journal (Northeast edition) or, if there is no such report in The Wall Street Journal, any other authoritative source, on the first trading day immediately following the Effective Time. From time to time after the Effective Time, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests who have surrendered their Certificates to the Exchange Agent, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 2.02(b) and (c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Parent Class B Common Shares, any cash in lieu of fractional Parent Class B Common Shares to which they are entitled pursuant to
Section 2.02(e) and any dividends or other distributions with respect to the Parent Class B Common Shares to which they are entitled pursuant to Section 2.02(c), in each case, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

   (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Parent Class B Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Parent Class B Common Shares, any cash in lieu of fractional Parent Class B Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

   Section 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the right to receive Parent Class B Common Shares, any cash in lieu of fractional Parent Class B Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

   Section 2.04. Company Stock Options. (a) Prior to the Effective Time, Parent and the Company shall take such action as may be necessary to cause each unexpired and unexercised option to purchase Shares which is outstanding immediately prior to the Effective Time (collectively, "Company Stock Options"), to be automatically converted at the Effective Time into an option (collectively, "Substituted Options") to purchase a number of Parent Class B Common Shares equal to the number of Shares that could have been purchased under such Company Stock Option multiplied by the Exchange Ratio (rounded to the nearest whole number of Parent Class B Common Shares) at a price per Parent Class B Common Share equal to the per-share option exercise price specified in the Company Stock Option divided by the Exchange Ratio (rounded down to the nearest whole cent). Except as otherwise provided in this Agreement, such Substituted Option shall otherwise be subject to the same terms and conditions as were applicable to such Company Stock Option. The date of grant of the Substituted Option shall be the date on which the corresponding Company Stock Option was granted and, at the Effective Time all references in the related stock option agreements to the Company shall be deemed to refer to Parent. Except as otherwise provided herein or in the applicable plan or program, employee deferrals and all other equity-based compensation that references Shares will as of and after the Effective Time, be deemed to refer to Parent Class B Common Shares (as adjusted to reflect the Exchange Ratio). The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

   (b) Parent shall take such corporate action as may be necessary or appropriate to, at or prior to the Effective Time, file with the Securities and Exchange Commission (the "SEC") a registration statement on

Form S-8 (or any successor or other appropriate form) with respect to the Parent Class B Common Shares subject to the Substituted Options to the extent such registration is required under applicable Law in order for such Parent Class B Common Shares to be sold without restriction in the United States, and Parent shall use its reasonable best efforts to obtain and maintain the effectiveness of such registration statement for so long as such Substituted Options remain outstanding.

   (c) Prior to the Effective Time, Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Parent or the Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), such steps to be consistent with then-current interpretive letters or rules and regulations of the SEC.

                                  ARTICLE III

                 Representations and Warranties of The Company

   The Company hereby represents and warrants to Parent and Merger Sub that, except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000, any of the Company's Current Reports on Form 8-K filed with the SEC since December 31, 1999 or the Company's Proxy Statement on Schedule 14A dated March 30, 2000, including any amendments to any of the foregoing, in each case in the form filed by the Company with the SEC prior to the date of this Agreement:

   Section 3.01. Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of the subsidiaries of the Company, where the failure to be duly organized, validly existing or in good standing, or to have such requisite corporate power and authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its subsidiaries has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect", as used in this Agreement, means any change or effect that, individually or when taken together with all other such changes or effects, would have a material adverse effect on the financial condition, assets, liabilities, business, operations or earnings of the Company and its subsidiaries, taken as a whole, other than any change or effect relating to the United States economy in general or to United States stock market conditions in general or to the radio industry or the industries of selling outdoor advertising or advertising in general.

   Section 3.02. Restated Certificate of Incorporation and Restated By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Restated Certificate of Incorporation and the Restated By-laws, each as amended to date, of the Company. Such Restated Certificate of Incorporation and Restated By-laws are in full force and effect. None of the Company or any of its subsidiaries is in violation of any provision of its Restated Certificate of Incorporation or Restated By-laws (or equivalent organizational documents) except, in the case of the subsidiaries of the Company, for violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.03. Capitalization. The authorized capital stock of the Company consists of 2,000,000,000 Class A Common Shares, 2,000,000,000 Class B Common Shares and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). As of September 30, 2000, (i) 390,332,441 Class A Common Shares (excluding treasury shares) and 700,000,000 Class B Common Shares (excluding treasury shares) are issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, (ii) 25,377,233 Class A Common Shares, no Class B Common Shares and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 14,970,518 Class A Common Shares were reserved for future issuance (with respect to which options to acquire 11,220,518 Class A Common Shares are issued and outstanding) pursuant to stock options or stock incentive rights granted pursuant to the Company's stock option plans and arrangements or pursuant to the Company's 401(k) plans and (iv) no shares of Company Preferred Stock are issued and outstanding. During the period from September 30, 2000 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of Company Class A Shares pursuant to the exercise of employee stock options or stock incentive rights granted pursuant to the Company's stock option plans and arrangements outstanding on such date or issuances of Company Class A Shares pursuant to the Company's 401(k) plans in the ordinary course of business and
(y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company. Except as set forth in Section 3.03 of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule") or as otherwise contemplated by or specified in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of capital stock of the Company and any of its subsidiaries subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section
3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person, except for any such obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.04. Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except as set forth in Section 3.04(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of the outstanding Shares entitled to vote thereon and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

   (b) (i) The Special Committee has been duly authorized and constituted, (ii) the Special Committee, at a meeting thereof duly called and held on October 30, 2000, (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (excluding Parent and its affiliates), (B) determined that this Agreement and the Merger should be approved and declared advisable and (C) resolved to recommend that the Board of Directors of the Company approve and declare the advisability of this Agreement and the Merger, and (iii) the Board of Directors of the Company, at a meeting thereof duly called and held on October 30, 2000, in reliance upon the advice of the Special Committee (A) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders (excluding Parent and its affiliates), (B) approved and declared the advisability of this Agreement and the Merger and (C) resolved to recommend that the stockholders of the Company approve the Merger and adopt this Agreement.

   Section 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of Incorporation or Restated By-laws of the Company or equivalent organizational documents of any of its subsidiaries, except, in the case of the subsidiaries of the Company, for violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 3.05(b) have been obtained or made, conflict with or violate any law, statute, ordinance, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except as set forth in
Section 3.05(a) of the Company Disclosure Schedule, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

   (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body ("Governmental Entity"), except (i) for applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the New York Stock Exchange, Inc. (the "NYSE"), Delaware State takeover laws and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) for such other consents, approvals, authorizations, permits, filings or notifications which if not obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   Section 3.06. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since September 18, 1998, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1999, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since September 18, 1998, and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since September 18, 1998 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and
(iii) were filed in a timely manner. Except as set forth in Section 3.06 of the Company Disclosure Schedule, no subsidiary of the Company was or is required to file any form, report or other document with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly in all material respects or will present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (c) The Company has no liabilities or obligations of any nature, except: (i) as and to the extent set forth on the balance sheet of the Company as at December 31, 1999, including the notes thereto or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   (d) Since December 31, 1999, there has not been any Company Material Adverse Effect.

   Section 3.07. Absence of Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 3.07 of the Company Disclosure Schedule, there are no suits, arbitrations, mediations, complaints, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, before any Governmental Entity that (a) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (b) seek to delay or prevent the consummation of the Merger. Neither the Company nor any of its subsidiaries nor any of their material properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.08. Compliance. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.09. Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, know-how and other proprietary rights and information, including all contracts, agreements and licenses relating thereto, used in connection with the business of the Company and its subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and its subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, except for such conflicts which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

   Section 3.10. Tax Matters. To the knowledge of the Company, neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under
Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

   Section 3.11. Brokers. No broker, finder or investment banker (other than Deutsche Banc Alex. Brown and Bear Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Deutsche Banc Alex. Brown and Bear Stearns & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Merger.

   Section 3.12. Opinions of Financial Advisors. The Special Committee has received the written opinions of Deutsche Bank Securities Inc. and Bear Stearns & Co. Inc. dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of the Company (excluding Parent and its affiliates) from a financial point of view, and such opinions have not been withdrawn. Copies of such opinions have been delivered to Parent.

                                   ARTICLE IV

            Representations and Warranties of Parent and Merger Sub

   Each of Parent and Merger Sub hereby represents and warrants to the Company that, except as disclosed in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000, any of Parent's Current Reports on Form 8-K filed with the SEC since December 31, 1999 or Parent's Proxy Statement on Schedule 14A dated June 5, 2000, including any amendments to any of the foregoing, in each case in the form filed by Parent with the SEC prior to the date of this Agreement:

   Section 4.01. Organization and Qualification. Each of Parent, Merger Sub and Parent's other subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of the subsidiaries of Parent, where the failure to be duly organized, validly existing or in good standing, or to have such requisite corporate power and authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as hereinafter defined). Each of Parent, Merger Sub and Parent's other subsidiaries has all necessary licenses, permits, authorizations, and governmental approvals to own, lease and operate its properties and to carry on its business as it is currently being conducted, except where the failure to have such licenses, permits, authorizations and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and Parent's other subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect", as used in this Agreement, means any change or effect that, individually or when taken together with all other such changes or effects, would have a material adverse effect on the financial condition, assets, liabilities, business, operations or earnings of Parent and its subsidiaries (including the Company and its subsidiaries), taken as a whole, other than any change or effect relating to the United States economy in general or to United States stock market conditions in general or to the entertainment industry in general or to the industry of selling advertising in general.

   Section 4.02. Certificate of Incorporation and By-laws. Parent has heretofore furnished to the Company a complete and correct copy of the Restated Certificate of Incorporation and Amended and Restated By-laws, each as amended to date, of Parent and the Certificate of Incorporation and By-laws, each as amended to date, of Merger Sub. Each such certificate of incorporation and by-laws is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or by-laws.

   Section 4.03. Capitalization; Ownership of Company Class B Shares. (a) The authorized capital stock of Parent consists of 500,000,000 shares of Class A common stock, par value $.01 per share ("Parent Class A Common Shares"), 3,000,000,000 Parent Class B Common Shares and 25,000,000 shares of Preferred Stock, par value $.01 per share ("Parent Preferred Shares"). As of September 30, 2000, (i) 137,547,269 Parent Class A Common Shares (excluding treasury shares) and 1,377,788,352 Parent Class B Common Shares (excluding treasury shares) were issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, (ii) 1,366,410 Parent Class A Shares and 75,683,914 Parent Class B Shares were held in the treasury of Parent and (iii) 118,236,100 shares of Parent Class B Common Shares were reserved for future pursuant to employee stock options or stock incentive rights granted pursuant to Parent's stock option plans and arrangements. During the period from September 30, 2000 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock of, or other equity or voting interests in, Parent other than issuances of Parent Class B Common Shares pursuant to the exercise of employee stock options or stock incentive rights granted pursuant to Parent's stock option plans and arrangements outstanding on such date and (y) there have been no issuances by Parent of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, Parent. As of the date hereof, except as otherwise contemplated by or specified in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. All shares of capital stock of Parent and any of its subsidiaries subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person, except for any such obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   (b) CBS Broadcasting, Inc. ("CBSBI") is the owner, beneficially and of record, of an aggregate of 700,000,000 Company Class B Shares and CBSBI holds such Company Class B Shares free and clear of all liens, pledges, security interests, claims, options, rights of first refusal, encumbrances or other restrictions or limitations.

   Section 4.04. Authority Relative to This Agreement. (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

   (b) The Board of Directors of Parent on October 30, 2000 (i) determined that this Agreement and the Merger are fair to, and in the best interests of, Parent and its stockholders and (ii) approved and declared the advisability of this Agreement and the Merger.

   Section 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Restated Certificate of Incorporation or Amended and Restated By-laws of Parent, (ii) assuming that all consents, approvals, authorizations, and other actions described in Section 4.05(b) have been obtained or made, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its subsidiaries pursuant to, or trigger any right of first refusal under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties is bound, except, in the case of clauses (ii) and (iii), for any thereof that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be expected to prevent or materially delay the consummation of the Merger.

   (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE, Delaware State takeover laws and the filing and recordation of appropriate merger documents as required by Delaware Law and (ii) for such other consents, approvals, authorizations, permits, filings or notifications, which if not obtained or made would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   Section 4.06. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1999, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since December 31, 1998 and (iv) all other forms, reports and other registration statements filed by Parent with the SEC since December 31, 1998 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be,
(ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) were filed in a timely manner. No subsidiary of Parent, except Blockbuster Corporation and the Company, is required to file any form, report or other document with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly in all material respects or will present fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   (c) Parent has no liabilities or obligations of any nature, except: (i) as and to the extent set forth on the balance sheet of Parent as at December 31, 1999, including the notes thereto or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   (e) Since December 31, 1999, there has not been any Parent Material Adverse Effect.

   Section 4.07. Absence of Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no suits, arbitrations, mediations, complaints, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, before any Governmental Entity that (a) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or (b) seek to delay or prevent the consummation of the Merger. Neither Parent nor any of its subsidiaries nor any of their material properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.08. Compliance. Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Parent or any of its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.09. Intellectual Property Rights. Except as would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, know-how and other proprietary rights and information, including all contracts, agreements and licenses relating thereto, used in connection with the business of Parent and its subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the conduct of the business of Parent and its subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party, except for such conflicts which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

   Section 4.10. Tax Matters. To the knowledge of Parent, neither Parent nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying under Section 368(a) of the Code.

   Section 4.11. Brokers. No broker, finder or investment banker (other than Goldman Sachs & Co., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

   Section 4.12. Operations of Merger Sub. Merger Sub is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than in connection with the performance of its obligations hereunder.

                                   ARTICLE V

                    Conduct of Businesses Pending the Merger

   Section 5.1. Conduct of Business by the Company Pending the Merger. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices, (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations, (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and (d) take no action with respect to the Company Stock Options that would result in an acceleration of vesting of the Company Stock Options in connection with the execution and delivery of this Agreement or the consummation of any transactions contemplated hereby or otherwise.

   Section 5.2. Conduct of Business by Parent Pending the Merger. Parent hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, which consent shall not be unreasonably withheld or delayed, and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent will and will cause its subsidiaries to (a) operate its business in the usual and ordinary course consistent with past practices, (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations and (c) use its reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

   Section 5.3. Notification of Certain Matters. (a) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any material covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any material failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   (b) The Company shall give prompt written notice to Parent of any proposal, offer or other communication from any person (i) relating to any acquisition or purchase of all or any material portion of the capital stock of the Company or any of its subsidiaries or a material portion of the assets of the Company or any of its subsidiaries, (ii) to enter into any business combination with the Company or any of its subsidiaries or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any of its subsidiaries. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

                                   ARTICLE VI

                             Additional Agreements

   Section 6.01. Company Stockholder Approval. In accordance with Delaware Law and the Company's Restated Certificate of Incorporation and Restated By-laws, the Company shall, promptly after the date of this Agreement and subject to
Section 6.02(b), take all action necessary to seek approval of the Merger and adoption of this Agreement by the requisite vote of the stockholders of the Company as provided in this Section 6.01. The Company shall (i) use its reasonable best efforts to obtain the approval of the NYSE to allow CBSBI to approve the Merger and adopt this Agreement by written consent (in lieu of seeking such approval and adoption by means of a consent solicitation directed to the stockholders of the Company generally or at a meeting of the Company's stockholders generally) and (ii) in the event that the approval of the NYSE referenced in clause (i) above shall not be obtained, the Company shall use its reasonable best efforts to obtain the approval of the NYSE to allow the Company's stockholders, including CBSBI, to approve the Merger and adopt this Agreement by written consent (in lieu of seeking such approval and adoption at a meeting of the Company's stockholders). If the approval referenced in either clause (i) or clause (ii) immediately above shall be obtained, then, in either case, Parent shall grant, or shall cause to be granted, written consent with respect to all of the Shares beneficially owned by it in favor of the approval of the Merger and adoption of this Agreement. In the event that the approval of the NYSE referenced above shall not be obtained, then the Company shall take all action reasonably necessary to call a meeting of its stockholders, which meeting shall be held as soon as is reasonably practicable after the date hereof, for the purpose of considering and voting upon the approval of the Merger and the adoption of this Agreement. Parent shall vote, or shall cause to be voted, all of the Shares beneficially owned by it in favor of the approval of the Merger and adoption of this Agreement at any annual or special meeting of the Company's stockholders at which a proposal relating to such approval and adoption shall be submitted to a vote of the Company's stockholders.

   Section 6.02. Registration Statement; Disclosure Document. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in preparing, and the Company shall cause to be filed with the SEC, either (A) in the event that the approval of the NYSE referenced in clause of Section 6.01 shall be obtained, an information statement (together with any amendments thereof or supplements thereto, the "Information Statement") to notify the stockholders of the Company of the approval of the Merger and adoption of this Agreement by written consent of CBSBI; (B) in the event that the approval of the NYSE referenced in clause of Section 6.01 shall be obtained (but not the approval referenced in clause (i) thereof), a consent solicitation statement (together with any amendments thereof or supplements thereto, the "Consent Solicitation Statement") to solicit written consents from the stockholders of the Company, including CBSBI, in favor of the approval of the Merger and adoption of this Agreement; or (C) if neither of the approvals of the NYSE referenced in clauses (i) and (ii) of Section 6.01 shall be obtained, a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement" and, collectively with the Information Statement and the Consent Solicitation Statement, the "Disclosure Document") to solicit proxies from the stockholders of the Company, including CBSBI, in favor of the approval of the Merger and adoption of this Agreement; and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Disclosure Document shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Class B Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement Parent shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Class B Common Shares pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Disclosure Document. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Disclosure Document to its stockholders.

   (b) The Disclosure Document shall include the unanimous recommendation of the Special Committee to the Board of Directors of the Company to approve and declare the advisability of this Agreement and the Merger and the recommendation of the Board of Directors of the Company to the stockholders of the Company to approve the Merger and adopt this Agreement; provided, however, that the Special Committee and the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation to the extent that the Special Committee or the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged legal counsel), that such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided further that nothing in this Section 6.02(b) shall affect the Company's obligation to seek the consent of its stockholders as contemplated by Section 6.01 (regardless of whether the recommendation of the Special Committee or the Board of Directors of the Company shall have been withdrawn, modified or changed).

   (c) No amendment or supplement to the Disclosure Document or the Registration Statement will be made by the Company or Parent without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Class B Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Disclosure Document or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (d) The information supplied by the Company for inclusion in the Registration Statement and the Disclosure Document shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Disclosure Document is first mailed to the stockholders of the Company and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, the Company shall promptly inform Parent thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   (e) The information supplied by Parent for inclusion in the Registration Statement and the Disclosure Document shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Disclosure Document is first mailed to the stockholders of the Company and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent which, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Registration Statement or Disclosure Document, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

   Section 6.03. Access to Information; Confidentiality. (a) As permitted by applicable Law, from the date of this Agreement to the Effective Time, each of Parent and the Company shall: (i) provide to the other (and to the other's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request.

   (b) Each party agrees to, and shall cause its Representatives to: (i) treat and hold as confidential all information relating to the other party and its Subsidiaries, (ii) in the event that a party or any of its Representatives becomes legally compelled to disclose any such information, provide the other party with prompt written notice of such requirement so that such other party may seek a protective order or other remedy or waive compliance with this
Section 6.03(b), and (iii) in the event that such protective order or other remedy is not obtained, or such other party waives compliance with this Section 6.03(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information, provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by a party or any of its Representatives. The parties agree and acknowledge that remedies at law for any breach of their obligations under this Section 6.03 are inadequate and that in addition thereto such parties shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

   (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

   Section 6.04. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation, and the certificate of incorporation and by-laws or comparable organizational documents of each subsidiary of the Surviving Corporation, shall contain provisions with respect to indemnification that are no less favorable than those set forth in the Restated Certificate of Incorporation and Restated By-laws of the Company, or the certificate of incorporation and by-laws or comparable organizational documents of such subsidiary of the Surviving Corporation, as the case may be, in each case on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, or any subsidiary of the Company, in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification shall be required by Law.

   (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Delaware Law, indemnify and hold harmless each present and former director and officer of the Company (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), based on the fact that such person is or was a director or officer of the Company or any subsidiary of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances if required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided further that the Surviving Corporation shall not be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation.

   (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for a period of six years from and after the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to such existing insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance.

   (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or, at Parent's option, Parent, shall assume the obligations set forth in this Section 6.04.

   (e) From and after the Effective Time, Parent irrevocably and unconditionally guarantees the prompt payment and performance of all obligations of the Surviving Corporation pursuant to this Section 6.04, when and as due by the Surviving Corporation. Parent hereby acknowledges that its obligations under this Section 6.04(e) constitute a guaranty of payment of amounts that are payable by the Surviving Corporation under this Section 6.04(e) and not merely a guaranty of collectability, and Parent hereby waives any requirement that any Indemnified Party exhaust any right to take any action against the Surviving Corporation or any other person prior to or contemporaneously with proceeding to exercise any right against Parent hereunder.

   Section 6.05. Affiliates. No later than 20 days after the date of this Agreement, the Company will deliver to Parent a letter identifying all persons who may be deemed affiliates of the Company under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of the Company, and the Company represents and warrants to Parent that the Company has advised the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its reasonable best efforts to obtain from each person identified in such letter a written agreement, substantially in the form of Exhibit 6.05. The Company shall use its reasonable best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of the Company after the Company's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of Exhibit 6.05.

   Section 6.06. Tax Treatment. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

   (b) Between the date of this Agreement and the Effective Time, neither Parent nor the Company nor any of their respective affiliates shall directly or indirectly take any action that could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code, that could prevent each of them from providing representations required from them in Sections 7.02(c) or 7.03(c), or that could prevent the opinions described in such Sections from being provided. Each of them shall use all efforts to cause the opinions described in such Sections to be provided, and to cause such opinions as may be required by the SEC to be provided on the date of filing of the Registration Statement.

   (c) None of Parent, Merger Sub or the Company shall (without the consent of the other) take any action, except as specifically contemplated by this Agreement, that could adversely affect the intended tax treatment of the Merger.

   Section 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, (b) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and
(c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under the Exchange Act and the Securities Act and any other applicable federal or state securities laws, and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

   Section 6.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Parent or the Company is a party. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

   Section 6.09. NYSE Listing. Parent shall as promptly as reasonably practicable after the date of this Agreement prepare and submit to the NYSE a listing application covering the Parent Class B Common Shares to be issued in the Merger and the Parent Class B Common Shares underlying the Substituted Options and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Class B Common Shares, subject to official notice to the NYSE of issuance, and the Company shall cooperate with Parent with respect to such listing, which cooperation shall include, but not be limited to, taking all necessary actions to delist the Shares from the NYSE after the Effective Time.

   Section 6.10. Permitted Transfers. The Company shall take all action reasonably necessary to cause to be transferred to Infinity Media Corporation, prior to the Effective Time, (a) the assets of WCCO-AM, Minneapolis and/or WLTE-FM, Minneapolis and (b) the capital stock of Infinity Radio Inc. (formerly known as CBS Radio Inc.), Infinity Technical Services Inc. (formerly known as Infinity Radio, Inc.), Infinity Outdoor, Inc. and Spark Network Services, Inc. The Company shall take all other action reasonably necessary to transfer to Infinity Media Corporation or another subsidiary of the Company designated by Parent, prior to the Effective Time, the assets or capital stock of any other subsidiaries of the Company designated by Parent, as may reasonably be requested by Parent.

   Section 6.11. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

   Section 6.12. Reasonable Best Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, Merger Sub shall, as of the Effective Time, expressly assume the obligations of the Company under the Company's credit agreements as and to the extent required by such credit agreements.

                                  ARTICLE VII

                            Conditions to the Merger

   Section 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall be pending before or threatened by the SEC.

     (b) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with Delaware Law and the Company's Restated Certificate of Incorporation.

     (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order or award (whether temporary, preliminary or permanent) (an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties to this Agreement shall use its reasonable best efforts to cause any such Order to be vacated or lifted.

     (d) NYSE Listing. The Parent Class B Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (e) FCC Approval. All authorizations, consents, waivers, orders or approvals required to be obtained from the Federal Communications Commission in connection with the Merger shall have been obtained.

   Section 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of the Company contained in this Agreement that is not qualified by reference to a Company Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except in each case where the failure to be so true and correct would not have a Company Material Adverse Effect. Parent shall have received a certificate of an officer of the Company to these effects.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of an officer of the Company to that effect.

     (c) Tax Opinions. Parent shall have received the opinion of Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company, Parent, Merger Sub and CBSBI, as the case may be.

   Section 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is not qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those such representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except in each case where the failure to be so true and correct would not have a Parent Material Adverse Effect. The Company shall have received a certificate of an officer of Parent to these effects.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of an officer of Parent to that effect.

     (c) Tax Opinion. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent, Merger Sub, CBSBI and the Company, as the case may be.

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

   Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company, as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Merger Sub and the Company, if such termination is also approved by the Special Committee;

     (b) by Parent, Merger Sub or the Company if the Effective Time shall not have occurred on or before April 30, 2001, provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such time;

     (c) by Parent, Merger Sub or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable;

     (d) by Parent if the Special Committee or the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing;

     (e) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in Section 7.02(a) or
  (b) would not be satisfied ("Terminating Company Breach"); provided that, if, in the reasonable opinion of Parent, such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts and for as long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(e); or

     (f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied ("Terminating Parent Breach"); provided that, if, in the reasonable opinion of the Company, such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of its reasonable efforts and for as long as Parent or Merger Sub continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(f).

   The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

   Section 8.02. Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   Section 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would alter or change the amount or kind of consideration into which each Share shall be converted upon consummation of the Merger or which otherwise cannot be made subsequent to such stockholder approval under Delaware Law; and provided further that all amendments must also be approved by the Special Committee. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 8.04. Waiver. At any time prior to the Effective Time, each of Parent and the Company may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or condition to its own obligations contained herein; provided, however, that, if the Company seeks to make such extension or waiver as provided in clause (a), (b) or (c) above, it must first obtain the approval of the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   Section 8.05. Expenses. All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the

Information Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Information Statement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Information Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE IX

                               General Provisions

   Section 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

   Section 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

       if to Parent or Merger Sub:

         Viacom Inc.
         1515 Broadway
         New York, NY 10036
         Facsimile No.: (212) 258-6099
         Attention: General Counsel

       with a copy to:

         Shearman & Sterling
         599 Lexington Avenue
         New York, NY 10022
         Facsimile No.: (212) 848-7179
         Attention: Creighton O'M. Condon, Esq.

       if to the Company:

         Infinity Broadcasting Corporation
         51 West 52nd Street
         New York, NY 10019
         Facsimile No.: (212) 314-9228
         Attention: General Counsel

       with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, NY 10036
         Facsimile No.: (212) 735-2000
         Attention: Peter Allan Atkins, Esq.
                     Eric L. Cochran, Esq.

   SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person, provided, however, that as used in this Agreement with respect to the Company, the term "affiliate" shall only include the subsidiaries of the Company; provided further that as used in this Agreement with respect to Parent, the term "affiliate" shall not include any of the Company or any of the subsidiaries of the Company;

     (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

     (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; provided, however, that for purposes of the representations and the warranties of Parent in Article IV, and the covenants and other agreements of Parent in Articles V and VI, except as otherwise specifically provided therein, the "subsidiaries" of Parent shall not include the Company or any subsidiaries of the Company.

   Section 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

   Section 9.05. Entire Agreement; Assignment. This Agreement (including the Exhibit, the Company Disclosure Schedule and the Parent Disclosure Schedule) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   Section 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

   Section 9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies.

   Section 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   Section 9.10. Consent to Jurisdiction. (a) Each of Parent, Merger Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware, and the appellate courts having jurisdiction of appeals in such courts, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of Parent, Merger Sub and the Company hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any such court. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

   (b) Each of Parent, Merger Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.10 shall affect the right of either party to serve legal process in any other manner permitted by law.

   Section 9.11. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

                                          VIACOM INC.

                                          By:  /s/  Fredric G. Reynolds
                                               --------------------------------
                                            Name: Fredric G. Reynolds
                                            Title: Executive Vice President
                                            and
                                            Chief Financial Officer

                                          IBC MERGER CORP.

                                          By:  /s/ Fredric G. Reynolds
                                               --------------------------------
                                            Name: Fredric G. Reynolds
                                            Title: Chief Financial Officer
                                            and Treasurer

                                          INFINITY BROADCASTING CORPORATION

                                          By:  /s/ Farid Suleman
                                               --------------------------------
                                            Name: Farid Suleman
                                            Title: Executive Vice President,
                                            Chief Financial Officer and
                                            Treasurer

                                                                    EXHIBIT 6.05

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                                            [          ], 200[ ]

Viacom Inc.
1515 Broadway
New York, NY 10036

Ladies and Gentlemen:

   I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Infinity Broadcasting Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 30, 2000 (the "Merger Agreement"), among Viacom Inc., a Delaware corporation ("Parent"), IBC Merger Corp., a Delaware corporation ("Merger Sub"), and the Company, the Company will be merged with and into Merger Sub (the "Merger"), and the stockholders of the Company will receive 0.592 of a share of Class B common stock, par value $.01 per share, of Parent (the "Parent Class B Common Shares") in exchange for each share of Class A common stock, par value $.01 per share, of the Company (the "Company Class A Shares") held by such stockholder as of the effective time of the Merger. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

   As a result of the Merger, I may receive Parent Class B Common Shares in exchange for Company Class A Shares (or upon exercise of options for Company Class A Shares) owned by me.

   I represent, warrant and covenant to Parent that in the event that I receive any Parent Class B Common Shares as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Parent Class B Common Shares in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Class B Common Shares.

     C. I have been advised that the issuance to me of the Parent Class B Common Shares pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger is submitted for approval by the stockholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Class B Common Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Class B Common Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Class B Common Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                                     A-1-1

     E. I understand that stop transfer instructions will be given to Parent's transfer agent with respect to Parent Class B Common Shares issued to me and that there will be placed on the certificates for the Parent Class B Common Shares issued to me, or any substitutions therefor, a legend stating in substance:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF
      AN AGREEMENT DATED [          ], 200[ ] BETWEEN THE REGISTERED
      HOLDER HEREOF AND VIACOM INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VIACOM INC."

     F. I understand that unless a sale or transfer by me of Parent Class B Shares is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT."

   It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Parent in form and substance reasonable satisfactory to Parent, to the effect that such legend is not required for purposes of the Act.

   Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          _____________________________________
                                          Name:

Agreed and accepted this [  ] day
of [       ], 200[ ], by

                                          Viacom Inc.

                                          By: _________________________________
                                             Name:
                                             Title:

                                     A-1-2

                                                                         ANNEX B

                        [LETTERHEAD FOR DEUTSCHE BANK]

                                                                October 30, 2000

Mr. Bruce S. Gordon
Mr. Jeffrey Sherman
Members of the Special Committee of the Board of Directors
Infinity Broadcasting Corporation
40 West 57th Street
New York, NY 10019

Gentlemen:

   Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to the Special Committee of the Board of Directors of Infinity Broadcasting Corporation (the "Special Committee") in connection with the proposed merger of Infinity Broadcasting Corporation ("Infinity") and Viacom Inc. ("Viacom") pursuant to the Agreement and Plan of Merger, dated as of October 30, 2000, among Viacom, Infinity and Merger Sub, a wholly owned subsidiary of Viacom ("Merger Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Infinity with and into Merger Sub (the "Transaction"), as a result of which the separate corporate existence of Infinity shall cease and Merger Sub shall continue as the surviving corporation. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Class A Common Stock, par value $0.01 per share, of Infinity ("Infinity Common Stock") not owned directly or indirectly by Viacom or Infinity will be converted into the right to receive 0.592 share (the "Exchange Ratio") of Class B Common Stock, par value $0.01 per share, of Viacom ("Viacom Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

   You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Infinity Common Stock other than Viacom and its affiliates (the "Public Shareholders").

   In connection with Deutsche Bank's role as financial advisor to the Special Committee, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Viacom and Infinity and certain internal analyses and other information furnished to it by Viacom and Infinity. Deutsche Bank has also held discussions with members of the senior managements of Viacom and Infinity regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Viacom Common Stock and Infinity Common Stock, (ii) compared certain financial and stock market information for Viacom and Infinity with similar information for certain other companies whose securities are publicly traded, (iii) reviewed certain financial forecasts for Infinity and Viacom prepared and published by research analysts, since no internal projections were available apart from operating budgets for the year 2000, (iv) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (v) reviewed the terms of the Merger Agreement, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

   Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Viacom or Infinity, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Viacom or Infinity. We were advised by the managements of Infinity and Viacom that no financial projections or forecasts for their companies were available apart from operating budgets for the year 2000. We have relied, with your consent, on statements made by Viacom indicating that Viacom would not consider a transaction involving a sale of Infinity, and we were not requested to solicit, and we did not solicit, interest from any party with respect to an acquisition of Infinity. Viacom currently owns Class B common stock of Infinity having approximately 90.0 percent of the combined voting power and 64.3 percent of the combined equity interest of both classes of Infinity's common stock. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

   For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Infinity, Merger Sub and Viacom contained in the Merger Agreement are true and correct, the parties to the Merger Agreement will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the parties to the Merger Agreement to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Infinity or Viacom is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Infinity or Viacom or materially reduce the contemplated benefits of the Transaction to Infinity. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Infinity and Viacom and their respective stockholders.

   This opinion is addressed to, and for the use and benefit of, the Special Committee and is not a recommendation to the stockholders of Infinity to approve the Transaction. Deutsche Bank expresses no opinion as to the prices at which Infinity Common Stock or Viacom Common Stock will trade at any time in the future. This opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Public Shareholders, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Infinity to engage in the Transaction.

   Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Transaction, a substantial portion of which may be contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Infinity and Viacom or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Infinity and Viacom for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

   Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Exchange Ratio is fair, from a financial point of view, to the Public Shareholders.

                                          Very truly yours,

                                          /s/ Deutsche Bank Securities Inc.
                                          Deutsche Bank Securities Inc.

                                                                         ANNEX C

                        [LETTERHEAD FOR BEAR STEARNS]

                                                                October 30, 2000
The Special Committee of the Board of Directors
Infinity Broadcasting Corporation
40 West 57th Street
New York, NY 10019

Ladies and Gentlemen:

   We understand that Infinity Broadcasting Corporation ("Infinity") and Viacom Inc. ("Viacom") have entered into an Agreement and Plan of Merger dated October 30, 2000 (the "Merger Agreement"), pursuant to which Viacom will acquire the equity interests in Infinity not already owned by Viacom or its affiliated entities (the "Transaction"). Upon consummation of the Transaction, each share of Infinity Class A and Class B common stock will be converted into the right to receive 0.592 share of Viacom Class B common stock (the "Exchange Ratio"). You have provided us with a copy of the Merger Agreement.

   You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Infinity Class A common stock, excluding Viacom and its affiliated entities (the "Unaffiliated Class A Stockholders").

   In the course of performing our review and analyses for rendering this opinion, we have:

  .  reviewed the Merger Agreement;

  . reviewed Viacom's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997 through 1999, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, its preliminary earnings release for the period ended September 30, 2000, its Proxy Statement on Schedule 14A dated June 5, 2000, its Report on Form 8-K/A dated May 4, 2000, and its Registration Statement on Form S-4 dated November 24, 1999;

  . reviewed CBS Corporation's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1997 through 1999, and its Quarterly Report on Form 10-Q for the period ended March 31, 2000;

  . reviewed Infinity's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 1998 and 1999, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000, its preliminary earnings release for the period ended September 30, 2000, its Proxy Statements on Schedule 14A dated March 30, 2000 and October 5, 1999, and its Registration Statement on Form S-1 dated December 9, 1998 relating to its initial public offering;

  . reviewed certain operating and financial information, including a budget for the year ended December 31, 2000, relating to Infinity's and Viacom's businesses and prospects provided to us by their respective managements;

  . met with certain members of Infinity's and Viacom's senior management to discuss Infinity's and Viacom's respective businesses, operations, historical and budgeted financial results and future prospects;

  . reviewed the historical prices, trading multiples and trading volumes of Infinity Class A common stock and Viacom Class A and Class B common stock;

  . reviewed various public equity research reports, earnings estimates and target stock prices for Infinity and Viacom;

  . reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Infinity and Viacom;

  . reviewed the financial terms of recent minority buy-in transactions and recent mergers and acquisitions which we deemed generally relevant to our analysis;

  . reviewed the pro forma financial results, financial condition and capitalization of Viacom after giving effect to the Transaction; and

  . conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

   We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the budgets, provided to us by Infinity and Viacom. With respect to Infinity's and Viacom's budgeted financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of Infinity and Viacom as to the expected future performance of Infinity and Viacom, respectively. We have not assumed any responsibility for the independent verification of any such information or of the budgets provided to us, and we have further relied upon the assurances of the senior managements of Infinity and Viacom that they are unaware of any facts that would make the information and budgets provided to us incomplete or misleading.

   In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Infinity and Viacom, nor have we been furnished with any such appraisals. We have assumed that the Transaction will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Transaction will be accounted for as a purchase in accordance with U.S. generally accepted accounting principles. We have further assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any regulatory limitations, restrictions, conditions, amendments or modifications that collectively would have a material effect on Infinity or Viacom.

   We do not express any opinion as to the price or range of prices at which the Class A common stock of Infinity or the Class A or Class B common stock of Viacom may trade subsequent to the announcement of the signing of the Merger Agreement or as to the price or range of prices at which the Class A or Class B common stock of Viacom may trade subsequent to the consummation of the Transaction.

   We have acted as a financial advisor to the Special Committee of the Board of Directors of Infinity (the "Special Committee") in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is payable at the discretion of the Special Committee. Bear Stearns has been previously engaged by Infinity and Viacom to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Infinity and/or Viacom for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is intended for the benefit and use of the Special Committee in their consideration of the Transaction and does not constitute a recommendation to the Special Committee or to the Unaffiliated Class A Stockholders as to how to vote in connection with the Transaction. This opinion does not address Infinity's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Infinity or the effects of any other transaction in which Infinity might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any consent solicitation statement to be distributed to the holders of Infinity Class A common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

   Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Class A Stockholders.

                                          Very truly yours,

                                          Bear, Stearns & Co. Inc.

                                                  /s/ Anthony J. Magro
                                          By: _________________________________
                                                Senior Managing Director